As filed with the U.S. Securities and Exchange Commission on July 1, 2021

Registration No. 333-232378

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MULIANG VIAGOO TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	2870	90-1137640
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2498 Wanfeng Highway, Lane 181

Fengjing Town, Jinshan District

Shanghai, China 201501

(86) 21-67355092

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vcorp Services, LLC

25 Robert Pitt Drive, Suite 204
Phone: (845) 425-0077

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 +1-212-588-0022 - telephone +1-212-826-9307 - facsimile	Fang Liu Esq. VCL Law LLP 1945 Old Gallows Road, Suite 630 Vienna, VA 22182 +1-703-919-7285 — telephone

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Aggregate Offering Price(1)	Amount of Registration Fee
Common stock, par value $0.0001 per share(2)	11,500,000	4.00	$46,000,000	$5,018.60
Underwriter Warrants(3)			—	—
Common stock, par value $0.0001 per share underlying Underwriter Warrants	1,150,000	4.80	$5,520,000	602.23
Total			$51,520,000	$5,620.83	(4)

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes the offering price attributable to additional shares that the underwriter has the option to purchase to cover over-allotments, if any.

(2)

In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional common stocks that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)

The Registrant will issue to the Underwriter warrants to purchase a number of common stocks equal to an aggregate of ten percent (10%) of the common stocks (the “Underwriter Warrant”) sold in the offering. The exercise price of the Underwriter Warrants is equal to 120% of the offering price of the common stocks offered hereby. The Underwriter’s Warrants are exercisable commencing six months from the closing date of the offering at any time, and from time to time, in whole or in part, for a period of five years from the effective date of the registration statement.

(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JULY 1, 2021

MULIANG VIAGOO TECHNOLOGY, INC.

11,500,000 Shares of Common Stock

Muliang Viagoo Technology, Inc. is offering up to an aggregate of 11,150,000 shares of our common stock. The offering is being made on a “firm commitment” basis by the underwriter. See “Underwriting.” Prior to this offering, our stock is currently quoted on the OTC Markets (“OTC”) under the symbol “MULG”, however, there has been no established public trading market for our common stock. We expect the offering price of our common stock to be $4.00 per share. We have applied to list our common stock on the Nasdaq Capital Market under the symbol “MULG”. We cannot assure you that our application will be approved.

	Per Common Stock	Total Without Over-Allotment Option(1)	Total With Full Over-Allotment Option
Assumed public offering price(2)	$4.00	$40,000,000	$46,000,000
Underwriter fees and commissions(2)(3)	$0.32	$3,200,000	$3,680,000
Proceeds to us, before expenses(4)	$3.68	$36,800,000	$42,320,000

(1)	Assumes that the Underwriter does not exercise any portion of their over-allotment option.
(2)	The public offering price and underwriting discount in respect of each warrant corresponds to a public offering price per share of US $4.00.
(3)	Under the underwriting agreement, upon the closing of the IPO, we will pay Boustead Securities, LLC (the “Underwriter”) a commission equal to six and a half percent (6.5%) of the gross amount to be disbursed to the Company from Offering as well as warrants equal to ten percent (10%) of the gross amount to be disbursed to the Company from the Offering (“Underwriter Warrants”). The Underwriter Warrants shall be exercisable at any time, and from time to time, in whole or in part, during the period commencing 180 days from the effective date of the offering, which period shall not extend further than five years from the issuance date in compliance with FINRA Rule 5110(g)(8)(A). The Underwriter Warrants are exercisable at a per share price of $4.80, which is 120% of the offering price. The Underwriter shall also be entitled to a corporate finance fee equal to one and a half percent (1.5%) of the gross proceeds of the Offering (including proceeds from the sale of the Over-allotment shares) (the “Non-accountable Expense Allowance”). In addition to the Non-accountable Expense Allowance, the Underwriter will also receive an accountable expense of up to $95,000, including but not limited to (a) reasonable fees of legal counsel incurred by the Underwriter in connection with the offering; (b) Due diligence and other expenses incurred prior to completion of the IPO (the “Due Diligence Fee”), (c) Road show, travel, platform on-boarding fees, and other reasonable out-of-pocket accountable expenses (“Out-Of-Pocket Expenses”), and (d) background checks on the Company’s officers, directors and major shareholders (“Background Check Fees”). See “underwriting” in this prospectus for more information regarding our arrangements with the underwriter. The table sets out the maximum possible underwriting fees and commissions.
(4)	The total estimated expenses related to this offering are set forth in the section entitled “Expenses Relating to This Offering”.

We expect our total cash expenses for this offering to be approximately $577,000, including cash expenses payable to the Underwriter for its reasonable out-of-pocket expenses, exclusive of the above commissions. The underwriter has agreed to purchase the common stocks from us on a firm commitment basis. The underwriter has an option exercisable within 45 days after the closing of the offering, to acquire up to an additional 15% of the total number of securities to be offered by us in the offering, solely for the purpose of covering over-allotments. The offering will be coordinated with, and conditioned upon (i) completion of satisfactory due diligence by the Underwriter; (ii) an effective registration statement; and (iii) an underwriting agreement and any other ancillary documents completed by the forgoing or deemed necessary for the underwriter. One of the conditions to our obligation to sell any securities through the Underwriter is that, upon the closing of the offering, the common stocks would qualify for listing on the Nasdaq Capital Market.

If we complete this offering, net proceeds will be delivered to us on the closing date. If we complete this offering, then on the closing date, we will issue to the Underwriter warrant to purchase the number of common stocks in the aggregate equal to 10% of the common shares sold at the Closing. The warrants shall carry a term of five (5) years from the effective date of the registration statement, shall not be exercisable for a period of six months from the closing of the offering and shall be exercisable on a cash-less basis at a price equal to the offering price in compliance with FINRA Rule 5110(e)(1)(A). The warrants are exercisable at a per share price equal to 120% of the public offering price per share in the offering and may also be exercisable on a cashless basis. See “Underwriting” on page 70.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 6 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMITTEE NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is          , 2021

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free-writing prospectus. We are offering to sell, and seeking offers to buy, the shares of common stock offered hereby, but only under circumstances and in jurisdictions where offers and sales are permitted and lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

Neither we nor the underwriter have taken any action that would permit a public offering of the shares of common stock outside the United States or permit the possession or distribution of this prospectus or any related free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any related free-writing prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of the prospectus outside the United States.

Until             , 2021 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade the shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our shares of common stock. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Prospectus Conventions

Except where the context otherwise requires and for purposes of this prospectus only, “we”, “us”, “our company”, “Company”, “our” and “Muliang Viagoo” refer to:

Muliang Viagoo Technology, Inc., or formerly known as Muliang Agritech, Inc. (“Muliang Viagoo” when individually referenced), a Nevada company;

Viagoo Pte Ltd. (“Viagoo” when individually referenced), a Singapore company;

Muliang Agricultural Limited (“Muliang HK” when individually referenced), a Hong Kong company that is a wholly-owned subsidiary of Muliang Viagoo;

Shanghai Mufeng Investment Consulting Co., Ltd (“Shanghai Mufeng” when individually referenced), (also referred to as 上海牧枫投资咨询有限公司), a wholly-owned subsidiary of Muliang HK and a wholly foreign-owned enterprise (“WFOE”) formed under the laws of the People’s Republic of China (the “PRC”);

Shanghai Muliang Industry Co., Ltd. (“Shanghai Muliang” when individually referenced), (also referred to as 上海牧粮实业有限公司), a variable interest entity (“VIE”) and a PRC company that is a wholly-owned subsidiary of Shanghai Mufeng;

Shanghai Zongbao Environmental Construction Co., Ltd. (“Shanghai Zongbao” when individually referenced), (also referred to as 上海综宝环境工程有限公司), a PRC company that is a wholly-owned subsidiary of Shanghai Muliang;

Shanghai Muliang Agritech Development Co., Ltd. (“Agritech Development” when individually referenced), (also referred to as 上海牧粮农业科技发展有限公司), a PRC Company that is a 60%-owned subsidiary of Shanghai Muliang;

Weihai Fukang Bio-Fertilizer Co., Ltd. (“Fukang” when individually referenced), (also referred to as 威海富康生物肥料有限公司), a PRC Company that is a 99.9%-owned subsidiary of Shanghai Muliang;

Shanghai Muliang Agricultural Sales Co., Ltd. (“Muliang Sales” when individually referenced), (also referred to as 上海牧粮农资销售有限公司), a PRC company that is a wholly-owned subsidiary of Shanghai Muliang;

Zhonglian Huinong (Beijing) Technology Co., Ltd. (“Zhonglian” when individually referenced), (also referred to as 中联慧农(北京)科技有限公司), a PRC company that is a 65%-owned subsidiary of Shanghai Muliang;

Yunnan Muliang Animal Husbandry Development Co., Ltd. (“Yunnan Muliang” when individually referenced), (also referred to as云南牧粮畜牧发展有限公司), a PRC company that is an 80%-owned subsidiary of Shanghai Muliang; and

Shanghai Zongbao Environmental Construction Co., Ltd. Cangzhou Branch (“Zongbao Cangzhou” when individually referenced), (also referred to as上海综宝环境工程有限公司沧州分公司), a PRC company that is a wholly-owned subsidiary of Shanghai Zongbao.

For the sake of clarity, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our Chief Executive Officer will be presented as “Lirong Wang,” even though, in Chinese, Mr. Wang’s name is presented as “Wang Lirong.”

We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectations of growth. We did not, directly or indirectly, sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus.

Overview

We primarily engage in the manufacturing and distribution of organic fertilizer and the sales of agricultural products in the PRC. Our organic fertilizer products are sold under our brand names “Zongbao,” “Fukang,” and “Muliang.”

Through our patented technology, we process crop straw (including corn, rice, wheat, cotton, and other crops) into high quality organic nutritious fertilizers that are easily absorbed by crops in three hours. Straws are common agricultural by-products. In PRC, farmers usually remove the straw stubble that remains after grains are harvested, by burning them in order to continue farming on the same land. These activities have resulted in significant air pollution, and they damage the surface structure of the soil with loss of nutrients. We turn waste into treasure by transforming the straws into organic fertilizer, which also effectively reduces air pollution. The straw organic fertilizer we produce does not contain the heavy metals, antibiotics and harmful bacteria that are common in the traditional manure fertilizer. Our fertilizers also provide optimum levels of primary plant nutrients, including multi-minerals, proteins and carbohydrates that promote the healthiest soils capable of growing the healthy crops and vegetables. It can effectively reduce the use of chemical fertilizers and pesticides as well as reduce the penetration of large chemical fertilizers and pesticides into the soil, thus avoiding water pollution. Therefore, our fertilizer can effectively improve the fertility of soil, and the quality and safety of agricultural products.

We generated our revenue mainly from our organic fertilizers, which accounted for approximately 95.82% and 94.5% of our total revenue for the years ended December 31, 2020 and 2019, respectively. We currently have two integrated factories in Weihai City, Shandong Province, PRC to produce our organic fertilizers, which have been in operation since August 2015. We plan to improve the technology for our existing straw organic fertilizer production lines in the following aspects: (i) adopt more advanced automatic control technology for raw material feed to shorten the processing time of raw material, and (ii) manufacture powdered organic fertilizer instead of granular organic fertilizer production in order to avoid the drying and cooling process, as such will increase our production capacity.

With the focus of producing organic fertilizers, we also engage in the business of selling agriculture food products including apples, and as a sales agent for other large agriculture companies in the PRC. In 2014, we rented 350 mu (about 57.66 acres) of mountainous land as an apple orchard. The sales of apples generated less than 1% of our total revenue for the years ended December 31, 2020 and 2019. We expect to generate more revenues from the sales of apples as the apple orchards become more mature in the next few years.

In addition, we plan to engage in the processing and distribution of black goat products, with business commencing at the end of 2021. We are currently constructing a deep-processing slaughterhouse and processing plant which is expected to have the capacity of slaughtering 200,000 black goats per year in Chuxiong City, Yunnan Province, in China. Our black goat processing products including goat rib lets, goat loin roast, goat loin chops, goat rack, goat leg, goat shoulder, goat leg shanks, ground goat, goat stew meat, whole goat, half goat, lamb viscera, etc. We expect to start generating revenue from the black goat products in 2021.

Industry and Market Background

The straw supply in China is in large quantity, having a wide variety and broad distribution. The annual output of straw is more than 700 million tons, according to the China Industry Information Network’s report on “2017 China Straw Resource Reserves and Utilization Market Overview.” Straw contains more than 3 million tons of nitrogen, more than 700,000 tons of phosphorus and nearly 7 million tons of potassium, equivalent to more than a quarter of China’s current amount in fertilizer use and equivalent to 300 million tons of standard coal. However, nearly 100 million tons of straw are burned directly in the fields every year, which not only seriously damages the beneficial bacteria in the soil surface, but also directly leads to severe air pollution and increases the greenhouse effect. With the significant amount of production of straws in China, so long as part of the straw can be recycled every year, it will bring huge sustainable recycling resources to the fertilizer industry. On November 25, 2015, the National Development and Reform Commission, the Ministry of Finance, the Ministry of Agriculture and the Ministry of Environmental Protection jointly issued a notice, requiring the utilization rate of straw to exceed 85% by 2020.

Market demand in China for organic fertilizer is significant. According to the National Bureau of Statistics in 2019, the China national sales volume of organic fertilizers in 2018 was 133.42 million tons. According to the current initiative of encouraging less use of chemical fertilizer, improving the quality of agricultural products and restoring land, it is estimated that the demand of organic fertilizers will increase to 180 million tons by 2020.

The acquisition of Viagoo Pte Ltd, a Singapore based online logistic platform, will enable the Muliang group of companies to optimize the transport logistics to lower the cost of delivery and increase the efficiency. The platform will connect the truck drivers to Muliang, provide end to end tracking of the delivery status. With this platform, it is expected to reduce 30% of the delivery cost.

Viagoo platform will be opened to the China market where other companies and merchants can book the delivery services and the transporters can sign on to list and provide their services.

Competitive Advantages

●	Quality Advantage: compared with the traditional compost manure fermented fertilizer, our product has a high concentration of organic matter and small molecular organic nutrients, rich in fulvic acid, polysaccharides and monosaccharides that can be directly absorbed by crops. The effectiveness of our product is 50% higher than the same amount of conventional organic fertilizer. Our powder form fertilizer maximizes the survival rate of microorganisms, ensures faster nutrient absorption and increases soil improvement seed and processing productivity.

●	Safety Advantage: compared with traditional livestock and poultry manure composting fermented fertilizer, our product generates less residue of heavy metals, antibiotics, toxic and harmful bacteria, avoids the pollution of soil and ensures the quality and safety of agricultural products. Our product is widely accepted by local farmers and have been distributed by local governments.

Acquisition of Viagoo Pte Ltd.

On June 19, 2020, we entered into a Share Exchange Agreement (“SEA”) with Viagoo Pte Ltd. (“Viagoo”) and all the shareholders of Viagoo (“Viagoo Shareholders”) for the acquisition of 100% equity interest of Viagoo. Viagoo is a Singapore-based logistics sharing platform that enables shippers and carriers to share and optimize resources to lower cost and increase efficiency. From last mile delivery to cross border transportation, the platform provides digital transaction contracts for customers to source for service providers to deliver goods and services in a convenient manner. Viagoo partners with various Singapore agencies to promote the platform to support urban logistics need in Singapore, such as Enterprise Singapore, a government agency to support Singapore small and medium businesses, and Singapore Logistics Association. Pursuant to the SEA, we purchased from Viagoo Shareholders all of Viagoo Shareholder’s right, title and interest in and to the Viagoo’s capital stock (“Shares”) for an aggregate purchase price of US$2,830,800, payable in 1,011,000 shares (the “Compensation Shares”) of the Company’s restricted common stock, valued at $2.80 per share.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure; and

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our shares of common stock held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period.

Corporate Information

Our principal executive office is located at 2498 Wanfeng Highway, Lane 181, Fengjing Town, Jinshan District, Shanghai, China. The telephone number of our principal executive offices is (86) 21-67355092. The office space belongs to our President and Chief Executive Officer, Mr. Lirong Wang, who allows us to use the space for free. Our registered agent in the United States is Vcorp Services, LLC, located at 25 Robert Pitt Drive, Suite 204 and its phone is (845) 425-0077.

Offering Summary

Following completion of this offering, our ownership will be as follows, assuming completion of the firm commitment offerings, respectively. To the extent we complete an offering of firm commitment offerings, the percentage ownership of participants in this offering will be between the below amounts:

The Offering

Shares Offered by us:	10,000,000 shares of common stock (excluding the over-allotment option)

Shares Outstanding Prior to Completion of Offering:	38,402,954 shares of common stock

Shares to be Outstanding after Offering*:	48,402,954 shares of common stock, assuming no exercise of the underwriter’s over-allotment option and excluding shares of common stock underlying the Underwriter Warrants.

Assumed Offering Price per Share:	$4.00 per share of common stock

Gross Proceeds to Us Before Expenses:	approximately $36,800,000

Proposed Nasdaq Capital Market Symbol:	“MULG”

Transfer Agent:	West Coast Stock Transfer Inc. Transfer Agent 721 N. Vulcan Ave. Suite 205 Encinitas, CA 92024

Risk Factors:	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our shares of common stock.

Use of Proceeds:	We intend to use the proceeds from this offering for advertising and marketing, working capital and general corporate purposes, including the expansion of our business. To the extent that we are unable to raise the maximum proceeds in this offering, we may not be able to achieve all of our business objectives in a timely manner. See “Use of Proceeds” for more information.

Dividend Policy:	We have no present plans to declare dividends and plan to retain our earnings to continue to grow our business.

Summary Financial Information

In the table below, we provide you with historical selected financial data for the fiscal years ended December, 31, 2020 and December 31, 2019 and for the three months ended March 31, 2021 and 2020. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historically selected financial data, it is important that you read it along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Fiscal Year Ended December 31,
	2020	2019
	US$	US$
Statement of operation data:
Revenues	$11,008,532	$12,882,250
Operating expenses	$3,141,996	$2,255,977
Income/(Loss) from operations	$1,617,779	$3,080,093
Provision for income taxes	$(394,979)	$505,456
Net income/(Loss)	$979,907	$2,205,379
Earnings per share, basic and diluted(1)	$0.03	$0.04
Weighted average common stocks outstanding(1)	37,908,242	52,073,278

	As of December 31, 2020	As of December 31, 2019
Balance sheet data
Current assets	$26,306,653	$8,475,278
Total assets	$35,188,700	$26,733,566
Current liabilities	$21,161,217	$14,688,418
Total liabilities	$22,587,297	$16,543,712
Total equity	$12,601,403	$10,189,854

	For the Three Months Ended March 31,
	2021	2020
	US$	US$
Statement of operation data:
Revenues	$1,569,087	$838,947
Operating expenses	$400,212	$464,493
Income/(Loss) from operations	$268,034	$(159,390)
Provision for income taxes	$	$
Net income/(Loss)	$260,504	$(256,729)
Earnings per share, basic and diluted(1)	$0.01	$(0.01)
Weighted average common stocks outstanding(1)	38,502,954	37,341,954

	As of March 31, 2021	As of March 31, 2020
Balance sheet data
Current assets	$22,530,263	$7,219,415
Total assets	$31,413,297	$24,892,215
Current liabilities	$17,177,944	$13,421,063
Total liabilities	$18,599,201	$15,131,934
Total equity	$12,814,096	$9,760,281

RISK FACTORS

An investment in our shares of common stock involves a high degree of risk. Before deciding whether to invest in our shares of common stock, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our shares of common stock to decline, resulting in a loss of all or part of your investment. The risks described below and in the sections referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our shares of common stock if you can bear the risk of loss of your entire investment.

Risks Related to Our Business and Industry

Our fertilizer business is seasonal and affected by factors beyond our control, which may cause our sales and operating results to fluctuate significantly.

The sale of products from our fertilizer-related segments is partially dependent upon planting and growing seasons, which vary from year to year, and are expected to result in both seasonal patterns and substantial fluctuations in quarterly sales and profitability. Different from the traditional organic fertilizer that mostly be only used as starter fertilizer, our products can be used as both the starter fertilizer and regular fertilizer, which can be applied during all the periods through the crops’ growth. Weather conditions and natural disasters, such as heavy rains, hail, floods, freezing conditions, windstorms or fire, also affect decisions by our distributors, direct customers and end users about the types and amounts of products to use and the timing of harvesting and planting. As we increase our sales in our current markets and expand into new markets in different geographies, it is possible that we may experience different seasonality patterns in our business.

Disruptions may lead to delays in harvesting or planting by growers which can result in pushing orders to a future quarter, which could negatively affect results for the quarter in question and cause fluctuations in our operating results. Seasonal variations may be especially pronounced because our product lines are mainly sold in China. Planting and growing seasons, climatic conditions and other variables on which sales of our products are dependent vary from year to year and quarter to quarter. As a result, we may experience substantial fluctuations in quarterly sales.

The overall level of seasonality in our business is difficult to evaluate as a result of our relatively early stage of development, our limited number of commercialized products, our expansion into new geographical territories, the introduction of new products and the timing of introductions of new products. Even though we have implemented safety measures, the Company had insufficient inventory in April, May, October and November. It is possible that our business may be more seasonal or experience seasonality in different periods than anticipated. Other factors may also contribute to the unpredictability of our operating results, including the size and timing of significant distributor transactions, the delay or deferral of use of our commercial technology or products and the fiscal or quarterly budget cycles of our direct customers, distributors, licensees and end users. Customers may purchase large quantities of our products in a particular quarter to store and use over long periods of time or time their purchases to manage their inventories, which may cause significant fluctuations in our operating results for a particular quarter or year.

Unavoidable Insufficient Inventory during busy seasons may cause us to lose some portion of our sales.

Traditional organic fertilizers do have seasonal sales because their use can only be applied as starter fertilizers before the crops are planted. Our organic fertilizers can be used as a starter fertilizer or as regular fertilizers which can be applied during the entire growing period of the crops to supplement the nutrients needed for growth. The Company’s inventory during the peak seasons (such as April to May, and October to November) is insufficient. The Company’s fertilizer production capacity has been upgraded from the original 50,000 tons to 70,000 tons, however, and the seasonal inventory supply gap is still unavoidable. The inevitable inventory shortage may cause us to lose some portion of our sales.

Competition in fertilizer and agricultural industrial products is intense and requires continuous technological development.

We currently face significant direct and indirect competition in the markets in which we operate. The markets for fertilizers are intensely competitive and rapidly changing. Many companies engage in the development of fertilizers, and speed in commercializing a new product can be a significant competitive advantage.

In most segments of the fertilizer markets, the number of products available to end customers is steadily increasing as new products are introduced. We may be unable to compete successfully against our current and future competitors, which may result in price reductions, reduced margins and the inability to achieve market acceptance for products containing our seed traits and technology. In addition, many of our competitors have substantially greater financial, marketing, sales, distribution and technical resources than us, and some of our competitors have more experience in R&D, regulatory matters, manufacturing and marketing. We anticipate increased competition in the future as new companies enter the market and new technologies become available. Programs to improve genetics and crop protection chemicals are generally concentrated within a relatively small number of large companies, while non-genetic approaches are underway with a broader set of companies. Mergers and acquisitions in the plant science, specialty food ingredient and agricultural biotechnology seed and chemical industries may result in even more resources being concentrated among a smaller number of our competitors.

Our technology may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors, which will prevent or limit our ability to generate revenues from the commercialization of our seed traits and technology. At the same time, the expiration of patents covering existing products reduces the barriers to entry for competitors. Our ability to compete effectively and to achieve commercial success depends, in part, on our ability to control manufacturing and marketing costs; effectively price and market our products, successfully develop an effective marketing program and an efficient supply chain, develop new products with properties attractive to food manufacturers or growers and commercialize our products quickly without incurring major regulatory costs. We may not be successful in achieving these factors and any such failure may adversely affect our business, results of operations and financial condition.

We may not be successful in developing marketable or commercial technologies.

Through our patented technology, we process crop straw in three hours (including corn, rice, wheat, cotton, and other crops) into high quality organic nutritious fertilizer rich in small molecules, easily absorbed by crops. Our success depends in part on our ability to identify and develop high value fertilizer and agriculture industrial technologies for use in commercial products. Through our technology sourcing and product development collaborations we commit substantial efforts and other resources to accomplish this. It may take several years, if at all, before many of our products complete the development process and become available for production and commercialization.

As of the date of this registration statement, many of our products have been commercialized by our patented technology. There can be no assurance that our future fertilizer productivity and agriculture industrial technologies will be viable for commercial use, or that we will be able to generate revenues from those technologies, in a significant manner or at all. If seeds or other products that utilize our fertilizer or technology are unsuccessful in achieving their desired effect or otherwise fail to be commercialized, we will not receive revenues from our customers or royalty payments from the commercialization of the fertilizer and technologies we develop, which could materially and adversely affect our business, financial condition, results of operations and growth strategy.

Fertilizers containing the following traits or biological treatments that we develop may be unsuccessful or fail to achieve commercialization for any of the following reasons:

●	our fertilizers may not be successfully validated in the target crops;

●	our fertilizers may not have the desired effect on the relevant crop sought by our end market;

●	We, our joint ventures or collaborators may be unable to obtain the requisite regulatory approvals for the fertilizers;

●	our competitors may launch competing or more effective fertilizers;

●	we may be unable to patent and/or obtain breeders’ rights or any other intellectual property rights on our traits and technologies in the necessary jurisdictions;

●	even if we obtain patent and/or breeders’ rights or any other intellectual property rights on our fertilizers or processing technologies, such rights may be later challenged by competitors or other parties; and

●	even if we obtain patent and/or breeders’ rights or any other intellectual property rights on our fertilizers, competitors may design competing products that do not infringe these intellectual property rights.

If we are unable to compete successfully with our competitors, our financial condition and results of operations may be harmed.

We encounter intense competition in each of our business segments on a national, regional and local level. Competition in the industry is primarily based on quality of services, brand name recognition, geographic coverage and range of services. New and existing competitors may offer competitive rates, greater convenience or superior services, which could attract customers away from us, resulting in lower revenues for our operations. Competition among fertilizer companies may cause a decrease in price of sales to attract or retain talented employees.

Our major competitors are Shijiazhuang Xixing Fertilizer Science and Technology Limited, Nanjing Ningliang Bio-chemistry Engineering Limited, Shijiazhuang Jintaiyang Biology Organic Fertilizer Limited, Beijing Wotu Tiandi Biological Science Limited, Zhenzhou Yongfeng Biology Fertilizer Limited, Shandong Jianong Biological Engineering Limited, Beijing Aeronautics Hengfeng Technology Limited, Beijing Century Armstrong Biological Technology Limited, GengLiduo Biological Technology Limited.

We do not have multinational competitors. Due to the high price of organic fertilizers from other countries, China has little organic fertilizer imports. The fertilizers produced by international fertilizer companies entering the Chinese organic fertilizer market are mainly special functional fertilizers such as foliar fertilizers. These functional fertilizers are not selling well in the domestic market due to high price.

Some of our competitors may have a broader national presence than us, a more established branding recognition than us in major markets and more financial or other resources than us. Others may have smaller aggregate businesses than us but may be more established and have greater market presence and brand name recognition on a local or regional basis. We are also subject to competition from other large national and international companies. These companies may have more financial or other resources than us. If we fail to compete effectively, our business operations and financial condition will suffer.

The loss of any of our key suppliers and/or customers could have a materially adverse effect on our results of operations.

We consider our major suppliers in each period to be those suppliers that accounted for more than 10% of overall purchases in such period. For the years ended December 31, 2020 and 2019, 45% and 90% of our supplies came from two and three key suppliers, respectively. For the three months ended March 31, 2021, 87% of our supplies came from two key suppliers. Although we believe that we can locate replacement suppliers readily on the market for prevailing prices and that we may not have significant difficulty replacing a given supplier, any difficulty in replacing such a supplier could adversely affect our company’s performance to the extent it results in higher prices, slower supply chain and ultimately less desirable results of operations.

In addition, for the years ended December 31, 2020 and 2019, two key customers accounted for 78% and 41% of our revenues, respectively. For the three months ended March 31, 2021, two key customers accounted for 79% of our revenues. As the majority of our revenues are driven by individual orders for organic fertilizers, there can be no assurance that we will maintain or improve the relationships with customers who do not have long-term contracts with us. Our major customers often change each period based on when a given order is placed. If we cannot maintain long-term relationships with major customers or replace major customers from period to period with equivalent customers, the loss of such sales could have an adverse effect on our business, financial condition and results of operations.

We have engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have an adverse effect on our business and results of operations.

We have entered into a number of transactions with related parties, including our shareholders, directors and executive officers.  For example, for fiscal year ended December 31, 2020, we borrowed $2,748,129, $53,694, and $71,158, respectively, from Mr. Lirong Wang, Mr. Guohua Lin, and Ms. Xueying Sheng, related parties of the Company. And for the three months ended March 31, 2021, we borrowed $320,604, $3,061 and $3,439 respectively, from Mr. Lirong Wang, Mr. Guohua Lin, and Ms. Xueying Sheng. See “Related Party Transactions.”  We may in the future enter into additional transactions with entities in which members of our board of directors and other related parties hold ownership interests.

Transactions with the entities in which related parties hold ownership interests present potential for conflicts of interest, as the interests of these entities and their shareholders may not align with the interests of the Company and our unaffiliated shareholders with respect to the negotiation of, and certain other matters related to, our purchases from and other transactions with such entities. Conflicts of interest may also arise in connection with the exercise of contractual remedies under these transactions, such as the treatment of events of default.

Currently, our Board of Directors has authorized the Audit Committee upon its formation to review and approve all material related party transaction. We rely on the laws of the State of Nevada, which provide that directors owe a duty of care and a duty of loyalty to our company. Nevertheless, we may have achieved more favorable terms if such transactions had not been entered into with related parties and these transactions, individually or in the aggregate, may have an adverse effect on our business and results of operations or may result in government enforcement actions or other litigation.

Our product development cycle is lengthy and uncertain and we may never generate revenues or earn revenues on the sale of our products currently in development.

The research and development in the crop productivity and agriculture biotech industries is expensive, complex, prolonged and uncertain. We may spend many years and dedicate significant financial and other resources developing products that may never generate revenues or come to market. Our process of developing and commercializing technologies involves several phases and can take several years from discovery to commercialization of a product.

Development of new or improved agricultural products involves risks of failure inherent in the development of products based on innovative and complex technologies. These risks include the possibility that:

●	our products will fail to perform as expected in the field;

●	our products will not receive necessary regulatory permits and governmental clearances in the markets in which we intend to sell them;

●	our products may have adverse effects on consumers;

●	consumer preferences, which are unpredictable and can vary greatly, may change quickly, making our products no longer desirable;

●	our competitors develop new products that have other more appealing characteristics than our products;

●	our products will be viewed as too expensive by food companies or growers as compared to competitive products;

●	our products will be difficult to produce on a large scale or will not be economical to grow;

●	intellectual property and other proprietary rights of third parties will prevent us, our research and development partners or our licensees from marketing and selling our products;

●	we may be unable to patent or otherwise obtain intellectual property protection for our discoveries in the necessary jurisdictions;

●	we or the customers that we sell our products to may be unable to fully develop or commercialize our products in a timely manner or at all; and

●	third parties may develop superior or equivalent products.

We intend to continue to invest in research and development including additional and expanded field testing to validate potential products in real world conditions. Because of the long product development cycle and the complexities and uncertainties associated with biotech and agricultural industrial technologies, there can be no assurance that we will ever generate significant revenues from the technologies or products that we are currently developing without significant delay, without the incurrence of unanticipated costs or at all.

We depend on our key personnel and research employees, and we may be adversely affected if we are unable to attract and retain qualified scientific and business personnel.

Our business is dependent on our ability to recruit and maintain highly skilled and qualified individuals through direct employment or collaboration arrangements, with expertise in a range of disciplines, including biology, chemistry, plant genetics, agronomics, mathematics programming and other subjects relevant to our business. Our ability to recruit such a work force depends in part on our ability to maintain our market leadership in agricultural biotech industry in China. Maintaining our ability to attract highly-skilled workers and leading scientific institutions depends in part on our ability to maintain a strong technology platform and state-of-the-art facilities, as well as our ability to consistently and successfully commercialize our technology. There can be no assurance that we will be able to maintain leading scientific capabilities or continue to successfully maintain advanced technology in the market.

We do not enter into non-compete agreements with our employees, and therefore we may be unable to prevent our competitors from benefiting from the expertise of our former employees.

We do not enter into non-compete agreements with our employees, which prevents us from limiting our key employees from joining our competitors or competing directly against us. As a result, we may be unable to prevent our competitors from benefiting from the expertise of such employees. Direct competition by a former employee could materially adversely affect our business, results of operations and ability to capitalize on our proprietary information.

We have a limited operating history in our market, which makes it difficult to evaluate our future prospects.

We started engaging in our business in the last few years and have limited revenues to date. As our business develops or responds to competition, we may continue to introduce new products and services or make adjustments to our existing offerings and business model. In connection with the introduction of new products or in response to general economic conditions, we may impose more stringent borrower qualifications to ensure the quality of loans facilitated by our companies, which may negatively affect the growth of our business. Any significant change to our business model may not achieve expected results and may have a material and adverse impact on our financial conditions and results of operations. It is therefore difficult to effectively assess our future prospects. The risks and challenges we encounter or may encounter in this developing and rapidly evolving market may have impacts on our business and prospects. These risks and challenges include our ability to, among other things:

●	navigate an evolving regulatory environment;

●	expand the base of borrowers and lenders;

●	broaden our loan product offerings;

●	enhance our risk management capabilities;

●	improve our operational efficiency;

●	cultivate a vibrant consumer finance ecosystem;

●	maintain the security of our IT infrastructure and the confidentiality of the information provided and utilized across our platform;

●	attract, retain and motivate talented employees; and

●	defend ourselves against litigation, regulatory, intellectual property, privacy or other claims.

If we fail to educate potential borrowers and lenders about the value of our services, if the market for our services does not develop as we expect, or if we fail to address the needs of our target market, or other risks and challenges, our business and results of operations will be harmed.

The loss of any of our key customers could reduce our revenues and our profitability.

For the years ended December 31, 2020 and 2019, revenue from two customers represented 78% and 41% of our revenue, respectively. For the three months ended March 31, 2021 and 2020, revenue from two customers represented 79% and 89% of our revenue, respectively. As the majority of our revenues are driven by individual orders for fertilizer products, there can be no assurance that we will maintain or improve the relationships with customers who do not have long-term contracts with us. Our major customers often change each period based on when a given order is placed. If we cannot maintain long-term relationships with major customers or replace major customers from period to period with equivalent customers, the loss of such sales could have an adverse effect on our business, financial condition and results of operations.

Any failure of any of our key suppliers to deliver necessary materials could result in delays in our products development or marketing schedules.

For the years ended December 31, 2020 and 2019, two and three suppliers accounted for 45% and 90% of our purchases, respectively. For the three months ended March 31, 2021 and 2020, two and one suppliers accounted for 87% and 85% of our purchases, respectively. We are dependent on our suppliers for our products. Our suppliers may fail to meet timelines or contractual obligations or provide us with sufficient products, which may adversely affect our business. Certain of our contracts with key suppliers can be terminated by the supplier upon giving notice within a certain period and restrict us from using other suppliers. Failure to appropriately structure or adequately manage our agreements with third parties may adversely affect our supply of products. We are also subject to credit risk with respect to our third-party suppliers. If any such suppliers become insolvent, an appointed trustee could potentially ignore the service contracts we have in place with such party, resulting in increased charges or the termination of the service contracts. We may not be able to replace a service provider within a reasonable period of time, on as favorable terms or without disruption to our operations. Any adverse changes to our relationships with third-party suppliers could have a material adverse effect on our image, brand and reputation, as well as on our business, financial condition and results of operations.

In addition, to the extent that our creditworthiness might be impaired, or general economic conditions decline, certain of our key suppliers may demand onerous payment terms that could materially adversely affect our working capital position, or such suppliers may refuse to continue to supply to us. A number of our key suppliers have taken out trade credit insurance on our ability to pay them. To the extent that such trade credit insurance becomes unobtainable or more expensive due to market conditions, we may face adverse changes to payment terms by our key suppliers, or they may refuse to continue to supply us.

If we do not compete effectively, our results of operations could be harmed.

Our industry in China is intensely competitive and evolving. Our competitors operate with different business models, have different cost structures or participate selectively in different market segments. They may ultimately prove more successful or more adaptable to new regulatory, technological and other developments. Some of our current and potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their services. Our competitors may also have longer operating histories, more extensive borrower or lender bases, greater brand recognition and brand loyalty and broader partner relationships than us. Additionally, a current or potential competitor may acquire one or more of our existing competitors or form a strategic alliance with one or more of our competitors. If we are unable to compete with such companies and meet the need for innovation in our industry, the demand for our services could stagnate or substantially decline, we could experience reduced revenues or our services could fail to achieve or maintain more widespread market acceptance, any of which could harm our business and results of operations.

If we fail to promote and maintain our brand in an effective and cost-efficient way, our business and results of operations may be harmed.

The continued development and success of our business relies on the recognition of our brands. We believe that developing and maintaining awareness of our brand effectively is critical to attracting new and retaining existing borrowers and lenders to our services. Successful promotion of our brand and our ability to attract qualified borrowers and sufficient lenders depend largely on the effectiveness of our marketing efforts and the success of the channels we use to promote our services. Our efforts to build our brand have caused us to incur significant expenses, and it is likely that our future marketing efforts will require us to incur significant additional expenses. These efforts may not result in increased revenues in the immediate future or at all and, even if they do, any increases in revenues may not offset the expenses incurred. If we fail to successfully promote and maintain our brand while incurring substantial expenses, our results of operations and financial condition would be adversely affected, which may impair our ability to grow our business.

If we fail to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud.

Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. We also have a history of not filing our periodic reports on time due to uncontrollable reasons. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, or PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

One material weakness that has been identified related to our lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address complex U.S. GAAP accounting issues and to prepare and review our consolidated financial statements and related disclosures to fulfil U.S. GAAP and SEC financial reporting requirements. The other material weakness that has been identified related to our lack of comprehensive accounting policies and procedures manual in accordance with U.S. GAAP.

We have implemented a number of measures to address the material weaknesses that have been identified in connection with the audits of our consolidated financial statements as of and for the two years ended December 31, 2020 and 2019. However, there is no assurance that we will not have any material weakness in the future. Failure to discover and address any control deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud. Ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results.

If we fail to comply with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common shares.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, we are required to prepare assessments regarding internal controls over financial reporting. In connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected. We determined that our disclosure controls and procedures over financial reporting are not effective and were not effective as of December 31, 2020.

The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that we will implement and maintain adequate controls over our financial process and reporting in the future or that the measures we will take will remediate any material weaknesses that we may identify in the future.

Our business depends on the continued efforts of our senior management. If one or more of our key executives were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our business operations depend on the continued services of our senior management, particularly the executive officers named in this prospectus. While we have provided different incentives to our management, we cannot assure you that we can continue to retain their services. We currently do not carry a “key man” life insurance on the officers. Therefore, if one or more of our key executives are unable or unwilling to continue in their present positions, we may incur substantial cost or may not be able to replace them at all. Consequently, our future growth may be constrained, our business may be severely disrupted, and our financial condition and results of operations may be materially and adversely affected. If that is the case, we may incur additional expenses to recruit, train and retain qualified personnel. In addition, although we have entered into confidentiality and non-competition agreements with our management, there is no assurance that any member of our management team will not join our competitors or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

Competition for employees is intense, and we may not be able to attract and retain the qualified and skilled employees needed to support our business.

We believe our success depends on the efforts and talent of our employees, including risk management, software engineering, financial and marketing personnel. Our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Competition for highly skilled technical, risk management and financial personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expenses in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve borrowers and lenders could diminish, resulting in a material adverse effect to our business.

Increases in labor costs in the PRC may adversely affect our business and results of operations.

The economy in China has experienced increases in inflation and labor costs in recent years. As a result, average wages in the PRC are expected to continue to increase. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pension, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to control our labor costs or pass on these increased labor costs to our users by increasing the fees of our services, our financial condition and results of operations may be adversely affected.

We do not have any business insurance coverage.

Insurance companies in China currently do not offer as extensive of an array of insurance products as insurance companies in more developed economies do. Currently, we do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

We are vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures, technology service failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware, as well as adversely affect our ability to provide products and services on our service.

Our business could also be adversely affected by the effects of virus, flu and other diseases. Our business operations could be disrupted if any of our employees is suspected of having virus, flu and other diseases, since it could require our employees to be quarantined and/or our offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that any of these epidemics harms the Chinese economy in general.

We may be subject to the general risks underlying the agriculture industry in PRC market.

The agriculture industry in the PRC market has been mature. Particularly, we are principally engaged in the fertilizer processing and distribution business in the People’s Republic of China. Therefore, we need to be cautious in selecting our business focus and expansion strategy, and we should be constantly aware of the innovation risk, technology risk and market risk in the industries. If we fail to make an accurate judgment of the current market, our performance can be severely impacted.

We may be adversely affected by global economic conditions.

Our ability to continue to develop and grow our business, build proprietary distribution channels and generate revenues from product sales and royalty payments may be adversely affected by global economic conditions in the future, including instability in credit markets, declining consumer and business confidence, fluctuating commodity prices and interest rates, volatile exchange rates and other challenges that could affect the global economy such as the changing financial regulatory environment. For example, our customers and licensees may experience deterioration of their businesses, cash flow shortages or difficulties obtaining financing, which could adversely affect the demand for our technologies, products and services. In addition, our earnings may be adversely affected by fluctuations in the price of certain commodities, such as grains, milk, meat, biofuels and biomaterials. If commodity prices are negatively impacted, the value of our products could be directly and negatively impacted. Additionally, growers’ incomes have historically been negatively affected by commodity prices. As a result, fluctuations in commodity prices could have an impact on growers’ purchasing decisions and negatively affect their ability and decisions to purchase our seeds or products that incorporate our proprietary technology. We cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

Changes in laws and regulations to which we are subject, or to which we may become subject in the future, may materially increase our costs of operation, decrease our operating revenues and disrupt our business.

Laws and regulatory standards and procedures that impact our business are continuously changing. Responding to these changes and meeting existing and new requirements may be costly and burdensome. Changes in laws and regulations may occur that could:

●	impair or eliminate our ability to source technology and develop our products, including validating our products through field trials and passing biosafety evaluations;

●	increase our compliance and other costs of doing business through increases in the cost to protect our intellectual property, including know-how, trade secrets and regulatory data, or increases in the cost to obtain the necessary regulatory approvals to commercialize and market the products we develop directly or jointly;

●	require significant product redesign or redevelopment;

●	render our seed traits and technology and products that incorporate them less profitable or less attractive compared to competing products;

●	reduce the amount of revenues we receive from government grants, licenses or other royalties; and

●	discourage us and other collaborators from offering, and end markets from purchasing, products that incorporate our seed traits and technology.

Any of these events could have a material adverse effect on our business, results of operations and financial condition. Legislation and jurisprudence on intellectual property in the key markets where we seek protection, primarily in China, is evolving and changes in laws could affect our ability to obtain or maintain intellectual property protection for our products. Any changes to these existing laws and regulations may materially increase our costs, decrease our revenues and disrupt our business.

The overall agricultural industry is susceptible to commodity price changes and we, along with our food manufacturing customers and grower customers, are exposed to market risks from changes in commodity prices.

Changes in the prices of certain commodity products could result in higher overall cost along the agricultural supply chain, which may negatively affect our ability to commercialize our products We will be susceptible to changes in costs in the agricultural industry as a result of factors beyond our control, such as general economic conditions, seasonal fluctuations, weather conditions, demand, food safety concerns, product recalls and government regulations. As a result, we may not be able to anticipate or react to changing costs by adjusting our practices, which could cause our operating results to deteriorate.

Our operations are subject to various health and environmental risks associated with our use, handling and disposal of potentially toxic materials.

We are subject to numerous federal, state, local and foreign environmental, health and safety laws and regulations, including those governing laboratory procedures, the handling, use, storage, treatment, manufacture and disposal of wastes, discharge of pollutants into the environment and human health and safety matters.

Although there are no hazardous substances in the raw materials used by us that will affect and damage the company’s employees, factory, other property and the environment. The safety of raw materials is also one of the requirements when applying for the fertilizer registration certificate. We cannot completely eliminate the risk of contamination or discharge and any resultant injury from these materials. If these risks were to materialize, we could be subject to fines, liability, reputational harm or otherwise adverse effects on our business. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials, or may otherwise be required to remedy the contamination, and our liability may exceed any insurance coverage and our total assets. Furthermore, compliance with environmental, health and safety laws and regulations may be expensive and may impair our Research & Development efforts. If we fail to comply with these requirements, we could incur substantial costs and liabilities, including civil or criminal fines and penalties, clean-up costs or capital expenditures for control equipment or operational changes necessary to achieve and maintain compliance. In addition, we cannot predict the impact on our business of new or amended environmental, health and safety laws or regulations or any changes in the way existing and future laws and regulations are interpreted and enforced. These current or future laws and regulations may impair our research, development or production efforts.

Failure to maintain or enhance our brands or image could have a material and adverse effect on our business and results of operations.

We believe our brands are associated with a well-recognized, integrated fertilizers company in the local markets that it operates, with consistent high-quality products end customers in China. Our brands are integral to our sales and marketing efforts. Our continued success in maintaining and enhancing our brand and image depends to a large extent on our ability to satisfy customer needs by further developing and maintaining quality of services across our operations, as well as our ability to respond to competitive pressures. If we are unable to satisfy customer needs or if our public image or reputation were otherwise diminished, our business transactions with our customers may decline, which could in turn adversely affect our results of operations.

Any failure to protect our trademarks and other intellectual property rights could have a negative impact on our business.

We believe our intellectual property rights are critical to our success. Any unauthorized use of our intellectual property rights could harm our competitive advantages and business. Historically, China has not protected intellectual property rights to the same extent as the United States, and infringement of intellectual property rights continues to pose a serious risk of doing business in China. Monitoring and preventing unauthorized use is difficult. The measures we take to protect our intellectual property rights may not be adequate. Furthermore, the application of laws governing intellectual property rights in China and abroad is uncertain and evolving and could involve substantial risks to us. If we are unable to adequately protect our brand, trademarks and other intellectual property rights, we may lose these rights and our business may suffer materially.

Our outstanding long-term loan and other financing arrangement payable may adversely affect our available cash flow and our ability to operate our business.

As of December 31, 2020 and March 31, 2021, our long-term loan payable balances were $1,425,475 and $1,420,663 respectively. We also have advances from related parties (Mr. Lirong Wang, Ms. Xueying Sheng and Mr. Guohua Lin) for working capital of the Company which are due on demand, non-interest bearing, and unsecured. For further information, see “Related Party Transaction.”

Our outstanding and future loans, combined with our other financial obligations and contractual commitments, could have negative consequences on our business and financial condition. We believe that our cash, cash equivalents on hand will be sufficient to meet our current and anticipated needs for general corporate purposes for at least the next 12 months. However, we need to make continued investment for our expansion in facilities and to retain talents to remain competitive. There can be no assurance that we will be able to raise additional capital on terms favorable to us, or at all, if and when required, especially if we experience disappointing operating results. If adequate capital is not available to us as required, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our facilities or respond to competitive pressures could be significantly limited.

Increases in labor costs in the PRC may adversely affect our business and our profitability.

China’s economy has experienced increases in labor costs in recent years. China’s overall economy and the average wage in China is expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our customers by increasing prices for our products or services, our profitability and results of operations may be materially and adversely affected.

In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and childbearing insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law, or the Labor Contract Law, that became effective in January 2008 and its implementing rules that became effective in September 2008 and its amendments that became effective in July 2013, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations. Besides, pursuant to the Labor Contract Law and its amendments, dispatched employees are intended to be a supplementary form of employment and the fundamental form should be direct employment by enterprises and organizations that require employees. Further, it is expressly stated in the Interim Provisions on Labor Dispatch that became effective on March 1, 2014 that the number of seconded employees an employer uses may not exceed 10% of its total labor force and the employer has a two-year transition period to comply with such requirement. Our VIE and its consolidated subsidiaries and consolidated branch offices used seconded employees for their principal business activities. The transition period ended on February 29, 2016, and those PRC subsidiaries have taken steps to decrease the number of seconded employees. If the relevant PRC subsidiaries are deemed to have violated the limitation on the use of seconded employees under the relevant labor laws and regulations, we may be subject to fines and incur other costs to make required changes to our current employment practices.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practice does not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, and our financial condition and results of operations could be materially and adversely affected.

Risks Related to Our Corporate Structure and Doing Business in the PRC

If the PRC government deems that any of our contractual arrangements, do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

Foreign ownership of internet-based businesses, such as distribution of online information, is subject to restrictions under current PRC laws and regulations. For example, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunication service provider (except e-commerce) and any such foreign investor must have experience in providing value-added telecommunications services overseas and maintain a good track record in accordance with the Guidance Catalog of Industries for Foreign Investment promulgated in 2007, as amended in 2011 and in 2015, respectively, and other applicable laws and regulations.

It is uncertain whether any new PRC laws, rules or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. In particular, in January 2015, the Ministry of Commerce, or MOC, published a discussion draft of the proposed Foreign Investment Law for public review and comments. Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company is considered a foreign-invested enterprise, or an FIE. Under the draft Foreign Investment Law, variable interest entities would also be deemed as FIEs, if they are ultimately “controlled” by foreign investors, and would be subject to restrictions on foreign investments. However, the draft law has not taken a position on what actions will be taken with respect to the existing companies with the “variable interest entity” structure, whether or not these companies are controlled by Chinese parties. It is uncertain when the draft will be signed into law and whether the final version will have any substantial changes from the draft. Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations” below. If the ownership structure, contractual arrangements and business of our company are found to be in violation of any existing or future PRC laws or regulations, or we fail to obtain or maintain any of the required permits or approvals, the relevant governmental authorities would have broad discretion in dealing with such violation, including levying fines, confiscating our income, shutting down our servers, discontinuing or placing restrictions or onerous conditions on our operations, requiring us to undergo a costly and disruptive restructuring, restricting or prohibiting our use of proceeds from this offering to finance our business and operations in China and taking other regulatory or enforcement actions that could be harmful to our business. Any of these actions could cause significant disruption to our business operations and could severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations.

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which replaces the previous SAFE Circular 75. SAFE Circular 37 requires PRC residents, including PRC individuals and PRC corporate entities, to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we may make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, are required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV, is required to update its registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE to reflect any material change. If any PRC resident shareholder of such SPV fails to make the required registration or to update the registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiaries in China. In February 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound direct investments, including those required under SAFE Circular 37, must be filed with qualified banks instead of SAFE. Qualified banks should examine the applications and accept registrations under the supervision of SAFE. We have used our best efforts to notify PRC residents or entities who directly or indirectly hold shares in our holding company and who are known to us as being PRC residents to complete the foreign exchange registrations. However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. We cannot assure you that all other shareholders or beneficial owners of ours who are PRC residents or entities have complied with, and will in the future make, obtain or update any applicable registrations or approvals required by SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

Furthermore, as these foreign exchange and outbound investment related regulations are relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border investments and transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. We cannot assure you that we have complied or will be able to comply with all applicable foreign exchange and outbound investment related regulations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Changes in the policies of the PRC government could have a significant impact upon our ability to operate profitably in the PRC.

We conduct all of our operations and all of our revenue is generated in the PRC. Accordingly, economic, political and legal developments in the PRC will significantly affect our business, financial condition, results of operations and prospects. Policies of the PRC government can have significant effects on economic conditions in the PRC and the ability of businesses to operate profitably. Our ability to operate profitably in the PRC may be adversely affected by changes in policies by the PRC government, including changes in laws, regulations or their interpretation, particularly those dealing with the Internet, including censorship and other restriction on material which can be transmitted over the Internet, security, intellectual property, money laundering, taxation and other laws that affect our ability to operate our website.

Because our business is dependent upon government policies that encourage a market-based economy, change in the political or economic climate in the PRC may impair our ability to operate profitably, if at all.

Although the PRC government has been pursuing a number of economic reform policies for more than two decades, the PRC government continues to exercise significant control over economic growth in the PRC. Because of the nature of our business, we are dependent upon the PRC government pursuing policies that encourage private ownership of businesses. Restrictions on private ownership of businesses would affect the securities business in general and businesses using real estate service in particular. We cannot assure you that the PRC government will pursue policies favoring a market-oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitable.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

There are uncertainties under the PRC laws relating to the procedures for U.S. regulators to investigate and collect evidence from companies located in the PRC.

According to Article 177 of the newly amended PRC Securities Law which became effective in March 2020 (the “Article 177”), the securities regulatory authority of the PRC State Council may collaborate with securities regulatory authorities of other countries or regions in order to monitor and oversee cross border securities activities. Article 177 further provides that overseas securities regulatory authorities are not allowed to carry out investigation and evidence collection directly within the territory of the PRC, and that any Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to overseas agencies without prior consent of the securities regulatory authority of the PRC State Council and the competent departments of the PRC State Council.

Our PRC counsel has advised us of their understanding that (i) the Article 177 is applicable in the limited circumstances related to direct investigation or evidence collection conducted by overseas authorities within the territory of the PRC (in such case, the foregoing activities are required to be conducted through collaboration with or by obtaining prior consent of competent Chinese authorities); (ii) the Article 177 does not limit or prohibit the Company, as a company duly incorporated in Cayman Islands and to be listed on NASDAQ, from providing the required documents or information to NASDAQ or the SEC pursuant to applicable Listing Rules and U.S. securities laws; and (iii) as the Article 177 is relatively new and there is no implementing rules or regulations which have been published regarding application of the Article 177, it remains unclear how the law will be interpreted, implemented or applied by the Chinese Securities Regulatory Commission or other relevant government authorities. As of the date hereof, we are not aware of any implementing rules or regulations which have been published regarding application of Article 177. However, we cannot assure you that relevant PRC government agencies, including the securities regulatory authority of the PRC State Council, would reach the same conclusion as we do. As such, there are uncertainties as to the procedures and time requirement for the U.S. regulators to bring about investigations and evidence collection within the territory of the PRC.

Our principal business operation is conducted in the PRC. In the event that the U.S. regulators carry out investigation on us and there is a need to conduct investigation or collect evidence within the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under the PRC laws. The U.S. regulators may consider cross-border cooperation with securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanism established with the securities regulatory authority of the PRC.

Because our business is conducted in RMB and the price of our shares of common stock is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments.

Our business is conducted in the PRC, our books and records are maintained in RMB, which is the currency of the PRC, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between the RMB and dollar affect the value of our assets and the results of our operations in United States dollars. The value of the RMB against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the United States. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue and financial condition. Further, our shares offered by this prospectus are offered in United States dollars, and we will need to convert the net proceeds we receive into RMB in order to use the funds for our business. Changes in the conversion rate between the United States dollar and the RMB will affect that amount of proceeds we will have available for our business.

Under the PRC Enterprise Income Tax Law, or the EIT Law, we may be classified as a “resident enterprise” of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders.

The EIT Law and its implementing rules provide that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” under PRC tax laws. The implementing rules promulgated under the EIT Law define the term “de facto management bodies” as a management body which substantially manages, or has control over the business, personnel, finance and assets of an enterprise. In April 2009, the State Administration of Taxation, or SAT, issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management bodies” of a PRC-controlled enterprise that is incorporated offshore is located in China. However, there are no further detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body.” Although our board of directors and management are located in the PRC, it is unclear if the PRC tax authorities would determine that we should be classified as a PRC “resident enterprise.”

If we are deemed as a PRC “resident enterprise,” we will be subject to PRC enterprise income tax on our worldwide income at a uniform tax rate of 25%, although dividends distributed to us from our existing PRC subsidiary and any other PRC subsidiaries which we may establish from time to time could be exempt from the PRC dividend withholding tax due to our PRC “resident recipient” status. This could have a material and adverse effect on our overall effective tax rate, our income tax expenses and our net income. Furthermore, dividends, if any, paid to our shareholders may be decreased as a result of the decrease in distributable profits. In addition, if we were considered a PRC “resident enterprise”, any dividends we pay to our non-PRC investors and the gains realized from the transfer of our shares of common stock may be considered income derived from sources within the PRC and be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty). It is unclear whether holders of our shares of common stock would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. This could have a material and adverse effect on the value of your investment in us and on the price of our shares of common stock.

There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

Under the PRC EIT Law and its implementation rules, the profits of a foreign invested enterprise generated through operations, which are distributed to its immediate holding company outside the PRC, will be subject to a withholding tax rate of 10%. Pursuant to a special arrangement between Hong Kong and the PRC, such rate may be reduced to 5% if a Hong Kong resident enterprise owns more than 25% of the equity interest in the PRC company. Our PRC subsidiary is wholly-owned by our Hong Kong subsidiary. Moreover, under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated on February 20, 2009, the tax payer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These beneficial owner of the relevant dividends, and (2) the corporate shareholder to receive dividends from the PRC subsidiary must have continuously met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, the State Administration of Taxation promulgated the Notice on How to Understand and Recognize the “Beneficial Owner” in Tax Treaties on October 27, 2009, which limits the “beneficial owner” to individuals, projects or other organizations normally engaged in substantive operations, and sets forth certain detailed factors in determining the “beneficial owner” status. In current practice, a Hong Kong enterprise must obtain a tax resident certificate from the relevant Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority. As of the date of this prospectus, we have not commenced the application process for a Hong Kong tax resident certificate from the relevant Hong Kong tax authority, and there is no assurance that we will be granted such a Hong Kong tax resident certificate.

Even after we obtain the Hong Kong tax resident certificate, we are required by applicable tax laws and regulations to file required forms and materials with relevant PRC tax authorities to prove that we can enjoy 5% lower PRC withholding tax rate. We intend to obtain the required materials and file with the relevant tax authorities when it plans to declare and pay dividends, but there is no assurance that the PRC tax authorities will approve the 5% withholding tax rate.

If we become directly subject to the scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on us, our business and our stock price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from developing our growth. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our stock.

The disclosures in our reports, other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

We are regulated by the SEC and our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Our SEC reports and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review by China Securities Regulatory Commission, a PRC regulator that is responsible for oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any review of us, our SEC reports, other filings or any of our other public pronouncements.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations.

Substantially all of our operations are located in China. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, and since 2012, China’s economic growth has slowed down. Any prolonged slowdown in the Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.

Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us.

The PRC legal system is based on written statutes and prior court decisions have limited value as precedents. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties.

Although we have taken measures to comply with the laws and regulations that are applicable to our business operations, including the regulatory principles raised by the CBRC, and avoiding conducting any activities that may be deemed as illegal fund-raising, forming capital pool or providing guarantee to investors under the current applicable laws and regulations, the PRC government authority may promulgate new laws and regulations regulating the direct lending service industry in the future. We cannot assure you that our practices would not be deemed to violate any PRC laws or regulations relating to illegal fund-raising, forming capital pools or the provision of credit enhancement services. Moreover, we cannot rule out the possibility that the PRC government will institute a license requirement covering our industry at some point in the future. If such a licensing regime were introduced, we cannot assure you that we would be able to obtain any newly required license in a timely manner, or at all, which could materially and adversely affect our business and impede our ability to continue our operations.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy, than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

The MOC published a discussion draft of the proposed Foreign Investment Law in January 2015 aiming to, upon its enactment, replace the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The draft Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. The MOC is currently soliciting comments on this draft and substantial uncertainties exist with respect to its enactment timetable, interpretation and implementation. The draft Foreign Investment Law, if enacted as proposed, may materially impact the viability of our current corporate structure, corporate governance and business operations in many aspects.

Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company is considered a foreign-invested enterprise, or an FIE. The draft Foreign Investment Law specifically provides that entities established in China but “controlled” by foreign investors will be treated as FIEs. Once an entity is considered to be an FIE, it may be subject to the foreign investment restrictions or prohibitions set forth in a “negative list” to be separately issued by the State Council later. If an FIE proposes to conduct business in an industry subject to foreign investment “restrictions” in the “negative list,” the FIE must go through a market entry clearance by the MOC before being established. If an FIE proposes to conduct business in an industry subject to foreign investment “prohibitions” in the “negative list,” it must not engage in the business. However, an FIE that is subject to foreign investment “restrictions,” upon market entry clearance, may apply in writing for being treated as a PRC domestic investment if it is ultimately “controlled” by PRC government authorities and its affiliates and/or PRC citizens. In this connection, “control” is broadly defined in the draft law to cover the following summarized categories: (i) holding 50% or more of the voting rights of the subject entity; (ii) holding less than 50% of the voting rights of the subject entity but having the power to secure at least 50% of the seats on the board or other equivalent decision making bodies, or having the voting power to exert material influence on the board, the shareholders’ meeting or other equivalent decision making bodies; or (iii) having the power to exert decisive influence, via contractual or trust arrangements, over the subject entity’s operations, financial matters or other key aspects of business operations. Once an entity is determined to be an FIE, it will be subject to the foreign investment restrictions or prohibitions set forth in a “negative list,” to be separately issued by the State Council at a later date, if the FIE is engaged in an industry listed in the negative list. Unless the underlying business of the FIE falls within the negative list, which calls for market entry clearance by the MOC, prior approval from the government authorities as mandated by the existing foreign investment legal regime would no longer be required for establishment of the FIE.

The “variable interest entity” structure, or VIE structure, has been adopted by many PRC-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. Under the draft Foreign Investment Law, variable interest entities that are controlled via contractual arrangement would also be deemed as FIEs, if they are ultimately “controlled” by foreign investors. Therefore, for any companies with a VIE structure in an industry category that is included in the “negative list” as restricted industry, the VIE structure may be deemed legitimate only if the ultimate controlling person(s) is/are of PRC nationality (either PRC companies or PRC citizens). Conversely, if the actual controlling person(s) is/are of foreign nationalities, then the variable interest entities will be treated as FIEs and any operation in the industry category on the “negative list” without market entry clearance may be considered as illegal.

If the enacted version of the Foreign Investment Law and the final “negative list” mandate further actions, such as MOC market entry clearance or certain restructuring of our corporate structure and operations, to be completed by companies with existing VIE structure like us, there may be substantial uncertainties as to whether we can complete these actions in a timely manner, or at all, and our business and financial condition may be materially and adversely affected.

The draft Foreign Investment Law, if enacted as proposed, may also materially impact our corporate governance practice and increase our compliance costs. For instance, the draft Foreign Investment Law imposes stringent ad hoc and periodic information reporting requirements on foreign investors and the applicable FIEs. Aside from an investment implementation report and an investment amendment report that are required for each investment and alteration of investment specifics, an annual report is mandatory, and large foreign investors meeting certain criteria are required to report on a quarterly basis. Any company found to be non-compliant with these information reporting obligations may potentially be subject to fines and/or administrative or criminal liabilities, and the persons directly responsible may be subject to criminal liabilities.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet-related businesses and companies, and any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business and results of operations.

The PRC government extensively regulates the internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.

The evolving PRC regulatory system for the internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of a new department, the State Internet Information Office (with the involvement of the State Council Information Office, the MITT, and the Ministry of Public Security). The primary role of this new agency is to facilitate the policy-making and legislative development in this field, to direct and coordinate with the relevant departments in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the internet industry.

The Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business, issued by the MITT in July 2006, prohibits domestic telecommunication service providers from leasing, transferring or selling telecommunications business operating licenses to any foreign investor in any form, or providing any resources, sites or facilities to any foreign investor for their illegal operation of a telecommunications business in China. According to this circular, either the holder of a value-added telecommunication services operation permit or its shareholders must directly own the domain names and trademarks used by such license holders in their provision of value-added telecommunication services. The circular also requires each license holder to have the necessary facilities, including servers, for its approved business operations and to maintain such facilities in the regions covered by its license. If an ICP License holder fails to comply with the requirements and also fails to remedy such non-compliance within a specified period of time, the MITT or its local counterparts have the discretion to take administrative measures against such license holder, including revoking its ICP License.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business. We cannot assure you that we have obtained all the permits or licenses required for conducting our business in China or will be able to maintain our existing licenses or obtain new ones. If the PRC government considers that we were operating without the proper approvals, licenses or permits or promulgates new laws and regulations that require additional approvals or licenses or imposes additional restrictions on the operation of any part of our business, it has the power, among other things, to levy fines, confiscate our income, revoke our business licenses, and require us to discontinue our relevant business or impose restrictions on the affected portion of our business. Any of these actions by the PRC government may have a material adverse effect on our business and results of operations.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of our offering to make loans to or make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Under PRC laws and regulations, we are permitted to utilize the proceeds from our offering to fund our PRC subsidiary by making loans to or additional capital contributions to our PRC subsidiary, subject to applicable government registration and approval requirements.

Any loans to our PRC subsidiary, which are treated as foreign-invested enterprises under PRC laws, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to our PRC subsidiary to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange, or SAFE. The statutory limit for the total amount of foreign debts of a foreign-invested company is the difference between the amount of total investment as approved by the MOC or its local counterpart and the amount of registered capital of such foreign-invested company.

We may also decide to finance our PRC subsidiary by means of capital contributions. These capital contributions must be approved by the MOC or its local counterpart. On March 30, 2015, SAFE promulgated Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises nationwide. Circular 19 came into force and replaced both previous Circular 142 and Circular 36 on June 1, 2015. Circular 19 allows all foreign-invested enterprises established in the PRC to use their foreign exchange capitals to make equity investment and removes certain other restrictions provided in Circular 142. However, Circular 19 continues to prohibit foreign-invested enterprises from, among other things, using RMB fund converted from its foreign exchange capitals for expenditure beyond its business scope, providing entrusted loans or repaying loans between non-financial enterprises. In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of a foreign-invested company. The use of such RMB capital may not be altered without SAFE’s approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of Circular 19 could result in severe monetary or other penalties. These circulars may significantly limit our ability to use RMB converted from the cash provided by our offshore financing activities to fund the establishment of new entities in China by our PRC subsidiary, to invest in or acquire any other PRC companies through our PRC subsidiary or to establish new variable interest entities in the PRC.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiary or future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from our offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

We are required under PRC laws and regulations to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. We have not made adequate employee benefit payments. We may be required to make up the contributions for these plans as well as to pay late fees and fines. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in August 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law requires that the MOC shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOC that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOC, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOC or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, replacing earlier rules promulgated in March 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We, our executive officers and other employees who are PRC citizens or who have resided in the PRC for a continuous period of not less than one year and who have been granted options or other awards are subject to these regulations. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiary and limit our PRC subsidiary’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

Regulatory bodies of the United States may be limited in their ability to conduct investigations or inspections of our operations in China.

From time to time, the Company may receive requests from certain U.S. agencies to investigate or inspect the Company’s operations or to otherwise provide information. While the Company will be compliant with these requests from these regulators, there is no guarantee that such requests will be honored by those entities who provide services to us or with whom we associate, especially as those entities are located in China. Furthermore, an on-site inspection of our facilities by any of these regulators may be limited or entirely prohibited. Such inspections, though permitted by the Company and its affiliates, are subject to the capricious nature of Chinese enforcers and may therefore be impossible to facilitate.

The laws and regulations governing the online consumer finance industry in China are evolving rapidly. If any of our business practices is deemed to violate any PRC laws or regulations, or if our arrangements with financing partners are adjusted, we may have to change our business model, and our business, financial condition and results of operations would be materially and adversely affected.

On December 1, 2017, the Internet Finance Rectification Office and the Online Lending Rectification Office jointly issued the Notice on Regulating and Rectifying “Cash Loan” Business, or Circular 141, outlining general requirements on the “cash loan” business conducted by network microcredit companies, banking financial institutions and online lending information intermediaries. Circular 141 specifies the features of “cash loans” as not relying on consumption scenarios, with no specified use of loan proceeds, no qualification requirement on customers and unsecured etc. Circular 141 sets forth several general requirements with respect to “cash loan” business, including, without limitation: (i) no organizations or individuals may conduct the lending business without obtaining approvals for the lending business; (ii) the aggregated borrowing costs of borrowers charged by institutions in the forms of interest and various fees should be annualized and subject to the limit on interest rate of private lending set forth in the Private Lending Judicial Interpretations issued by the Supreme People’s Court; (iii) all relevant institutions shall follow the “know-your-customer” principle and prudentially assess and determine the borrower’s eligibility, credit limit and cooling-off period, etc. Loans to any borrower without income sources are prohibited; and (iv) all relevant institutions shall enhance the internal risk control and prudentially use the “data-driven” risk management model. In addition, Circular 141 emphasizes several requirements on the online lending information intermediaries. For instance, such intermediaries are prohibited from facilitating any loans to students or other persons without repayment source or repayment capacity, or loans with no designated use of proceeds. Also, such intermediaries are not permitted to deduct interest, handling fee, management fee or deposit from the principal of loans provided to the borrowers in advance. Any violation of Circular 141 may result in penalties, including but not limited to suspension of operation, orders to make rectification, condemnation, disapproval of recordation, revocation of license, order to cease business operation and criminal liabilities.

Given that the loans we select qualified car dealerships borrowers based on their historical sales volume generated through credit card transactions using UnionPay’s system and our loans are based on real consumption scenarios with specified use, we believe they should not be deemed as “cash loans” under Circular 141, and thus our microfinancing business is not subject to the regulation of Circular 141.

However, as the Circular 141 has been issued fairly recently and the laws and regulations governing the online consumer finance industry in China are evolving rapidly, there are substantial uncertainties regarding the interpretation and application of the regulations. Accordingly, we cannot rule out the possibility that the PRC regulatory authorities may take a view that is contrary to ours and view the microfinancing business as “cash loans.” Therefore, in the event that the loans are deemed as “cash loans” under the Circular 141, we may have to significantly change our business model, which would materially and adversely affect our results of operations and financial condition.

Risks Associated with Doing Business in Southeast Asia

Our operations and assets in Southeast Asia are subject to significant political and economic uncertainties over which we have little or no control and may be unable to alter our business practice in time to avoid the possibility of reduced revenues.

Doing business in Southeast Asia subjects us to various risks including changing economic and political conditions, major work stoppages, exchange controls, currency fluctuations, armed conflicts and unexpected changes in United States and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. Changes in the laws and regulations in the countries in Southeast Asia, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition.

We derive sales in Southeast Asia and a slowdown or other adverse developments in the Southeast Asian economy may materially and adversely affect our business.

Currently, our subsidiary Viagoo is based in Singapore and its revenue is derived from our operations in Singapore. We anticipate that our revenues generated in Singapore will continue to increase in the near future, as well as other regions in Southeast Asia. Accordingly, our results of operations and prospects are subject, to a significant extent, on the economic and political developments in Southeast Asia. We are subject to the risks associated with an economic slowdown or other adverse developments in such countries. Any such event could particularly harm our company if discretionary spending on health and beauty services and products in adversely impacted.

Risks Relating to this Offering

Our common stock has a limited public trading market.

There is a limited established public trading marketing for our common stock, and there can be no assurance that one will ever develop. Market liquidity will depend on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. As a result, holders of our securities may not find purchasers for our securities should they to sell securities held by them. Consequently, our securities should be purchased only by investors having no need for liquidity in their investment and who can hold our securities for an indefinite period of time.

We are not likely to pay dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any dividends in the foreseeable future but will review this policy as circumstances dictate.

Our common stock may be subject now and in the future to the SEC’s “Penny Stock”.

We may be subject now and in the future to the SEC’s “penny stock” rules if our shares of common stock sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction; the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our common stock. As long as our shares of common stock are subject to the penny stock rules, the holders of such shares of common stock may find it more difficult to sell their securities.

The offering price for our shares of common stock may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The offering price for our shares of common stock will be determined by negotiations between us and the underwriter and does not bear any relationship to our earnings, book value or any other indicia of value. We cannot assure you that the market price of our shares of common stock will not decline significantly below the offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our shares of common stock may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

You will experience immediate and substantial dilution in the net tangible book value of our shares of common stock purchased.

The offering price of our shares of common stock is substantially higher than the net tangible book value per share of our common stock. Consequently, when you purchase our shares of common stock in the offering and upon completion of the offering, you will incur immediate dilution of US$3.00 per share, based on an assumed offering price of US$4.00 per share. In addition, you may experience further dilution to the extent that additional shares of common stock are issued upon exercise of outstanding warrants or options we may grant from time to time.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our shares of common stock if the market price of our shares of common stock increases.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our shares of common stock, the price of our shares of common stock and trading volume could decline.

The trading market for our shares of common stock may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our shares of common stock would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our shares of common stock and the trading volume to decline.

The market price of our shares of common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the offering price.

The offering price for our shares of common stock will be determined through negotiations between the underwriter and us and may vary from the market price of our shares of common stock following our offering. If you purchase our shares of common stock in this offering, you may not be able to resell those shares at or above the offering price. The market price of our shares of common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect our business.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our shares of common stock.

We anticipate that we will use the net proceeds from this offering for working capital and other corporate purposes. Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our shares of common stock.

NASDAQ may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of the company’s listed securities.

NASDAQ Listing Rule 5101 provides NASDAQ with broad discretionary authority over the initial and continued listing of securities in NASDAQ and NASDAQ may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on NASDAQ inadvisable or unwarranted in the opinion of NASDAQ, even though the securities meet all enumerated criteria for initial or continued listing on NASDAQ. In addition, NASDAQ has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by the Public Company Accounting Oversight Board (“PCAOB”), an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. NASDAQ was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our public offering will be relatively small and the insiders of our Company will hold a large portion of the company’s listed securities. NASDAQ might apply the additional and more stringent criteria for our initial and continued listing, which might cause delay or even denial of our listing application.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward looking statements that involve risks and uncertainties, principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Before you invest in our securities, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this prospectus could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

USE OF PROCEEDS

After deducting the estimated placement discount and offering expenses payable by us, we expect to receive net proceeds of approximately $36,223,000 from this offering. The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business.

We plan to use the net proceeds of this offering for working capital needs, including devoting further resources to the below use of proceeds, which may include investment in product development, sales and marketing activities, acquisition of other companies, technology infrastructure, team development, capital expenditures, improvement of corporate facilities and other general and administrative matters. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

We intend to use the net proceeds of this offering as follows after we complete the remittance process, and we have ordered the specific uses of proceeds in order of priority.

Description of Use	Estimated Amount of Net Proceeds
Construction of organic fertilizer plant	$15,300,000
Construction of black goat food processing plant	6,000,000
SOX compliance expenses	500,000
New production equipment purchase	1,500,000
Talent acquisition and training	500,000
Technology, research and development & ecommerce platform	6,286,600
General working capital	6,136,400
Total	$36,223,000

Pending other uses, we intend to invest the proceeds to us in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, or direct or guaranteed obligations of the U.S. government, or hold as cash. We cannot predict whether the proceeds invested will yield a favorable return. Our management will have broad discretion in the application of the net proceeds we receive from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our wholly foreign-owned subsidiary in China only through loans or capital contributions and to our consolidated variable interest entity only through loans, subject to the filings with government authorities and limit on the amount of capital contributions and loans. Subject to completion of applicable government filing and registration requirements, we may extend inter-company loans to our wholly foreign-owned subsidiary in China or make additional capital contributions to our wholly-foreign-owned subsidiary to fund its capital expenditures or working capital. If we provide funding to our wholly foreign-owned subsidiary through loans, the total amount of such loans may not exceed the difference between the entity’s total investment as approved by the foreign investment authorities and its registered capital. Such loans must be registered with SAFE or its local branches, which usually takes up to 20 working days to complete. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all.

DIVIDEND POLICY

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will depend on our financial condition, operating results, capital requirements and such other factors as our Board of Directors deems relevant.

CAPITALIZATION

The following tables set forth our capitalization as of March 31, 2021 on a pro forma as adjusted basis giving effect to the completion of the firm commitment offering at an assumed public offering price of $4.00 per share and to reflect the application of the proceeds after deducting the estimated placement fees. You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Securities.”

●	On an actual basis;

●	On a pro forma basis to give effect to the sale of the offering at an assumed public offering price of $ 4.00 per share

Offering (10.000,000 shares of common stock)

U.S. Dollars

	As of
	March 31, 2021
		Pro
	Actual	forma(1)
Assets:
Current Assets	22,530,263	58,753,263
Right of use assets	1,413,598	1,413,598
Intangible assets	4,535	4,535
Property	6,131,848	6,131,848
Goodwill	696,267	696,267
Deferred tax asset	615,868	615,868
Other Assets	20,918	20,918
Total Assets	31,413,297	67,636,297

Liabilities:
Current Liabilities	17,177,944	17,177,944
Other Liabilities	1,421,257	1,421,257
Total Liabilities	18,599,201	18,599,201

Shareholder’s Equity:
Series A Preferred Stock, $0.0001 par value, 30,000,000 shares authorized, 19,000,000 shares issued and outstanding as of March 31, 2021.	1,900	1,900
Common stock, $0.0001 par value, 500,000,000 shares authorized, 38,502,954 and shares issued and outstanding as of March 31, 2021.	3,850	4,850
Additional paid-in capital(2)	19,933,793	56,155,793
Accumulated deficit	(8,336,197)	(8,336,197)
Accumulated other comprehensive income (loss)	1,081,581	1,081,581
Non-controlling interest	129,169	129,169
Total shareholders’ equity	12,814,096	49,037,096
Total Liabilities and Shareholders’ Equity	31,413,297	67,636,297

(1)	Gives effect to the completion of the firm commitment offering at an assumed public offering price of $4.00 per share and reflects the application of the proceeds after deducting the estimated underwriting discounts and our estimated offering expenses.

(2)	Pro forma adjusted for IPO additional paid in capital reflects the net proceeds we expect to receive, after deducting underwriting discount, underwriter expense allowance and approximately $577,000 in other expenses. In the firm commitment offering, we expect to receive net proceeds of approximately $36,223,000 ($40,000,000 offering, less underwriting discount of $2,600,000, non-accountable expense allowance of $600,000 and offering expenses of $577,000).

DILUTION

If you invest in our shares of common stock, your interest will be diluted to the extent of the difference between the offering price per share and the pro forma net tangible book value per share after the offering. Dilution results from the fact that the per share offering price is substantially in excess of the book value per share attributable to the existing shareholders for our presently outstanding shares of common stock. Our net tangible book value attributable to shareholders at March 31, 2021 was $12,113,294 or approximately $0.25 per share. Net tangible book value per share as of March 31, 2021 represents the amount of total assets less intangible assets (but includes land use right) and total liabilities, divided by the number of shares outstanding.

Upon the firm commitment offering is completed, we will have 48,502,954 shares of common stock outstanding upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after March 31, 2021, will be approximately $48,336,294 or approximately $1.00 per share. This would result in dilution to investors in this offering of approximately $3.00 per share or approximately 75.1% from the assumed offering price of $4.00 per share. Net tangible book value per share would increase to the benefit of present shareholders by $0.68 per share attributable to the purchase of the shares by investors in this offering.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing shares.

Firm Commitment Offering
Assumed offering price per share	$4.00
Net tangible book value per share as of March 31, 2021	$0.31
Increase in net tangible book value per share after this offering	$0.68
Net tangible book value per share after the offering	$1.00
Dilution per share to new investors	$3.00

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The information set forth in this section contains certain “forward-looking statements”, including, among others (i) expected changes in our revenue and profitability, (ii) prospective business opportunities and (iii) our strategy for financing our business. Forward-looking statements are statements other than historical information or statements of current condition. Some forward-looking statements may be identified by use of terms such as “believes”, “anticipates”, “intends” or “expects”. These forward-looking statements relate to our plans, liquidity, ability to complete financing and purchase capital expenditures, growth of our business including entering into future agreements with companies, and plans to successfully develop and obtain approval to market our product. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Although we believe that our expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of our knowledge of our business and operations, in light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this prospectus should not be regarded as a representation by us or any other person that our objectives or plans will be achieved. We assume no obligation to update these forward-looking statements to reflect actual results or changes in factors or assumptions affecting forward-looking statements. Our revenues and results of operations could differ materially from those projected in the forward-looking statements as a result of numerous factors, including, but not limited to, the following: the risk of significant natural disaster, the inability of our company to insure against certain risks, inflationary and deflationary conditions and cycles, currency exchange rates, and changing government regulations domestically and internationally affecting our products and businesses.

You should read the following discussion and analysis in conjunction with the Financial Statements and Notes attached hereto, and the other financial data appearing elsewhere in this prospectus.

US Dollars are denoted herein by “USD”, “$” and “dollars”.

Overview

We primarily engage in the manufacturing and distribution of organic fertilizer and the sales of agricultural products in the PRC. Our organic fertilizer products are sold under our brand names “Zongbao,” “Fukang,” and “Muliang.”

Through our patented technology, we process crop straw (including corn, rice, wheat, cotton, and other crops) into high quality organic nutritious fertilizers that are easily absorbed by crops in three hours. Straws are common agricultural by-products. In PRC, farmers usually remove the straw stubble that remains after harvesting the grains, by burning them in order to continue farming on the same land. These activities have resulted in significant air pollution, and they damage the surface structure of the soil with loss of nutrients. We turn waste into treasure by transforming the straws into organic fertilizer, which also effectively reduces air pollution. The straw organic fertilizer we produce does not contain the heavy metals, antibiotics and harmful bacteria that are common in the traditional manure fertilizer. Our fertilizers also provide optimum levels of primary plant nutrients, including multi-minerals, proteins and carbohydrates that promote the healthiest soils capable of growing the healthy crops and vegetables. It can effectively reduce the use of chemical fertilizers and pesticides as well as reduce the penetration of large chemical fertilizers and pesticides into the soil, thus avoiding water pollution. Therefore, our fertilizer can effectively improve the fertility of soil, and the quality and safety of agricultural products.

We generated our revenue mainly from our organic fertilizers, which accounted for approximately 95.82% and 94.5% of our total revenue for the years ended December 31, 2020 and 2019, respectively. We currently have two integrated factories in Weihai City, Shandong Province, PRC to produce our organic fertilizers, which have been in operation since August 2015. We plan to improve the technology for our existing straw organic fertilizer production lines in the following aspects: (i) adopt more advanced automatic control technology for raw material feed to shorten the processing time of raw material, and (ii) manufacture powdered organic fertilizer instead of granular organic fertilizer production in order to avoid the drying and cooling process, as such will increase our production capacity.

With the focus of producing organic fertilizers, we also engage in the business of selling agriculture food products including apples, and as a sales agent for other large agriculture companies in the PRC. In 2014, we rented 350 mu (about 57.66 acres) of mountainous land as an apple orchard. The sales of apples generated less than 1% of our total revenue for the years ended December 31, 2020 and 2019. We expect to generate more revenues from the sales of apples as the apple orchards become more mature in the next few years.

In addition, we plan to engage in the processing and distribution of black goat products, with business commencing at the end of 2021. We are currently constructing a deep-processing slaughterhouse and processing plant which is expected to have the capacity of slaughtering 200,000 black goats per year in Chuxiong City, Yunnan Province, in China. Our black goat processing products including goat rib lets, goat loin roast, goat loin chops, goat rack, goat leg, goat shoulder, goat leg shanks, ground goat, goat stew meat, whole goat, half goat, lamb viscera, etc. We expect to start generating revenue from the black goat products in 2021.

Viagoo Solutions

Viagoo logistic platform aims to provide a solution for shippers to easily optimise the logistics resources by either listing their assets in the platform for other shippers to book or request the logistic services via the platform. The flexible sharing model ensures shippers and carriers to be able to get the best deals so as to reduce the cost by maximizing utilization of the unused resources.

Viagoo platform provides full online tracking, route optimization and capacity planning options to help the carriers efficiently manage their operations. Using Internet of Things (IOT), GPS, mobile integration, document and data integration services, Viagoo platform is able to empower shippers and carriers with an up to date digital platform to support their digital transformations. With a ready Application Programming Interface (API) to various eCommerce platforms, shippers and carriers are able to plan their digital strategies and grow their businesses.

Viagoo platform is built on a secured cloud environment that has been tested and approved by some key corporate users in healthcare as well as logistics sectors. With advanced technology in plan, Viagoo is seeking investments to expand the digital capability particularly in the area of Artificial Intelligence, machine learning, blockchain in transaction handling, data analytics in resource distribution and cold chain management. Also, using document automation and data integration technologies, Viagoo platform will offer value added services such as insurance on the go, vehicle lease financing, link up to rest stop, fuel, vehicle workshop services.

The acquisition of Viagoo Pte Ltd, a Singapore based online logistic platform, will enable the Muliang group of companies to optimize the transport logistics to lower the cost of delivery and increase the efficiency. The platform will connect truck drivers to Muliang and provide end to end tracking of delivery status. With this platform, it is expected to reduce delivery costs by 30%.

Viagoo platform is expected to be opened to the China market where other companies and merchants can book delivery services and transporters can sign on to list and provide their services. Development work has begun in August 2020 to provide localization and support for map and address services in China. The development and testing are expected to be completed in December 2021 and ready for launch in January 2022.

Viagoo Business Model

Viagoo business model has 3 main revenue streams.

Viagoo Transport Marketplace (VTM) – This is the transaction platform for shippers and carriers to list and accept delivery jobs. The platform provides sharing functions where a group of shippers can share the transport fleet to some common places (e.g. shopping malls in the city). This service will reduce the waiting time and fuels and resulting in huge cost savings.

●	VTM provides single job and bulk orders or API connection for job posting. The fees are pre-calculated based on distance, areas, volume matric weight, type of goods, delivery options and time.

●	Task tracking – Shippers can track the delivery status if the option for tracking is required.

●	eWallet option – eWallet will be used for the service purpose and payment will be deducted from the eWallet stored value.

●	Reports – Delivery reports are available for shippers to track the performance and status of the delivery operation.

VTM is charged to carriers based on certain percentage of the freight charges. Other add-on services like online insurance, rest stop services will be a percentage charged to the service providers.

Viagoo Enterprise Services (VES) - is a cloud base service that provides the operation management to support the Transport and Logistics team. With the use of the various modules, carrier’s transport management is able to greatly optimised the resources and achieve higher efficiency.

●	Automatic Scheduling – Delivery / Invoice data will be pushed to the VES for automatic schedule to the driver via VES mobile app. The criteria of automatic scheduling are based on location, time preference, and route zoning. These criteria can be configured and fine-tuned as the business progresses.

●	Route Optimisation – The system is able to automatically calculate the best routes based on various delivery points and constraints such as “time window”. With the route optimisation, the transport planner is able to handle new delivery addresses dynamically. Also if there is a change in delivery plans due to various unforeseen circumstances such as vehicle breakdown, customer last minute cancellation, the system is able to re-optimise quickly by pushing a button.

●	VES Driver app - Task tracking – Once the tasks are started, they will be tracked till the jobs are completed. If e-sign is accepted, customers can sign and acknowledge the acceptance of goods using VES’ mobile sign feature built into the app or by taking a photo of the signed invoices or deliver orders (usually the last page of the document).

●	Customer Notification – Customers will be notified via email upon the completion of the delivery. A copy of the invoice / delivery order along with the signed copies will be sent to customers (customer email list to be maintained in the system) via email.

●	Reports – Delivery reports are available for operations managers to track the performance and status of the delivery operations.

●	VES Temperature Sensor Tracking Services – This is an additional module for real-time tracking of temperature control (via a GPS temperature tracking device installed in the truck) trucks for the purpose of preventing food waste and ensuring food safety.

VES is charged based on a monthly subscription by vehicles and by users. It is integrated with VTM and jobs received via VTM can be assigned and tracked automatically by VES.

Enterprise Systems – This is a project based system integration. The enterprise system is charged based on project price and annual maintenance service fees. As Viagoo smart logistics platform gains acceptance in local markets, we expect business opportunities to arise for us to custom build enterprise solutions in the healthcare as well as logistics sectors. For example, Parkway Pantai Singapore is using us to custom build the online logistic job assignment and tracking of lab sample collection / delivery between clinics / hospitals and lab. This is to facilitate efficient deployment of the delivery resources and to ensure compliance is achieved in a tightly controlled fashion.

On January 11, 2021, Viagoo Pte Ltd entered into a joint venture to form a new legal entity Runnerzzz Pte Ltd together with a well-established incumbent logistics company, Big Foot Logistics Pte Ltd. Big Foot holds 51% of equity stakes while Viagoo Pte Ltd holds 49% equity stakes of Runnerzzz Pte Ltd. We believe that the strategic joint venture will pave way for Viagoo to create more business opportunities in the logistics space, leveraging on the stronghold of Big Foot Logistics Pte Ltd.

Recent Development

Impact of COVID-19

Started in December 2019, the outbreak of COVID-19 caused by a novel strain of the coronavirus has become widespread in China and in the rest of the world, including in each of the areas in which the Company, its suppliers and its customers operate. In order to avoid the risk of the virus spreading, the Chinese government enacted various restrictive measures, including suspending business operations and quarantines, starting from the end of January 2020. We followed the requirements of local health authorities to suspend operation and production and have employees work remotely in February and March 2020. Since April 2020, we gradually resumed production and are now operating at full capacity.

As a result of the COVID-19 outbreak in December 2019 and continuing in the first quarter of 2020, the Company’s businesses, results of operations, financial position and cash flows were adversely affected in 2020 with potential continuing impacts on subsequent periods, including but not limited to the material adverse impact on the Company’s revenues as result of the suspension of operations and decline in demand by the Company’s customers.

We are monitoring the global outbreak and spread of the novel strain of coronavirus (COVID-19) and taking steps in an effort to identify and mitigate the adverse impacts on, and risks to, our business (including but not limited to our employees, customers, other business partners, our manufacturing capabilities and capacity and our distribution channels) posed by its spread and the governmental and community reactions thereto. We continue to assess and update our business continuity plans in the context of this pandemic, including taking steps in an effort to help keep our workforces healthy and safe. The spread of COVID-19 has caused us to modify our business practices (including employee travel, employee work locations in certain cases, and cancellation of physical participation in certain meetings, events and conferences), and we expect to take further actions as may be required or recommended by government authorities or as we determine are in the best interests of our employees, customers and other business partners. We are also working with our suppliers to understand the existing and future negative impacts to our supply chain and take actions in an effort to mitigate such impacts. Due to the speed with which the COVID-19 situation is developing, the global breadth of its spread and the range of governmental and community reactions thereto, there is uncertainty around its duration and ultimate impact; therefore, any negative impact on our overall financial and operating results (including without limitation our liquidity) cannot be reasonably estimated at this time, but the pandemic could lead to extended disruption of economic activity and the impact on our financial and operating results could be material.

Disposal of land use right and production facility for repayment of debt

The Company completed its sale of industrial land and production facility in Shanghai through an administratively organized private sale on June 16, 2021. Through the sale, the Company’s subsidiary Shanghai Zongbao is able to satisfy its debt obligations due to Agricultural Bank of China and Shanghai Zhongta Construction and Engineering Co., Ltd. and improve its cash position. As a result of the sale, Agricultural Bank of China received RMB 35,632,193.36, Shanghai Zhongta Construction and Engineering Co., Ltd. received RMB 26,000,000 and Shanghai Zongbao received the remaining RMB 7,921,902.28.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We evaluate, on an on-going basis, our estimates for reasonableness as changes occur in our business environment. We base our estimates on experience, the use of independent third-party specialists, and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are defined as those that are reflective of significant judgments, estimates and uncertainties, and potentially result in materially different results under different assumptions and conditions. We believe the following are our critical accounting policies:

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with US GAAP. The basis of accounting differs from that used in the statutory accounts of the Company, which are prepared in accordance with the accounting principles of the PRC (“PRC GAAP”). The differences between US GAAP and PRC GAAP have been adjusted in these consolidated financial statements. The Company’s functional currency is the Chinese Renminbi (“RMB”); however, the accompanying consolidated financial statements have been translated and presented in United States Dollars (“USD”).

Liquidity and Going Concern

As reflected in the accompanying consolidated financial statements, we had net accumulated deficit of $8,336,197 and $8,596,332 as of March 31, 2021 and December 31, 2020, respectively. Our cash balances as of March 31, 2021 and December 31, 2020 were $1,208,454 and $348,834, respectively. We had current liability of $17,177,944 and $21,161,217 at March 31,2021 and December 31, 2020 respectively, which would be due within the next 12 months. In addition, we had a working capital of $5,352,319 and $5,145,436 at March 31, 2021 and December 31, 2020, respectively.

As a result of the improved liquidity since last fiscal year, the Company has resolved the going concern issue.

Principles of Consolidation

Muliang Viagoo consolidates the following entities, including wholly-owned subsidiaries, Muliang HK, Shanghai Mufeng, Viagoo, and its wholly controlled variable interest entities, Muliang Industry, and Zhongbao, 60% controlled Agritech Development, 99% controlled Fukang, 65% controlled Zhonglian, 80% controlled Yunnan Muliang and 51% controlled Heilongjiang. The 40% equity interest holder of Agritech Development, 1% equity interest holders in Fukang, 35% equity interest holders in Zhonglian, 20% interest in Yunnan Muliang and 49% equity interest in Heilongjiang are accounted as non-controlling interest in the Company’s consolidated financial statements.

The variable interest entities consolidated for which the Company is deemed the primary beneficiary. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

In preparing financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories. Actual results could differ from those estimates.

Accounts Receivable

We state accounts receivable at cost, net of allowance for doubtful accounts. Based on our past experience and current practice in the PRC, management provides for an 100% allowance for doubtful accounts equivalent to those accounts that are not collected within one year, and 50% for receivables outstanding for longer than six months. It is management’s belief that the current bad debt allowance adequately reflects an appropriate estimate based on management’s judgment.

Inventory Valuation

We value our fertilizer inventories at the lower of cost, determined on a weighted average basis, and net realizable value (the estimated market price). Substantially all inventory expenses, packaging and supplies are valued by the weighted average method.

Revenue Recognition

On January 1, 2018, the Company adopted ASC 606 using the modified retrospective method. Results for the reporting period beginning after January 1, 2018 are presented under ASC 606, while prior period amounts have not been adjusted and continue to be reported in accordance with the Company’s historic accounting under Topic 605.

Management has determined that the adoption of ASC 606 did not impact the Company’s previously reported financial statements in any prior period nor did it result in a cumulative effect adjustment to opening retained earnings.

Revenue for sale of products is derived from contracts with customers, which primarily include the sale of fertilizer products and environmental protection equipment. The Company’s sales arrangements do not contain variable consideration. The Company recognizes revenue at a point in time based on management’s evaluation of when performance obligations under the terms of a contract with the customer are satisfied and control of the products has been transferred to the customer. For vast majority of the Company’s product sales, the performance obligations and control of the products transfer to the customer when products are delivered, and customer acceptance is made.

Revenue for logistics-related service is derived from Viagoo subsidiaries. Through an online service platform, the company provides the operation management service to support customers. For VTM service, revenue is charged to carriers based on certain percentage of the freight charges. For VES service, revenue is recognized based on monthly subscription by vehicles and by users. For system integration service, revenue is recognized over time based on the progress of project and annual maintenance service.

Pursuant to the guidance of ASC Topic 840, rent shall be reported as income by lessors over the lease term as it becomes receivable. The Company leased part of the building of the Shanghai new plant to third parties as a warehouse. The Company recognizes building leasing revenue over the beneficial period described by the agreement, as the revenue is realized or realizable and earned.

The Company recognized rental income from leasing a portion of its manufacturing facility located in Shanghai to third parties. For the years ended December 31, 2020 and 2019, rental income was $54,277 and $194,663. There is no rental income occurred for the three months ended March 31, 2021.

Income Taxes

The Company accounts for income taxes under the provision of FASB ASC 740-10, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

New Accounting Standards

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 (ASU 2016-02) “Leases (Topic 842)”. ASU 2016-02 requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. ASU 2016-02 is effective for interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. For finance leases, a lessee is required to do the following:

●	Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position

●	Recognize interest on the lease liability separately from amortization of the right-of-use asset in the statement of comprehensive income

●	Classify repayments of the principal portion of the lease liability within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows.

For operating leases, a lessee is required to do the following:

●	Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position

●	Recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis

●	Classify all cash payments within operating activities in the statement of cash flows.

In July 2018, the FASB issued Accounting Standards Update No. 2018-11 (ASU 2018-11), which amends ASC 842 so that entities may elect not to recast their comparative periods in transition (the “Comparatives Under 840 Option”). ASU 2018-11 allows entities to change their date of initial application to the beginning of the period of adoption. In doing so, entities would:

●	Apply ASC 840 in the comparative periods.

●	Provide the disclosures required by ASC 840 for all periods that continue to be presented in accordance with ASC 840.

●	Recognize the effects of applying ASC 842 as a cumulative-effect adjustment to retained earnings for the period of adoption.

In addition, the FASB also issued a series of amendments to ASU 2016-02 that address the transition methods available and clarify the guidance for lessor costs and other aspects of the new lease standard.

The management has reviewed the accounting pronouncements and adopted the new standard on January 1, 2019 using the modified retrospective method of adoption.

In December 2019, the FASB issued ASU 2019-12 - Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU provides an exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. This update also (1) requires an entity to recognize a franchise tax (or similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax, (2) requires an entity to evaluate when a step-up in the tax basis of goodwill should be considered part of the business combination in which goodwill was originally recognized for accounting purposes and when it should be considered a separate transaction, and (3) requires that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The standard is effective for the Company for fiscal years beginning after December 15, 2020, with early adoption permitted. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820), – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement,” which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. The amendments in this Update modify the disclosure requirements on fair value measurements based on the concepts in FASB Concepts Statement, Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the potential impacts of ASU 2018-13 on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12 – Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU provides an exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. This update also (1) requires an entity to recognize a franchise tax (or similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax, (2) requires an entity to evaluate when a step-up in the tax basis of goodwill should be considered part of the business combination in which goodwill was originally recognized for accounting purposes and when it should be considered a separate transaction, and (3) requires that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The standard is effective for the Company for fiscal years beginning after December 15, 2020, with early adoption permitted. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

The Company believes that there were no other accounting standards recently issued that had or are expected to have a material impact on our financial position or results of operations.

Results of Operations

We are principally engaged in the organic fertilizer manufacture and distribution business in the PRC, which account for 88% of our total revenue for the three months ended March 31, 2021 and 96.2% of our total revenue for the year ended December 31, 2020, respectively.

As a result of the COVID-19 outbreak in December 2019 and continuing in the year of 2020, the Company’s businesses, results of operations, financial position and cash flows were adversely affected in 2020. Evidently, our operating scale shrank significantly over the whole year of 2020. However, the COVID-19 outbreak was under control for the three months ended March 31, 2021 in China. We are currently growing our revenue at a steady rate and anticipate continued growth in 2021.

Operating Results for the Three Months Ended March 31, 2021 and 2020

	Three Months Ended March 31,
	2021	2020	Fluctuation
	$	$	$	%
Revenues-fertilizer	1,384,814	1,384,814	630,694	83.63%
Revenues-logistic	184,154	-	184,154	N/A
Revenues-agricultural products	119	84,827	(84,708)	-99.86%
Subtotal of revenue	1,569,087	838,947	730,140	87.03%
Cost-fertilizer	803,229	448,264	354,965	79.19%
Cost-logistic	97,523	-	97,523	N/A
Cost-agricultural products	89	85,580	(85,491)	-99.90%
Subtotal of cost	900,841	533,844	366,997	68.75%
Gross profit	668,246	305,103	363,143	119.02%
Gross margin	42.59%	36.37%
Operating expenses:
General and administrative expenses	328,692	457,046	(128,354)	-28.08%
Selling expenses	71,520	7,447	64,073	860.39%
Total operating expenses	400,212	464,493	(64,281)	-13.84%
Income(loss) from operations	268,034	(159,390)	427,424	-268.16%
Other income (expense):
Interest expense	(16,838)	(98,623)	81,785	-82.93%
Rent income, net	-	2,617	(2,617)	-100.00%
Other income (expense), net	9,308	(1,333)	10,641	-798.27%
Total other income (expense)	(7,530)	(97,339)	89,809	-92.26%
Income before income taxes	260,504	(256,729)	517,233	-201.47%
Income taxes				N/A
Net income	260,504	(256,729)	517,233	-201.47%

Revenue

Total revenue for fertilizer increased from $754,120 for the three months ended March 31, 2020 to $1,384,814 for the three months ended March 31, 2021, which represented an increase of $630,694, or approximately 83.63%. The increase in revenue was mainly due to the impact of COVID-19 for the three months ended March 31, 2020, and the recovery from COVID-19 for the three months ended March 31, 2021. Some large customers suspended purchasing our fertilizer products during the pandemic period. And most of them have returned to normal business operation. Traditionally, we experience some seasonality in our sales. We tend to sell more fertilizer products in the second half of the year. Additionally, there has been a general recovery in the economy after the height of the pandemic. We expect to see a trend of improving sales as the pandemic moves further into the past.

Cost of sales

Cost of sales for fertilizer increased from $448,264 for the three months ended March 31, 2020 to $803,229 for the three months ended March 31, 2021, which represented an increase of approximately $354,965, or 79.19%. The increase in cost of revenue for fertilizer was in line with the increase in revenue.

Gross profit

The gross profit increased from $305,856 for the three months ended March 31, 2020 $581,585 for the three months ended March 31, 2021. The gross margin on fertilizer increased from 40.56% for the three months ended March 31, 2020 to 42.00% for the three months ended March 31, 2021.

Expenses

We incurred $71,520 in selling expenses for the three months ended March 31, 2021, compared to $7,447 for the three months ended March 31, 2020. We incurred $328,692 in general and administrative expenses for the three months ended March 31, 2021, compared to $457,046 for the three months ended March 31, 2020. Total selling, general and administrative expenses decreased by $64,281, or 13.84% for the three months ended March 31, 2021 as compared to the same period in 2020. Our selling expenses increased by $64,073 and our general and administrative expenses decreased by $128,354. We expect our general and administrative expenses to increase in the near future, if we successfully complete our public offering.

Interest income (expense)

We incurred $16,838 in interest expense during the three months ended March 31, 2021, compared with an interest expense of $98,623 for the three months ended March 31, 2020.

Net income

Our net income was $260,504 for the three months ended March 31, 2021, compared with a net loss of $256,729 for the three months ended March 31, 2020, representing an increase of $517,233.

Operating Results for the Years Ended December 31, 2020 and 2019

	Years Ended December 31,
	2020	2019	Fluctuation
	$	$	$	%
Revenues-fertilizer	10,548,324	12,178,231	(1,629,907)	-13.38%
Revenues-logistic	378,853	-	378,853	N/A
Revenues-agricultural products	81,355	704,019	(622,664)	-88.44%
Subtotal of revenue	11,008,532	12,882,250	(1,873,718)	-14.54%
Cost-fertilizer	5,994,087	6,742,300	(748,213)	-11.10%
Cost-logistic	133,905	-	133,905	N/A
Cost-agricultural products	120,765	803,880	(683,115)	-84.98%
Subtotal of cost	6,248,757	7,546,180	(1,297,423)	-17.19%
Gross profit	4,759,775	5,336,070	(576,295)	-10.80%
Gross margin	43.24%	41.42%
Operating expenses:
General and administrative expenses	2,677,054	1,557,906	1,119,148	71.84%
Selling expenses	464,942	698,071	(233,129)	-33.40%
Total operating expenses	3,141,996	2,255,977	886,019	39.27%
Income(loss) from operations	1,617,779	3,080,093	(1,462,314)	-47.48%
Other income (expense):
Interest expense	(700,030)	(452,470)	(247,560)	54.71%
Subsidy income	-	143,187	(143,187)	-100.00%
Rent net income	6,276	60,940	(54,664)	-89.70%
Other income (expense), net	(339,097)	(120,915)	(218,182)	180.44%
Total other income (expense)	(1,032,851)	(369,258)	(663,593)	179.71%
Income before income taxes	584,928	2,710,835	(2,125,907)	-78.42%
Income taxes	(394,979)	505,456	(900,435)	-178.14%
Net income	979,907	2,205,379	(1,225,472)	-55.57%

Revenue

Total revenue for fertilizer decreased from $12,178,231 for the year ended December 31, 2019 to $10,548,324 for the year ended December 31, 2020, which represented a decrease of $1,629,907, or approximately 13.38%. The decrease in revenue was mainly due to the impact of COVID-19. Some large customers, such as Huizhou Sijilv Agricultural Products Co., Ltd., Guangzhou Nonggengshen Planting Cooperative, and Guangzhou Zhichangwang Planting Cooperative, suspended to purchase our fertilizer products during the pandemic period. As the economy is recovering , we expect to increase our sales significantly in the near future.

Cost of sales

Cost of sales for fertilizer decreased from $6,742,300 for the year ended December 31, 2019 to $5,994,087 for the year ended December 31, 2020, which represented a decrease of approximately $748,213, or 11.10%. The decrease in cost of revenue was in line with the decrease in revenue.

Gross profit

The gross profit for fertilizer decreased from $5,435,931 for the year ended December 31, 2019 to gross profit of $4,554,237 for the year ended December 31, 2020. The gross margin increased from 41.42% for the year ended December 31, 2019 to 43.24% for the year ended December 31, 2020. The gross margin kept stable.

Expenses

We incurred $464,942 in selling expenses for the year ended December 31, 2020, compared to $698,071 for the year ended December 31, 2019. We incurred $2,677,054 in general and administrative expenses for the year ended December 31, 2020, compared to $1,557,906 for the year ended December 31, 2019. Total selling, general and administrative expenses increased by $886,019, or 39.27% for the year ended December 31, 2020 as compared to the same period in 2019. Our selling expenses decreased by $233,129 and our general and administrative expenses increased by $1,119,148. The decrease in our selling expenses was mainly due to the decrease in salaries expense, travelling expense, etc., for selling department. The increase in general and administrative expenses was due to increased professional expenses relating to our public offering for the year ended December 31, 2020. We expect our general and administrative expense to continue increase for the next year, if we successfully complete our public offering.

Interest income (expense)

We incurred $700,030 in interest expense during the year ended December 31, 2020, compared with interest expense of $452,470 for the year ended December 31, 2019. The increased interest expense reflects the increased loan balance as of December 31, 2020.

Net Income

Our net income was $979,907 for the year ended December 31, 2020, compared with net income of $2,205,379 for the year ended December 31, 2019, representing a decrease of $1,470,420, or 55.57%. The significant decrease in net income was mainly due to the decrease in revenue, the increase in operating expense, and lesser government subsidy income for the year ended December 31, 2020.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis.

For the Three Months Ended March 31, 2021 and 2020

At March 31, 2021 and December 31, 2020 our net current assets (working capital) was $5,352,319 and $5,145,436, respectively. We have financed our operations over the three months ended March 31, 2021 and 2020 primarily through proceeds from net cash inflow from operations.

The components of cash flows are discussed below:

	For the Three Months Ended March 31,
	2021	2020
Net cash provided by (used in) operating activities	$904,657	$795,742
Net cash provided by (used in) investing activities	-	-
Net cash (used in) provided by financing activities	(19,879)	(892,590)
Exchange rate effect on cash	(25,158)	(953)
Net cash inflow (outflow)	$859,620	$(97,801)

Cash Used in Operating Activities

Net cash provided by operating activities was $904,657 for the three months ended March 31, 2021. The net cash inflow consisted primarily of net income of $260,504, depreciation and amortization of $132,737, a decrease of $4,404,317 in account receivable, an increase of $354,191 in other payable, a decrease of $187,446 in prepayment, which were offset by a decrease of $4,290,253 in accounts payable and accrued payables, an increase of $18,521 in inventory.

Net cash provided by operating activities was $795,742 for the three months ended March 31, 2020. The net cash inflow consisted primarily of a decrease of $1,006,497 in account receivable, a decrease of $84,977 in prepayment, an increase of $60,246 in advance from customers, which were offset by the net loss of $256,729, a decrease of $381,133 in account payable.

Cash used in Investing Activities

There is no cash flow in investing activities for the three months ended March 31, 2021 and 2020.

Cash Used in Financing Activities

Net cash used in financing activities was $19,879 for the three months ended March 31, 2021. During the period, cash used in financing activities mainly consisted of the proceeds from related parties of $16,547, and repayment of short-term loan of $36,426.

Net cash used in financing activities was $892,590 for the three months ended March 31, 2020. During the period, cash used in financing activities consisted of the repayment to related parties of $779,010, and repayment of short-term loan of $113,580.

We anticipate that our current cash reserves plus cash from our operating activities will not be sufficient to meet our ongoing obligations and fund our operations for the next twelve months. As a result, we will need to seek additional funding in the near future. We currently do not have a specific plan of how we will obtain such funding; however, we anticipate that additional funding will be in the form of equity financing from the sale of shares of our common stock or renewing our current obligations with lenders. We may also seek to obtain short-term loans from our directors or unrelated parties. Additional funding may not be available, or at acceptable terms, to us at this time. If we are unable to obtain additional financing, we may be required to reduce the scope of our business development activities, which could harm our business plans, financial condition and operating results.

For the Years Ended December 31, 2020 and 2019

At December 31, 2020 and December 31, 2019 our working capital was $5,145,436 and working capital deficit was $6,213,140, respectively. The significant improvement in our working capital deficit was reflecting faster increase in our current assets, especially the significant increase in account receivable balance.

We have financed our operations over the years ended December 31, 2020 and 2019 primarily through proceeds from stock issuance and advances from related parties, and net cash inflow from operations.

The components of cash flows are discussed below:

	For the Years Ended December 31,
	2020	2019
Net cash provided by (used in) operating activities	$1,807,790	$3,759,100
Net cash provided by (used in) investing activities	(75,346)	(1,318,129)
Net cash (used in) provided by financing activities	(1,368,247)	(2,277,001)
Exchange rate effect on cash	(119,231)	(72,880)
Net cash inflow (outflow)	$244,966	$91,090

Cash provided by Operating Activities

Net cash provided by operating activities was $1,807,790 for the year ended December 31, 2020. Cash provided by operating activities for the year ended December 31, 2020 consisted primarily of net income of $979,907, which was adjusted by depreciation and amortization of $965,296, and deferred income tax assets of $429,232. The Company had an increase of $3,974,562 in account payables, an increase of $870,166 in other payable, which were offset by an increase of $6,121,606 in accounts receivable, and an increase of $125,255 in inventory.

Net cash provided by operating activities was $3,759,100 for the year ended December 31, 2019. Cash provided by operating activities for the year ended December 31, 2019 consisted primarily of net income of $2,205,379 which was adjusted by depreciation and amortization of $1,066,196. The Company had an increase of $745,653 in account payable, a decrease of $1,161,433 in prepaid expense, an increase of $1,596,839 in other payable, which was offset by an increase of $3,744,204 in accounts receivable.

Cash used in Investing Activities

Net cash used in investing activities was $75,346 for the year ended December 31, 2020. The investment activity was payments made for construction in progress.

Net cash used in investing activities was $1,318,129 for the year ended December 31, 2019. The investment activity was payments made for construction in progress.

Cash used in Financing Activities

Net cash used in financing activities was $1,368,247 for the year ended December 31, 2020. During the period, cash used in financing activities consisted of repayment of $845,807 to related party, short term loan repayment of $802,440, and proceeds from issuing common stock of $280,000.

Net cash used in financing activities was $2,277,001 for the year ended December 31, 2019. During the year, cash provided by financing activities included repayment to related parties of $2,434,949, and repayment of short-term loans of $149,885, which were partly offset by proceeds from third party individual of $307,833.

We anticipate that our current cash reserves plus cash from our operating activities will not be sufficient to meet our ongoing obligations and fund our operations for the next twelve months. As a result, we will need to seek additional funding in the near future. We are looking to obtain additional funding through equity financing in the secondary market, and/or renewing our current obligations with loaners. We may also seek to obtain short-term loans from our directors or unrelated parties. Additional funding may not be available, or at acceptable terms, to us at this time. If we are unable to obtain additional financing, we may be required to reduce the scope of our business development activities, which could harm our business plans, financial condition and operating results.

Contractual Commitments and Commitments for Capital Expenditure

Contractual Commitments

The following table summarizes our contractual obligations as of March 31, 2021 and December 31, 2020 and the effect those obligations are expected to have on our liquidity and cash flow in future periods.

	Payments Due by Period as of March 31, 2021
	Total	Less than 1 Year	2 – 3 Years	4 – 5 Years	Over 5 Years
Contractual obligations
Loans	$5,984,040	$4,563,377	$1,420,663	$—	$—
Others	—	—	—	—	—
	$5,984,040	$4,563,377	$1,420,663	$—	$—

	Payments Due by Period as of December 31, 2020
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	Over 5 Years
Contractual obligations
Loans	$5,996,927	$4,571,452	$1,425,475	$—	$—
Others	—	—	—	—	—
	$5,996,927	$4,571,452	$1,425,475	$—	$—

Commitments for Capital Expenditure

There were no non-cancelable commitments for capital expenditure as of March 31, 2021 and December 31, 2021.

Off Balance Sheet Items

We do not have any off-balance sheet arrangements that we are required to disclose pursuant to these regulations. In the ordinary course of business, we enter into operating lease commitments, purchase commitments and other contractual obligations. These transactions are recognized in our financial statements in accordance with generally accepted accounting principles in the United States.

BUSINESS

Overview

We primarily engage in the manufacturing and distribution of organic fertilizer and the sales of agricultural products in the PRC. Our organic fertilizer products are sold under our brand names “Zongbao,” “Fukang,” and “Muliang.”

Through our patented technology, we process crop straw (including corn, rice, wheat, cotton, and other crops) into high quality organic nutritious fertilizers that are easily absorbed by crops in three hours. Straws are common agricultural by-products. In PRC, farmers usually remove the straw stubble that are remains after grains, by burning them in order to continue farming on the same land. These activities have resulted in significant air pollution, and they damage the surface structure of the soil with loss of nutrients. We turn waste into treasure by transforming the straws into organic fertilizer, which also effectively reduces air pollution. The straw organic fertilizer we produce does not contain the heavy metals, antibiotics and harmful bacteria that are common in the traditional manure fertilizer. Our fertilizers also provide optimum levels of primary plant nutrients, including multi-minerals, proteins and carbohydrates that promote the healthiest soils capable of growing the healthy crops and vegetables. It can effectively reduce the use of chemical fertilizers and pesticides as well as reduce the penetration of large chemical fertilizers and pesticides into the soil, thus avoiding water pollution. Therefore, our fertilizer can effectively improve the fertility of soil, and the quality and safety of agricultural products.

We generated our revenue mainly from our organic fertilizers, which accounted for approximately 95.82% and 94.5% of our total revenue for the years ended December 31, 2020 and 2019, respectively. We currently have two integrated factories in Weihai City, Shandong Province, PRC to produce our organic fertilizers, which have been in operation since August 2015. We plan to improve the technology for our existing straw organic fertilizer production lines in the following aspects: (i) adopt more advanced automatic control technology for raw material feed to shorten the processing time of raw material, and (ii) manufacture powdered organic fertilizer instead of granular organic fertilizer production in order to avoid the drying and cooling process, as such will increase our production capacity.

With the focus of producing organic fertilizers, we also engage in the business of selling agriculture food products including apples, and as a sales agent for other large agriculture companies in the PRC. In 2014, we rented 350 mu (about 57.66 acres) of mountainous land as an apple orchard. The sales of apples generated less than 1% of our total revenue for the years ended December 31, 2020 and 2019. We expect to generate more revenues from the sales of apples as the apple orchards become more mature in the next few years.

In addition, we plan to engage in the processing and distribution of black goat products, with business commencing at the end of 2021. We are currently constructing a deep-processing slaughterhouse and processing plant which is expected to have the capacity of slaughtering 200,000 black goats per year in Chuxiong City, Yunnan Province, in China. Our black goat processing products will include goat rib lets, goat loin roast, goat loin chops, goat rack, goat leg, goat shoulder, goat leg shanks, ground goat meat, goat stew meat, whole goat, half goat, lamb viscera, etc. We expect to start generating revenue from the black goat products in 2021.

Our 42,895 square meters of industrial land and 28,549 square meters of factory and office space located in Jinshan District, Shanghai was sold to the highest bidder for RMB 74.52 Million (US$11.42 million), and the buyer’s funds have been placed in escrow administered by the court. The Court has distributed the funds to the mortgagee bank and contractor in April 2021. Our assets include (i) 22,511 square meters of industrial land and 10,373 square meters of plant area and straw organic fertilizer production line in Weihai City, Shandong Province, and (ii) more than $2 million investment of land use right and the black goat slaughtering and processing plant located in Shuangbai County, Chuxiong City, Yunnan Province, China.

As the factory area in Jinshan District, Shanghai City is too close to the urban area to produce straw organic fertilizer, some factory buildings, office buildings and spare land in Jinshan District, Shanghai City, were leased to third parties. In August, 2020, the land use right and building of this factory was listed on Taobao’s online auction platform for sale by the Shanghai Jinshan People’s Court. The sale price achieved after competitive biddings was RMB 74,515,000 (approximately $11.42 million). Based on this, we have entered into a settlement agreement with the lienholders of the property and all liens and legal claims attached to our subsidiary Shanghai Zongbao was cleared on April 3rd 2021. We plan to use the remaining sales proceeds for general working capital needs. The manufacturing base for the project of Shanghai Zongbao has already been relocated to our property in Weihai and therefore the sale of the land use rights and building facility has no material adverse impact on our operations.

Corporation History and Structure

The following diagram illustrates and assumes the completion of the Reorganization, including consolidation of our subsidiaries and VIEs:

Shanghai Muliang Industry Co., Ltd. (referred to herein as “Muliang Industry”) was incorporated in PRC on December 7, 2006 as a limited liability company, owned 95% by Lirong Wang and 5% by Zongfang Wang. Muliang Industry through its own operations and its subsidiaries is engaged in the business of developing, manufacturing and selling organic fertilizers and bio-organic fertilizers for use in the agricultural industry.

On May 27, 2013, Muliang Industry entered into and consummated an equity purchase agreement whereby it acquired 99% of the outstanding equity of Weihai Fukang Bio-Fertilizer Co., Ltd. (“Fukang”), a corporation organized under the laws of the People’s Republic of China. Fukang was incorporated in Weihai City, Shandong Province on January 6, 2009. Fukang is focused on the distribution of organic fertilizers and the development of new bio-organic fertilizers. As a result of the completion of the transaction, Fukang became a 99% owned subsidiary of Muliang Industry, with the remaining 1% equity interest owned by Mr. Hui Song.

On July 11, 2013, Muliang Industry established a wholly owned subsidiary, Shanghai Muliang Viagoo Development Co., Ltd. (“Agritech Development”) in Shanghai, China. On November 6, 2013, Muliang Industry sold 40% of the outstanding equity of Agritech Development to Mr. Jianping Zhang for consideration of approximately $65,000 or RMB 400,000. Agritech Development does not currently conduct any operations.

On July 17, 2013, Muliang Industry entered into an equity purchase agreement to acquire 100% of the outstanding equity of Shanghai Zongbao Environmental Construction Co., Ltd. (“Shanghai Zongbao”) with consideration of approximately $3.2 million or RMB 20 million, effectively becoming the wholly-owned subsidiary of Muliang Industry. Shanghai Zongbao was incorporated in Shanghai on January 25, 2008. Shanghai Zongbao processes and distributes organic fertilizers. Shanghai Zongbao wholly owns Shanghai Zongbao Environmental Construction Co., Ltd. Cangzhou Branch (“Zongbao Cangzhou”).

On August 21, 2014, Muliang Agricultural Limited (“Muliang HK”) was incorporated in Hong Kong as an investment holding company.

On January 27, 2015, Muliang HK incorporated a wholly foreign-owned enterprise, Shanghai Mufeng Investment Consulting Co., Ltd (“Shanghai Mufeng”), in China.

On July 8, 2015, Mullan Agritech entered into certain stock purchase agreement with Muliang Agriculture, Inc., pursuant to which Mullan Agritech, for a consideration of $5,000, acquired 100% interest in Muliang HK and its wholly-owned subsidiary Shanghai Mufeng. Both Muliang HK and Shanghai Mufeng are controlled by the Company’s sole officer and director, Lirong Wang.

On July 23, 2015, Muliang Industry established a wholly owned subsidiary, Shanghai Muliang Agricultural Sales Co., Ltd. (“Muliang Sales”) in Shanghai, China.

On September 3, 2015, Mullan Agritech effected a split of its outstanding common stock resulting in an aggregate of 150,525,000 shares outstanding of which 120,000,000 were owned by Chenxi Shi, the founder of Mullan Agritech and its sole officer and director. The remaining 30,525,000 were held by a total of 39 investors.

On January 11, 2016, Mullan Agritech issued 129,475,000 shares of its common stock to Lirong Wang for an aggregate consideration of $64,737.50. On the same date, Chenxi Shi, the sole officer and director of Mullan Agritech on that date, transferred 120,000,000 shares of common stock of the Company held by him to Lirong Wang for $800 pursuant to a transfer agreement.

On February 10, 2016, Shanghai Mufeng entered into a set of contractual agreements known as Variable Interest Entity (“VIE”) Agreements, including (1) Exclusive Technical Consulting and Service Agreement, (2) Equity Pledge Agreement, and (3) Call Option Cooperation Agreement, with Muliang Industry, and its Principal Shareholders. As a result of the Stock Purchase Agreement and the set of VIE Agreements, Shanghai Muliang Industry Co., Ltd., along with its consolidated subsidiaries, became entities controlled by Mullan Agritech, whereby Mullan Agritech would derive all substantial economic benefit generated by Muliang Industry and its subsidiaries.

As a result, Mullan Agritech has a direct wholly-owned subsidiary, Muliang HK and an indirectly wholly owned subsidiary Shanghai Mufeng. Through its VIE Agreements, Mullan Agritech exercises control over Muliang Industry. Muliang Industry has two wholly-owned subsidiaries (Shanghai Zongbao and Muliang Sales), one 99% owned subsidiary (Fukang), one 60% owned subsidiary (Agritech Development), and one indirectly wholly owned subsidiary Zongbao Cangzhou.

On June 6, 2016, Muliang Industry established a wholly-owned subsidiary, namely, Muliang (Ningling) Bio-chemical Fertilizer Co. Ltd (“Ningling Fertilizer”) in Henan Province, the central plain of China. Ningling Fertilizer is setup for a new production line of bio-chemical fertilizer and has not begun any operation yet.

On July 7, 2016, Muliang Industry established a subsidiary, namely, Zhonglian Huinong (Beijing) Technology Co., Ltd (“Zhonglian”) in Beijing City, China. Muliang Industry owns 65% shares of Zhonglian, and a third-party company, Zhongrui Huilian (Beijing) Technology Co., Ltd owns the other 35% shares. Zhonglian is to develop and operate an online agricultural products trading platform.

On October 27, 2016, Muliang Industry established a subsidiary, namely, Yunnan Muliang Animal Husbandry Development Co., Ltd (“Yunnan Muliang”) in Yunnan Province, China. Muliang Industry owns 55% shares of Yunnan Muliang, and a third-party company, Shuangbai County Development Investment Co., Ltd. owns the other 45% shares. Yunnan Muliang was setup for the sales development of West China.

On October 12, 2017, the Company canceled the registration of Ningling with the administration authorities for Industry and Commerce. Ningling has historically been reported as a component of our operations and incurred $33,323 to loss before income taxes provisions for the year ended December 31, 2017. The termination does not constitute a strategic shift that will have a major effect on our operations or financial results and as such, the termination is not classified as discontinued operations in our consolidated financial statements.

On June 19, 2020, the Company entered into a Share Exchange Agreement with Viagoo Pte Ltd. and all the shareholders of Viagoo for the acquisition of 100% equity interest of Viagoo. Pursuant to the SEA, Muliang shall purchase from Viagoo Shareholders all of Viagoo Shareholder’s right, title and interest in and to the Viagoo’s capital stock. The aggregate purchase price for the Shares shall be US$2,830,800, payable in 1,011,000 shares of the Company’s restricted common stock, valued at $2.80 per share.

Muliang HK, Shanghai Mufeng, Muliang Industry, Shanghai Zongbao, Zongbao Cangzhou, Muliang Sales, Fukang, Agritech Development, Yunnan Muliang, Zhonglian, and Viagoo are referred to as subsidiaries. The Company and its consolidated subsidiaries are collectively referred to herein as the “Company”, “we” and “us”, unless specific reference is made to an entity.

On April 4, 2019, the Company’s Board of Directors and majority shareholder approved a 5 to 1 reverse stock split of all of the issued and outstanding shares of the Company’s common stock, the change of corporate name from “Mullan Agritech Inc.” to “Muliang Viagoo Inc.”, and the creation of one hundred million (100,000,000) shares of Blank Check Preferred Stock.

On April 5, 2019, we filed a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada to reflect the Name Change and to authorize the creation of Blank Check Preferred Stock. As a result, the capital stock of the Company consists of 500,000,000 shares of common stock, $0.0001 par value, and 100,000,000 shares of blank check preferred stock, $0.0001 par value. To the fullest extent permitted by the laws of the State of Nevada, as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of preferred stock of the Company. The Company may issue the shares of stock for such consideration as may be fixed by the Board of Directors.

On April 16, 2019, we filed a Certificate of Change to our Articles of Incorporation with the Secretary of State of the State of Nevada to reflect the reverse stock split. Any fractional shares are to be rounded up to whole shares. The reverse stock split does not affect the par value or the number of authorized shares of common stock of the Company.

The reverse stock split and the name change took effect on May 7, 2019. In connection with the name change, our stock symbol changed to “MULG”.

On June 26, 2020, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of the State of the State of Nevada, changing its name from “Muliang Agritech, Inc.” to “Muliang Viagoo Technology, Inc.”.

Our Industry

The Status and Market Demand of Straw Organic Fertilizer Industry in China

Straw in China is in a large quantity, and has wide variety and broad distribution. The annual output of straw is more than 700 million tons, according to the China Industry Information Network’s report on “2017 China Straw Resource Reserves and Utilization Market Overview.” Straw contains more than 3 million tons of nitrogen, more than 700,000 tons of phosphorus and nearly 7 million tons of potassium, equivalent to more than a quarter of China’s current fertilizer amount of use and equivalent to 300 million tons of standard coal. However, nearly 100 million tons of straws are burned directly in the fields every year, which not only seriously damages the beneficial bacteria in the soil surface, but also directly leads to severe air pollution and increases the greenhouse effect. With the significant amount of production of straws in China, so long as part of the straw can be recycled every year, it will bring huge sustainable recycling resources to the fertilizer industry. On November 25, 2015, the National Development and Reform Commission, the Ministry of Finance, the Ministry of Agriculture and the Ministry of Environmental Protection jointly issued a notice, requiring the utilization rate of straw to exceed 85% by 2020.

Market demand in China for organic fertilizer is significant. According to the National Bureau of Statistics in 2019, the China national sales volume of organic fertilizers in 2018 was 133.42 million tons. According to the current policy of encouraging less use of chemical fertilizer, improving the quality of agricultural products and restoring land, it is estimated that the demand of organic fertilizers will increase to 180 million tons by 2020. At the same time, according to a governmental advocate of increasing proportion of organic fertilizer to 50% of the total use of fertilizer, the demand in China for organic fertilizer will reach more than 500 million tons by 2030.

The Environmental Considerations of Promoting Straw Organic Fertilizer

Less Air Pollution. Even if each county area builds a 100,000 tons of straw disposal factories, 100 counties in total can approximately reduce 10 million tons of straw burning, reduce carbon dioxide emissions by 15 million tons, and reduce a large number of carbon monoxide, volatile organic particles (PM), nitrogen oxides, benzene, polycyclic aromatic hydrocarbons and other harmful gases.

Less soil pollution, more environment restoration. Straw is a circulating agricultural resource and the best organic fertilizer resource, according to Baidu. Straw organic fertilizer is also the main measure to convert wasteland, tidal flat and saline-alkali land into arable land, to transform barren land into medium-low yield field and to upgrade medium-low yield field to high-quality fertile field.

Less water pollution. The utilization rate of traditional chemical fertilizers is generally below 30%, and 70% of the dissolved chemical fertilizers directly enter the underground water bodies and flow into rivers, resulting in eutrophication of water bodies. Increasing the application of organic fertilizer is one of the important methods to reduce water pollution.

The High Growth of Logistics and Last Mile Delivery Market in China

According to research done by Reportlinker.com (https://www.reportlinker.com/p05819554/Global-Last-Mile-Delivery-Industry.html?utm_source=GNW), the global last mile delivery market is estimated to reach USD 53.4 billion by 2027. China, the world’s second largest economy is expected to reach a market size of USD 9.3 billion by the year 2027, representing a compound annual growth rate (CAGR) of 7.1% over the analysis period of 2020 to 2027.

With Muliang Viagoo’s last mile delivery platform, we are placed in a good position to aggregate the carriers and merchant’s orders, taking advantage of the route optimization and tracking technologies to drive down the cost per delivery. The platform is able to expand beyond Muliang’s business network of organic fertilizer supplies to food distribution, restaurants and eCommerce merchants.

Our Products

We are committed to ensuring the quality of our agricultural products. We aim to provide high-quality and environmentally friendly straw organic fertilizer for our customers. Our organic fertilizers are the products of natural decomposition and are easy for plants to absorb and digest. Our powder form fertilizer maximizes the survival rate of microorganisms, ensures faster nutrient absorption and increases soil improvement seed and processing productivity. While we are primarily engaged in producing organic fertilizers, we also sell agriculture food products such as apples. We generated our revenue mainly from our organic fertilizers, which constituted approximately 94.5% and 91.3%  of our total revenue for the fiscal years ended December 31, 2020 and 2019, respectively. The sales of apples generated less than 1% of our total revenue for the fiscal years ended December 31, 2020 and 2019, respectively. In addition, we engage in the processing and distribution of black goat products, with business commencing at the end of 2021. We are currently constructing a deep-processing slaughterhouse and processing plant which is expected to have the capacity of slaughtering 200,000 black goats per year in Chuxiong City, Yunnan Province, in China. We expect to start generating revenue from the black goat products in 2021. The rest of our revenues for the last two fiscal years comes from the sales of agricultural foods as an intermediate sales agent for large diary companies in China such as Bright Dairy & Food Co., Ltd., and Mengniu Dairy industry Limited.

Organic Fertilizer

Our fertilizer products are sold under our brand names “Zongbao,” “Fukang,” and “Muliang.” There are seven lines of our organic fertilizers including:

●	Soil improvement and preparation fertilizer, which includes compound microbes, probiotics that can supplement microorganisms and trace elements of soil. It can be used as both starter fertilizer and regular fertilizer;

●	Root protection fertilizer, which is an organic nutrient water-soluble fertilizer that can help the growth of crops’ roots;

●	Foliar nutrition fertilizer, which is a biological growth promoter to help customers take care of the foliar of their plants;

●	Lower pesticide residue fertilizer, which can help our customers reduce the usage of pesticide and enhance the resistance ability for plants;

●	Fruit special fertilizer which contains enhanced nutrient availability to increase plant performance;

●	Fruit tree fertilizer that promotes healthy roots and fruit growth and are ideal for all fruit trees and berries; and

●	Corn and peanuts fertilizer that are specially used for corns and peanuts.

Our organic fertilizer contains all-purpose nutrition that can be used in the different stages of plant growth. It aims to increase soil fertility, improve soil aggregate structure, provide nutrient absorption ability for crop, improve water retention capacity and improve fertilizer utilization, thus creating a sustainable environment and healthy soil.

Agricultural Products (Food)

While concentrating on the development of organic fertilizers, we are actively developing the agricultural food business.

Apple Orchard

In 2014, we leased 350 mu (about 57.66 acres) of mountainous land as an apple farm and, for the purpose of using our own fertilizer to demonstrate the advantages of our straw organic fertilizer. The selling of apples generated less than 1% of our total revenue for the fiscal years ended December 31, 2020 and 2019, respectively. As the apple trees become more mature, we expect to generate more revenues from the sales of apples in the future.

Other Agricultural products

We are also acting as intermediate sales agent for the agricultural products from large agricultural products companies, such as Bright Dairy & Food Co., Ltd., Mengniu Dairy industry Limited, Haitian Flavoring & Food Co., Ltd. and Hangzhou Wahaha Group, etc.

Future Products

Black Goat Processing Products

Currently we engage in the processing and distribution of black goat products, with business commencing at the end of 2021. We are currently constructing a deep-processing slaughterhouse and processing plant which is expected to have the capacity of slaughtering 200,000 black goats per year in Chuxiong City, Yunnan Province, in China. Our black goat processing products will include goat rib lets, goat loin roast, goat loin chops, goat rack, goat leg, goat shoulder, goat leg shanks, ground goat meat, goat stew meat, whole goat, half goat, lamb viscera, etc. We expect to start generating revenue from the black goat products in 2021.

Forage Grass

We are exploring the options to use forage grass as an alternative for traditional feed for live-stocks. We currently have several research and development projects with schools and institutions. See “Research and Development” below.

Integration with Viagoo

The Viagoo business model includes the following main revenue streams. Viagoo Transport Marketplace (VTM) – This is the transaction platform for shippers and carriers to list and accept delivery jobs. The platform provides sharing functions where a group of shippers can share the transport fleet to some common places (e.g. shopping malls in the city). This service will reduce the waiting time and fuels, resulting in huge cost savings.

●	VTM provides single job and bulk orders or API connection for job posting. The fees are pre-calculated based on distance, areas, volume matric weight, types of goods, delivery options and time.

●	Task tracking – Shippers can track the delivery status if the option for tracking is required.

●	eWallet option – eWallet will be used for the service purpose and payment will be deducted from the eWallet stored value.

●	Reports – Delivery reports are available for shippers to track the performance and status of the delivery operation.

VTM is charged to carriers based on certain percentage of the freight charges. Other add-on services like online insurance, rest stop services will be a percentage charged to the service providers.

Viagoo Enterprise Services (VES) - is a cloud based service that provides operations management to support the Transport and Logistics team. With the use of the various modules, the carrier’s transport management is able to greatly optimise its resources and achieve higher efficiency.

●	Automatic Scheduling – Delivery / Invoice data will be pushed to the VES for automatic schedule to the driver via VES mobile app. The criteria of automatic scheduling are based on location, time preference, route zoning. These criteria can be configured and fine-tuned as the business progresses.

●	Route Optimisation – The system is able to automatically calculate the best routes based on various delivery points and constraints such as “time window”. With route optimisation, the transport planner is able to handle new delivery addresses dynamically. Also if there is a change in delivery plan due to various unforeseen circumstances such as vehicle breakdown, customer last minute cancellation, the system is able to re-optimise quickly by pushing a button.

●	VES Driver app - Task tracking – Once the tasks are started, they will be tracked till the jobs are completed. If e-sign is accepted, customers can sign and acknowledge the acceptance of goods using VES mobile sign feature built into the app or by taking a photo of the signed invoices or deliver orders (usually the last page of the document).

●	Customer Notification – Customers will be notified via email upon the completion of the delivery. A copy of the invoice / delivery order along with the signed copies will be sent to customers (customer email list to be maintained in the system) via email.

●	Reports – Delivery reports are available for operations managers to track the performance and status of the delivery operations.

●	VES Temperature Sensor Tracking Services – This is an additional module for real-time tracking of temperature control (via a GPS temperature tracking device installed in the truck) trucks for the purpose of preventing food waste and ensuring food safety.

VES is charged based on a monthly subscription by vehicles and by users. It is integrated with VTM and jobs received via VTM can be assigned and tracked automatically by VES.

Enterprise Systems – This is a project based system integration. The Enterprise system is charged based on project price and annual maintenance service fees. As Viagoo smart logistics platform gains acceptance in local markets, we expect business opportunities to arise for us to custom build enterprise solutions in the healthcare as well as logistic sectors. For example, Parkway Pantai Singapore is using us to custom build the online logistic job assignment and tracking of lab sample collection / delivery between clinics / hospitals and lab. This is to facilitate efficient deployment of the delivery resources and to ensure compliance is achieved in a tightly controlled fashion.

Viagoo’s 1st tier technology platform, codename VES (Viagoo Enterprise System) enables onboarding customers to seamlessly embark on a digital transformation path to reduce costs and increase efficiencies with quick ROI (return of investments) and total cost of ownership (TCO). Customers using VES effectively transformed their operations digitally instantly by having full visibility and full control of operations, underpinned by logistical movements, traceability, status reporting, communications, operations planning and data analytics for key business decisions.

Viagoo platform (VES) is currently used by ST Synthesis, Horme Hardware, Strategic Marketing, Parkway Pantai, Bridgestone, Skyfast, Impetus, KL Enviro, PN-I, P5, Servtouch and many others. Canon Singapore, Canon Malaysia, Ibiz (Navision ERP Vendor), Konica Minolta Singapore are new partners onboarded as resellers of Viagoo VES.

Viagoo has recently completed the development of the 2nd tier technology platform primarily for the “Transport Market Place Community.” Coined as VTM (Viagoo Transportation Marketplace), the purpose is to allow “trading collaboration, transportation crowd sourcing and resource sharing”. It creates a transport crowdsourcing eco-system between vested partners, stakeholders, fleet owners, retailers, online shops, transport owners in which they can co-share resources to resolve transport inadequacies and achieve a demand to supply equilibrium.

Transport inadequacies are caused by various reasons such as surges in delivery demand because of seasonal or festivities or simply sudden business growth. Another key pain point is where delivery trips in large countries often result in empty return trips. For long geographical distances, some one way delivery trips can log up to hundreds of kilometres but with empty return trips resulting in wastage of time, fuel and money. Empty trips can be filled up through a robust job sourcing system, by way of “jobs versus transports sourcing” via intelligent matching, an effective booking system and a payment gateway system, which now is a reality made possible through the technology cornerstone of VTM.

Viagoo has also just recently marked its roadmap milestone with the 3rd tier technology through the launch of “Viamove”. Soft-launched in May 2020, Viamove is the “Last mile on-demand delivery service” in Singapore using the VTM technology. This platform was a testbed amidst the impact of the COVID-19 pandemic hard hitting local economy and businesses. On the contrary, Viamove has attested to the growth potential by remaining relatively unscathed despite COVID-19’s relentless hit on many businesses.

Over 200 merchants and an overwhelming 300 freelance delivery agents have signed up since its launch. The testbed yielded promising results and hence Viagoo is looking at expanding into “next day and international delivery” through our delivery partners to broaden the business horizon. To enhance the business model, the team is working on two hour same day island wide delivery which is suitable for food, medical, and perishable products.

To solidify its partnership and brand building objectives, Viagoo is actively working with Enterprise Singapore, a local government agency, to support the efficient use of transport resources. In addition, Viagoo is partnering with the Singapore Logistics Association to support her members in promoting the online integration with local eCommerce portals to enable them to fulfil the services via Viagoo’s digital platform.

The strong growth of e-Commerce in the South East Asia market could exceed USD 200 billion by 2025 (https://www.temasek.com.sg/en/news-and-views/stories/future/Southeast-Asia-accelerating-internet-economy). With a population of 630 million in Association of Southeast Asia Nations (ASEAN) alone, 163 million households are expected to have income capacity for discretionary spending (https://www.iseas.edu.sg/images/pdf/TRS1_18.pdf). As such the need for logistics services will push for the demand for efficiency in this sector.

The opportunities to improve performance to better serve customers using digital platforms remain elusive to small and medium enterprises (SMEs) despite vast support from local government agencies. This is seen particularly in logistics operations in many SMEs. The shippers are finding difficulties in efficiently managing delivery and storage resources and as a result they are incurring heavy costs in maintaining these resources. Customers now expect to get shipments faster, have more flexibility, and more transparency at a lower price. B2B customers are facing far faster expectations around efficiency and performance than ever before.

An inefficient delivery also results in high wastage of fuels and contributes to avoidable environmental pollution. Carriers and logistic service providers are facing similar problems in adopting digital technology as the high costs of implementing and maintaining such systems has proven to be a big challenge for stakeholders. Defining a clear digital strategy that’s integrated into business strategy is critical. Digital is still a challenge in logistics space, and there are vast opportunities to improve performance and serve customers better. In addition, logistics sectors have substantial benefits in having more consolidation. However, fragmentation, accountability, and a lack of consistency make collaboration more difficult.

Viagoo logistic platform aims to provide a solution for shippers to easily optimise the logistics resources by either listing their assets in the platform for other shippers to book or request the logistic services via the platform. The flexible sharing model ensures shippers and carriers are able to get the best deals so as to reduce the cost by maximising utilisation of the unused resources.

Our Technology and Manufacturing Process

We utilize our patented technologies to process crop straws into organic fertilizer.

Crop straws include the stems, roots, leaves, pods and vines of crops. The main ingredients are cellulose, hemicellulose and lignin, as well as a small amount of minerals. Straw is a crude fiber material that is waxy and lignified. The fermentation cycle is long for the straw to be processed into organic fertilizer, as it takes 15 days to 60 days for microbial action. This is a common challenge for the large-scale and timely manufacturing of straw fertilizer.

The crop straws will be processed into a nutrient-rich organic fertilizer in a closed container by low-pressure, medium-temperature acid hydrolysis technology (with 9-to-13-kg pressure and at 150-to-180-degree temperature). The basic principle is as follows:

We utilize cellulose hydrolysis, hemicellulose hydrolysis and lignin hydrolysis methods to process cellulose, hemicellulose and lignin into short-chain cellulose, polysaccharide, monosaccharide, oligomer, etc. Based on the demand for our organic fertilizers and the controlled processing conditions, on average our methods produce a mix with a majority of short-chain cellulose, some polysaccharides and a small amount of monosaccharides.

The straws are stored in our warehouse after compacting them in a briquetting machine. The straw compacts are easy to transfer and occupy less storage space. The straw compacts will be first crushed to 3 cm to 5 cm in length. The straws are then processed in the hydrothermal degradation tank for 2 to 3 hours. We pump steam generated by a boiler into the hydrothermal degradation tank, so that the temperature in the hydrothermal degradation tank is maintained between 150°C and 180°C and the pressure is maintained at 0.9-1.3MPa. After 2-3 hours of thermal degradation, we release the pressure to 0.2~0.4MPa. By releasing the pressure, the straws explode to the storage tank, resulting in a mechanical treatment of the explosion impinging stream, breaking the cellulose, hemicellulose and lignin in the straw, breaking the hydrogen bonds, degrading fiber crystallization regions into an amorphous stage and degrading macromolecules into micro-molecules. After that, we add different auxiliary materials through an automatic batching system to make different organic fertilizers suitable for different crops. We then repeat a process of crushing, granulating, cooling and screening before packaging the fertilizers into products.

Sales and Marketing

We believe that our sales services, combined with the quality and reputation of our products will help us retain and attract new customers.

We distribute and sell our products to our end-customers through several different channels, including professional markets and the sales department of our company and distributors:

●	Professional Market: we built a long-term cooperation relationship with private agricultural companies and agricultural cooperative associations for sales;

●	Sales Department: we have sixteen sales representatives with our sales department that are professionally trained to efficiently promote and deliver products to our customers;

●	Third-party Agent and Distributors: we utilize various third-party agents and distributors to sell and distribute our products; and

●	E-commerce: we are designing and setting up an online trading platform to sell our products, which is expected to be completed in 2020.

By using various channels to sell and distribute our products to customers, we can directly serve our customers and end-customers by providing customer service and support.

Suppliers and Customers

Suppliers

Most of our suppliers are local suppliers from Qingdao city, Shandong province. The main raw materials for organic feeds include: (i) hydrolysed crop straw, which are chemically decayed wheat straw, corn straw and other kinds of crop straw, accounting for about 54% of the total raw materials; (ii) plant ash (Potassium carbonate, K2CO3), accounting for estimated 4% of the total raw materials; and (iii) Humic acid, accounting for about 3% of the total raw materials. Other auxiliary materials include monoammonium phosphate, urea, etc.

The following table sets forth information as to each supplier that accounted for 10% or more of the Company’s purchase for the periods presented.

	For the three months ended
	March 31,
Suppliers	2021		2020
	Amount	%	Amount	%
A	511,150	69%	N/A	N/A
B	N/A	N/A	459,247	85%
C	134,063	18%	N/A	N/A

	For the years ended December 31,
Suppliers	2020		2019
	Amount	%	Amount	%
A	2,618,036	35%	3,357,250	54%
B	N/A	N/A	1,649,276	26%
C	N/A	N/A	616,587	10%
D	725,566	10%	N/A	N/A

Customers

Our customers are mainly located in provinces of Guangdong, Jilin and Shandong.

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s revenues for the periods presented.

	For the three months ended
	March 31,
Customer	2021		2020
	Amount	%	Amount	%
A	507,094	36%	353,037	47%
B	602,904	43%	314,524	42%

	For the years ended December 31,
Customer	2020		2019
	Amount	%	Amount	%
Guangzhou Lvxing Organic Agricultural Products Co., Ltd	4,053,136	38%	3,026,072	23%
Huizhou Siji Green Agricultural Products Co., Ltd	N/A	N/A	2,297,573	18%
Guangzhou Xianshangge Trading Co., Ltd	4,255,503	40%	N/A	N/A

Our Growth Strategy

We intend to build upon our proven ability to produce high-quality organic fertilizer and increase our presence and market share in the agriculture industry. We have begun to implement the growth strategies described below and expect to continue to do so over the several years following this offering. Although the net proceeds of this offering will be available to assist us to implement our growth strategies, we cannot estimate the ultimate amount of capital needed to achieve our expected growth. We may need additional capital to implement these strategies, particularly in the event we pursue acquisitions of complementary businesses or technologies.

Scale Up Production of Organic Fertilizer and Accelerate Penetration in Local and Regional Markets

We plan to construct a new organic fertilizer factory in Heilongjiang Province, China. We have entered into a strategic cooperation agreement with Suihua City of Heilongjiang Province to produce a total of 1 million tons of organic fertilizer. We expect to produce 70,000 tons of organic fertilizer in 2021 and the remaining within the next 5 years. In addition, we will establish warehouse and distribution center in Heilongjiang Province, which is expected to accelerate penetration in the local and regional market.

Increase Sources of Revenue by Expanding Our Current Business

We engage in the processing and distribution of black goat products, with business commencing at the end of 2021. We are currently constructing a deep-processing slaughterhouse and processing plant which is expected to have the capacity of slaughtering 200,000 black goats per year in Chuxiong City, Yunnan Province, in China. We expect to start generating revenue from the black goat products in 2021. Demand for lamb in China as an alternative to pork is increasing due to growing concern on swine disease and pork quality. We plan to offer lamb and lamb products to consumers via a subscription program available on our website and mobile app in the future.

Continue to Invest in Research and Development and Expand Our Product Portfolio

We have invested significant capital in the development and improvement of our products. One of the R&D results introduced us to a type of forage grass that contains 30% more protein than other crops. We plan to work with the forage grass farmers in Xinjiang Province and to produce plant protein powder from the forage grass to be used in food and beverages in 2021.

Growth Strategy in Viagoo Online Smart Logistics

The Chinese smart logistics industry reached a total size of USD 37 billion in 2017 and is projected to reach a size of USD 135 billion by the year 2024. (https://www.businesswire.com/news/home/20190903005657/en/China-Smart-Logistics-Market-Report-2019-Industry)

As of 2018, there were 25.68 million registered trucks in China based on data shown in Statista.com. To ride on the growth trend and capitalize the emerging growth potential, Muliang Viagoo will be implementing the Viagoo Technology platform in China and targeting the China fleet owners and truck drivers.

The Viagoo VTM is a very apt and synergistic logistic platform for China logistic market as it has huge geographical distance and a sheer huge population of truck drivers. They can collaborate by job listings/postings, sub listings and job bookings as a resource sharing model. Muliang Viagoo can potentially extend to seek further value added revenue streams deriving from examples of insurance and soliciting job bookings.

The mitigation of empty return trips for the trucks drivers and fleet operators is a key impetus and an enticement to join and onboard the VTM platform for costs reductions and added revenues. In tandem, the onboarding of the customers’ side notwithstanding retailers, malls, ecommerce (the shippers) who are the source of demand generation whereas the truck drivers and fleet owners (the carriers) are the fulfilment of demand, hence forming the sought after business equilibrium.

With Muliang Viagoo’s connections to farms, malls, logistics service providers in conjunction with VTM platform, we are well poised to pave way to gain quicker inroads into China logistic markets to seek business growth as planned.

As for South East Asia, third party logistics market accounted for US$ 36.4 billion in 2017 and is expected to grow at a CAGR of 5.5% over the forecast period 2018-2025, to account for US$ 55.7 billion in 2025. Viagoo platform is well positioned in the regional technology hub of ASEAN and we are targeting to have a strong growth in these markets.

In China, we plan to adopt a three phases approach. In phase 1, the platform will be opened to Muliang’s businesses and business partners. The platform will enable participating merchants to take advantage of Viagoo’s digital technology to improve efficiency and lower costs. We plan to onboard truck drivers to the platform to list their services. To entice the drivers to join, we plan to partner with local insurance and finance companies to offer discounts in insurance coverage and truck leasing.

In phase 2, we plan to use data analytics technology to provide forecasts on supply and demand across provinces and delivery locations. With the improved data, the platform services is expected to expand the market coverage to other cities and provinces. We plan to deploy blockchain technology to enhance data and transaction security. Using a distributed ledger, the data is protected and transparent between the respective stakeholders.

In phase 3, we plan to expand the partner network to include other supportive merchants to offer their services at the key rest stops across the strategic locations.

Outside China, we plan to work with joint venture partners in target countries to establish our platform services. This is to ensure a quick deployment of the services and reduce the political and cultural differences. The target countries include Malaysia, Hong Kong SAR, and Indonesia.

We also plan to look at introducing specialised services such as medicine delivery linking to hospital and clinical systems for on demand dispensing.

Competitive Advantages

Competitive Advantages of Our Technology

●	Quick disposal: straw can be disposed into powder in three hours.

●	Continuous operation: the production line is formed with connecting hydrolysis tanks, which allows the full use of steam heat and continuous charging, hydrolysis and discharge.

●	Environmental protection: all the disposal devices are closed containers and pipelines to avoid gas and material leakage.

●	High fertilizer efficiency: the organic fertilizer matrix after straw disposal has a higher content of organic matter than the compost products of livestock and poultry manure, and it has a comprehensive organic nutritional composition. It also avoids pesticide, insect pest returning to the field, excessive loose soil and the hidden trouble of fermenting and burning seedlings in the field.

●	Less space: 80,000 tons of straw disposal plant only need 6.6 – 8.2 acres of land.

●	Strong replicability: our technology and production line can be replicated in different countries.

Competitive Advantage of Our Products

●	Quality Advantage. Compared with the traditional compost manure fermented fertilizer, our product has a high concentration of organic matter and small molecular organic nutrients that can be directly absorbed by crops rich in fulvic acid, polysaccharides and monosaccharides. The effectiveness of our product is 50% higher than the same amount of conventional organic fertilizer.

●	Safety advantage. Compared with traditional livestock and poultry manure composting fermented fertilizer, our product generates less residue of heavy metals, antibiotics, toxic and harmful bacteria, avoids the pollution of soil, and ensures the quality and safety of agricultural products.

Competitive Advantage of Muliang Viagoo Logistic Platform

●	Integrated Productivity Improvement Functions. Viagoo platform is providing integrated options such as route planning and scheduling, optimization, real-time delivery tracking for carriers and logistic service providers to improve the efficiency and enhance their digital capability to improve the performance. As a result, competitive advantage is achieved through cost reduction and higher efficiency.

●	Open Connectivity via Application Programming Interface (API). Competitors usually require their service partners to use their system and hence it may be a barrier for those companies who are unwilling to comply. Muliang’s Viagoo platform provides API for merchant’s jobs to be pushed to the platform and delivery jobs be assigned intelligently to the carriers.

●	Internet of Thing (IOT) Services. The use of IOT in the platform to expand the type of services especially those requiring strict process compliance such as cold-chain management and access security is a unique feature in which the competitors are not able to replicate easily.

●	Enterprise Transport Management Functions. Muliang’s Viagoo platform provides full online tracking, route optimization and capacity planning options to help the carriers to efficiently manage their operation. Using Internet of Things (IOT), GPS, mobile integration, document and data integration services, the platform is able to empower shippers and carriers with up to date technology to support their digital transformation.

Research and Development

Forage Grass Production Capacity

In July 2014, we entered into a Technology Transfer Agreement and a Consulting Agreement with the Chinese Academy of Agricultural Sciences in connection with forage grass. We seek to increase the production capacity of forage grass through this collaboration.

Food Product Development

In October 2015, we entered into a Food Development Agreement with Shanghai Food Science and Technology School. The goal of this project is to explore the technology and product application of forage grass seeds for plant protein, dietary fiber and food and beverage.

Animal Waste Disposal

In January 2019, we entered into a Technology Development Agreement with Shanghai Academy of Agricultural Sciences to research ways to dispose and utilize animal waste from our black goat slaughtering and processing plant. We aim to minimize environmental impact and avoid any water pollution.

Intellectual Property

We rely on certain intellectual property to protect our domestic business interests and ensure our competitive position in our industry.

We have 12 patents and 5 registered trademarks in China on sludge and straw technology, and we are a pilot company of technology in Jinshan District, Shanghai. Among the patents we now own, “microwave induced catalytic hydrolysis treatment sludge” was reviewed by Chinese Academy of Sciences Shanghai Technology Chaxin Consulting Centre (the “Centre”) (report no. 200921C0703709, 200821C0701507). According to the review by the Centre, there is no public report of the same kind of research, and therefore, the project is innovative and is advanced at the international level.

NEXG Pte Ltd has trademark FleetnexG in February 2016 in Singapore (Publication (040201521235Y). Viagoo is planning to register the trademark of Viagoo’s technology in 2021 in Singapore and China.

Patents

We own the following patents through our subsidiaries and/or VIE entities:

No.	Patent Name	Patent Number	Certificate Number
1	Pressure relief material discharge and storage device	ZL2009200705204	130427
2	Chemical catalytic hydrolysis tank	ZL2009200705219	1370181
3	Material storage bin with crusher	ZL2009200706156	1370214
4	Pneumatic check valve type tank cap	ZL2009200706160	1370180
5	Regenerative heat exchanger	ZL2009200705223	1419186
6	Method for preparing novel material by catalyzing and hydrolyzing mud through microwave inducing	ZL2008100346358	814191
7	Method for removing heavy metals from activated sludge	ZL2009100494481	1224500
8	Method for comprehensively treating grating garbage and activated sludge in sewage plant	ZL2009100494462	1276553
9	Method for preparing water soluble quick-acting organic fertilizer from activated sludge	ZL2009100494458	1311657
10	Mechanical force chemical treating method for organic solid wastes	ZL2009100494477	1372950
11	Method for preparing fuel oil by activated sludge in pipe bundle cracking furnace	ZL2011100405076	1513772
12	Method for directly flashing treated water into superheated steam and application	ZL2011100405127	2306463

Trademarks

We own several trademarks through our subsidiaries and/or VIE entities, including Muliang, Zongbao, Xiutubao, Vijifeng, Jingletu, and Huangdicao. Muliang and Zongbao are our company’s brand names.

Our Property, Plant and Equipment

Our principal executive office is located at 2498 Wanfeng Highway, Lane 181, Fengjing Town, Jinshan District, Shanghai, China, and our telephone number is (86) 21-67355092. The office space belongs to our President and Chief Executive Officer, Mr. Lirong Wang, who allows us to use the space for free.

Property, plant and equipment at March 31, 2021, December 31, 2020 and 2019 consisted of:

	March 31,	December 31,	December 31,
	2021	2020	2019
Building	$2,944,267	$2,949,493	$12,715,941
Operating equipment	2,753,443	2,758,704	2,785,557
Vehicle	86,674	86,828	81,552
Office equipment	26,805	26,783	20,762
Apple Orchard	1,041,377	1,041,377	789,344
Construction in progress	1,895,993	1,829,057	1,709,144
	8,748,559	8,692,242	18,102,300
Less: Accumulated depreciation	(2,616,711)	(2,425,499)	(3,008,220)
	$6,131,848	$6,266,743	$15,094,080

Our Employees

As of the date of this prospectus, we have 135 full-time employees. The following table sets forth the number of our employees by function:

Functional Area	Number of Employees
Senior management	16
Sales, Technical and Procurement	26
IT Development & Solutions	11
Accounting	5
Human resources and administrative personnel	7
Warehouse	5
Factory	65
Total	135

We provide social insurance for each employee in accordance with Chinese law, including pension insurance, medical insurance, unemployment insurance, work injury insurance and maternity insurance and housing provident fund.

Legal Proceedings

Except for those set forth below, currently there are no legal proceedings pending or threatened against the Company. However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise.

There were two civil proceedings, including: (1) default over a loan agreement between Shanghai Zongbao and Agricultural Bank of China Jinshan Subbranch, the judgment for which has become effective since January 14th, 2019; and (2) default over a construction contract between Shanghai Zongbao and Shanghai Zhongta Construction and Engineering Co., Ltd., as to which both parties reached a mediation agreement through the mediation procedure held by the court. The cause for both cases is that the established project of organic fertilizer production could not be continued due to the change of business focus of the industrial park in which the company is located to food, machinery and new energy industries. This caused defaults with both aforementioned parties. The relevant land and production building were mortgaged to Agricultural Bank of China, and Shanghai Zongbao and Shanghai Zhongta Construction and Engineering Co., Ltd., with the understanding that the value of the assets will be sufficient to cover the debts under these two cases. Both the Agriculture Bank of China (“ABC”) and Shanghai Zongbao agreed to allow Shanghai Jinshan People’s Court to list the asset on Taobao’s online auction platform for sale. The final sale price achieved was RMB 74,515,000 (approximately $10.8 million), and we entered into a settlement agreement with ABC for the settlement of the remaining balance of RMB 29,900,000 (approximately $4.3 million) thereafter. As a result of the settlement, Agricultural Bank of China received RMB 35,632,193.36, Shanghai Zhongta Construction and Engineering Co., Ltd. received RMB 26,000,000 and Shanghai Zongbao received the remaining RMB 7,921,902.28. The outstanding defaults were satisfied on April 3, 2021 and we received the remaining proceeds on June 16, 2021. We believe the sales proceeds will improve Company’s cash position and plan to use the remaining sales proceeds for general working capital needs. The manufacturing base for the project of Shanghai Zongbao has already been relocated and therefore the sale of the land use rights and building facility have no material adverse impact on our operations.

Shanghai Aoke Chemicals Co., Ltd. (“Shanghai Aoke”) placed with Shanghai Nai Sheng Kalan Industrial Co., Ltd. (“Shanghai Nai Sheng”) an equipment procurement order of RMB 25 million (approximately US$3.84M) in 2013. Due to a product defect issue at the fault of Shanghai Nai Sheng, Shanghai Aoke suspended payments to Shanghai Nai Sheng, and RMB 2.94 million remains to be paid to Shanghai Nai Sheng as of September 2017, guaranteed by Shanghai Zongbao. In August 2020, Shanghai Nai Sheng commenced a legal proceeding against Shanghai Aoke in the Jinshan District People’s Court for the payment of the balance of the purchase order, concurrently enjoining Zongbao as the guarantor. When Shanghai Nai Sheng eventually brought the legal action against Shanghai Aoke, the total amount owed had been reduced from RMB 2.94 million to RMB 1.21 Million (approximately US$184,000) based on payments made between September 2017 and August 2020. To our knowledge, the reduced figure was confirmed by all parties in a court mediation on December 3, 2020, and a settlement was reached pursuant to which all amounts due shall be paid by June 30, 2021.

PRC Regulations

Our operation in China is subject to a number of PRC laws and regulations. This section summarizes all material PRC laws and regulations relevant to our business and operations in China and the key provisions of such regulations.

Fertilizer License

The examination and approval of fertilizer license is based on Article 25 of the Agricultural Law of the People’s Republic of China, the Management for the Administration of Fertilizer Registration (Order No. 32 and No. 38 by the Ministry of Agriculture), and the Requirements for Fertilizer Registration Materials (Publication No. 161 from the Ministry of Agriculture). Organic fertilizers are required to be registered with provincial agricultural department.

There are four examination and approval requirements for obtaining a fertilizer license (1) A valid business license issued by Administration for Industry and Commerce, whose business scope shall cover the industry of fertilizer; (2) Products must comply with the relevant requirements of laws, regulations and relevant national policies (such as safety and environmental protection); (3) The product quality must comply with national standards, industry standards, local standards or enterprise standards approved by the quality supervision department; and (4) The application materials must be true, legal, complete and effective.

All of our fertilizer products currently have valid five-year fertilizer licenses that are renewable upon the expiration date in the year of 2022.

Corporate Laws and Industry Catalogue Relating to Foreign Investment

The establishment, operation and management of corporate entities in China are governed by the Company Law of the PRC, or the Company Law, effective in 1994, as amended in 1999, 2004, and 2005, respectively. The Company Law is applicable to our PRC subsidiaries and affiliated PRC entity unless the PRC laws on foreign investment have stipulated otherwise.

The establishment, approval, registered capital requirement and day-to-day operational matters of wholly foreign-owned enterprises (“WFOE”), are regulated by the WFOE Law of the PRC effective in 1986, as amended in 2000, and the Implementation Rules of the WFOE Law of the PRC effective in 1990, as amended in 2001.

Investment activities in the PRC by foreign investors are principally governed by the Guidance Catalogue of Industries for Foreign Investment, or the Catalogue, which was promulgated and is amended from time to time by the Ministry of Commerce and the National Development and Reform Commission. The Catalogue divides industries into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalogue are generally open to foreign investment unless specifically restricted by other PRC regulations.

Establishment of WFOEs is generally permitted in encouraged industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures.

For example, sales and distribution of audio and video products are among the restricted categories, and only contractual joint ventures in which Chinese partners holding majority interests can engage in the distribution of audio and video products in China.

In addition, restricted category projects are also subject to higher-level government approvals. Foreign investors are not allowed to invest in industries in the prohibited category.

Regulations Relating to Taxation

In January 2008, the PRC Enterprise Income Tax Law (The “EIT” Law) took effect. The EIT applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, unless where tax incentives are granted to special industries and projects. Under the EIT Law and its implementation regulations, dividends generated from the business of a PRC subsidiary after January 1, 2008 and payable to its foreign investor may be subject to a withholding tax rate of 10% if the PRC tax authorities determine that the foreign investor is a non-resident enterprise, unless there is a tax treaty with China that provides for a preferential withholding tax rate. Distributions of earnings generated before January 1, 2008 are exempt from PRC withholding tax.

Under the EIT Law, an enterprise established outside China with “de facto management bodies” within China is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. A circular issued by the State Administration of Taxation in April 2009 regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese enterprise groups and established outside of China as “resident enterprises” clarified that dividends and other income paid by such PRC “resident enterprises” will be considered PRC-source income and subject to PRC withholding tax, currently at a rate of 10%, when paid to non-PRC enterprise shareholders. This circular also subjects such PRC “resident enterprises” to various reporting requirements with the PRC tax authorities.

Under the implementation regulations to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, the tax circular mentioned above specifies that certain PRC-invested overseas enterprises controlled by a Chinese enterprise or a Chinese enterprise group in the PRC will be classified as PRC resident enterprises if the following are located or residence in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, the company seal and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights.

Regulations Relating to Foreign Exchange

Pursuant to the Regulations on the Administration of Foreign Exchange issued by the State Council and effective in 1996, as amended in January 1997 and August 2008, current account transactions, such as sale or purchase of goods, are not subject to PRC governmental control or restrictions. Certain organizations in the PRC, including foreign-invested enterprises, may purchase, sell, and/or remit foreign currencies at certain banks authorized to conduct foreign exchange business upon providing valid commercial documents. Approval of the PRC State Administration of Foreign Exchange (“SAFE”), however, is required for capital account transactions.

In August 2008, SAFE issued a circular on the conversion of foreign currency into Renminbi by a foreign-invested company that regulates how the converted Renminbi may be used. The circular requires that the registered capital of a foreign-invested enterprise converted into Renminbi from foreign currencies may only be utilized for purposes within its business scope. For example, such converted amounts may not be used for investments in or acquisitions of other PRC companies, unless specifically provided otherwise, which can inhibit the ability of companies to consummate such transactions. In addition, SAFE strengthened its oversight of the flow and use of the Renminbi registered capital of foreign-invested enterprises converted from foreign currencies. The use of such Renminbi capital may not be changed without SAFE’s approval, and may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been utilized. Violations may result in severe penalties, such as heavy fines.

Regulations Relating to Labor

Pursuant to the PRC Labor Law effective in 1995 and the PRC Labor Contract Law effective in 2008, a written labor contract is required when an employment relationship is established between an employer and an employee. Other labor-related regulations and rules of the PRC stipulate the maximum number of working hours per day and per week as well as the minimum wages. An employer is required to set up occupational safety and sanitation systems, implement the national occupational safety and sanitation rules and standards, educate employees on occupational safety and sanitation, prevent accidents at work and reduce occupational hazards.

In the PRC, workers dispatched by an employment agency are normally engaged in temporary, auxiliary or substitute work. Pursuant to the PRC Labor Contract Law, an employment agency is the employer for workers dispatched by it, and it must perform an employer’s obligations toward them. The employment contract between the employment agency and the dispatched workers, and the placement agreement between the employment agency and the company that receives the dispatched workers must be in writing. Also, the company that accepts the dispatched workers must bear joint and several liabilities for any violation of the Labor Contract Law by the employment agencies arising from their contracts with dispatched workers. An employer is obligated to sign an indefinite term labor contract with an employee if the employer continues to employ the employee after two consecutive fixed-term labor contracts. The employer also has to pay compensation to the employee if the employer terminates an indefinite term labor contract. Except where the employer proposes to renew a labor contract by maintaining or raising the conditions of the labor contract and the employee is not agreeable to the renewal, an employer is required to compensate the employee when a definite term labor contract expires. Furthermore, under the Regulations on Paid Annual Leave for Employees issued by the State Council in December 2007 and effective as of January 2008, employees who have served an employer for more than one (1) year and less than ten years are entitled to a 5-day paid vacation, those whose service period ranges from 10 to 20 years are entitled to a 10-day paid vacation, and those who have served for more than 20 years are entitled to a 15-day paid vacation. An employee who does not use such vacation time at the request of the employer shall be compensated at three times their normal salaries for each waived vacation day.

Pursuant to the Regulations on Occupational Injury Insurance effective in 2004 and the Interim Measures concerning the Maternity Insurance for Enterprise Employees effective in 1995, PRC companies must pay occupational injury insurance premiums and maternity insurance premiums for their employees. Pursuant to the Interim Regulations on the Collection and Payment of Social Insurance Premiums effective in 1999 and the Interim Measures concerning the Administration of the Registration of Social Insurance effective in 1999, basic pension insurance, medical insurance, and unemployment insurance are collectively referred to as social insurance. Both PRC companies and their employees are required to contribute to the social insurance plans. Pursuant to the Regulations on the Administration of Housing Fund effective in 1999, as amended in 2002, PRC companies must register with applicable housing fund management centers and establish a special housing fund account in an entrusted bank. Both PRC companies and their employees are required to contribute to the housing funds.

Regulations on Dividend Distribution

Wholly foreign-owned companies in the PRC may pay dividends only out of their accumulated profits after tax as determined in accordance with PRC accounting standards. Remittance of dividends by a wholly foreign-owned enterprise out of China is subject to examination by the banks designated by SAFE. Wholly foreign-owned companies may not pay dividends unless they set aside at least 10% of their respective accumulated profits after tax each year, if any, to fund certain reserve funds, until such time as the accumulative amount of such fund reaches 50% of the wholly foreign-owned company’s registered capital. In addition, these companies also may allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds at their discretion. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

Safe Regulations on Offshore Special Purpose Companies Held by PRC Residents or Citizens

Pursuant to the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles, or Circular No. 75, issued in October 2005 by SAFE and its supplemental notices, PRC citizens or residents are required to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas equity financing involving a roundtrip investment whereby the offshore entity acquires or controls onshore assets or equity interests held by the PRC citizens or residents. In addition, such PRC citizens or residents must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to increases or decreases in investment amount, transfers or exchanges of shares, mergers or divisions, long-term equity or debt investments, external guarantees or other material events that do not involve roundtrip investments. Subsequent regulations further clarified that PRC subsidiaries of an offshore company governed by the SAFE regulations are required to coordinate and supervise the filing of SAFE registrations in a timely manner by the offshore holding company’s shareholders who are PRC citizens or residents. If these shareholders fail to comply, the PRC subsidiaries are required to report to the local SAFE branches. If the shareholders of the offshore holding company who are PRC citizens or residents do not complete their registration with the local SAFE branches, the PRC subsidiaries may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to the offshore company, and the offshore company may be restricted in its ability to contribute additional capital to its PRC subsidiaries. Moreover, failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC law for evasion of applicable foreign exchange restrictions.

M&A Rules

On August 8, 2006, six PRC regulatory agencies, including China Securities Regulatory Commission (“CSRC”), promulgated a rule entitled Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (“the M&A Rules”) to regulate foreign investment in PRC domestic enterprises. The M&A rules, among other things, requires an overseas special purpose vehicle (“SPV”), formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of CSRC prior to publicly listing their securities on an overseas stock exchange. There remains some uncertainty as to how this regulation will be interpreted or implemented in the context of an overseas offering. If the CSRC or another PRC regulatory agency subsequently determines that approval is required for this offering, we may face sanctions by the CSRC or another PRC regulatory agency.

The M&A Rules also establish procedures and requirements that could make some acquisitions of Chinese companies by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a Chinese domestic enterprise.

SAFE Regulations on Employee Share Options

On March 28, 2007, SAFE promulgated the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Share Holding Plan or Share Option Plan of Overseas Listed Company, or the Share Option Rule. Pursuant to the Share Option Rule, Chinese citizens who are granted share options by an overseas publicly listed company are required to register with SAFE through a Chinese agent or Chinese subsidiary of the overseas publicly listed company and complete certain other procedures. Our PRC employees who have been granted share options will be subject to these regulations. Failure of our PRC share option holders to complete their SAFE registrations may subject these PRC employees to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us.

MANAGEMENT

Directors, Executive Officers and Corporate Governance.

The following table sets forth certain information with respect to our directors, executive officers and significant employees:

Name	Age	Position
Lirong Wang	48	Chief Executive Officer and Chairman of the Board
Shaw Cheng “David” Chong	59	Chief Financial Officer
Nunissait Tjandra	59	Director
Scott Silverman*(1)(2)(3)	54	Independent Director Nominee; Chair of Audit Committee
Vick Bathija*(1)(2)(3)	35	Independent Director Nominee; Chair of Compensation Committee
Guofu Zhang*(1)(2)(3)	41	Independent Director Nominee; Chair of Nomination Committee

*	The individual consents to be in such position upon Company’s listing on the Nasdaq Stock Market.

(1)	Member nominees of the Audit Committee

(2)	Member nominees of the Compensation Committee

(3)	Member nominees of the Nominating Committee

Lirong Wang has been the Chief Executive Officer and Chairman of the Board since January 11, 2016. Mr. Wang has also been the Chairman and CEO of Shanghai Muliang Industries Co., Ltd. since December 2006. From November 2002 to November 2006, Mr. Wang was general manager of Shanghai Aoke Chemical Products Co., Ltd. Mr. Wang received his bachelor’s degree in storage management from Harbin University of Commerce in 1996.

Shaw Cheng “David” Chong has over 30 years working experience in medium and large private and publicly listed manufacturing companies. Familiar with navigating China, US, Europe, Singapore and other capital markets, his expertise includes international financial management, operations, auditing, funding, business development, internal control maintenance, corporate governance and investor relations. He has qualifications in professional accountancy studies from ACCA (the Association of Chartered Certified Accountants). Mr. Chong was China Financial Controller for Amtek Engineering Ltd (SGX: Amtek Engineering) from 1991 to 2006. From 2007 to 2010 he was Strategic Advisor to both Yan Zhi Hong Shoe Manufacturer Ltd as well as China Recycling Energy Corporation (Nasdaq: CREG), and later in 2010 he became CREG’s Investor Relationship Director prior to assuming the role of Chief Financial Officer from 2011 to 2015, and reverting to Strategic Advisor until May 2016. From May 2015 to March 2019, Mr. Chong served as the Managing Director (Asia) of Hover Energy LLC, and concurrently from March 2016 to December 2016, he acted as Treasurer and Interim President of Nutrastar International. Mr. Chong became board advisor to NexG Ptd Ltd. in November 2016 and was subsequently appointed as Chief Financial Officer of NexG in January 2017 until April 2018, and Chief Financial Officer of Qourier from April 2018 to December 2019.

Nunissait Tjandra has over 30 years of working experience as a manager in various technology companies. Mr. Tjandra was a System Manager of Microcraft Computer and Engineering Pte Ltd. from 1989 to 1992. From 1993 to 1997, he served as the Technical Marketing Manager of Canon Singapore Pte Ltd., where he led a team of support and marketing staffs to plan, manage and execute the digital line of products under the company. He also served as a Director of ECPOD Pte ltd from 1997 to 2003. Mr. Tjandra has been a Director and Co-Founder of TPS Asia Pacific Pte Ltd (renamed as nexG Pte Ltd), a Director and Co-founder of TPS Solutions Hong Kong Limited, and the CEO and Co-founder of Viagoo Pte Ltd., where he manages and executes the company business and operation strategies of the company. Mr. Tjandra obtained his bachelor’s degree in Science from National University of Singapore.

Scott Silverman has over 25 years of business success on national and international levels, with a highly diverse knowledge of financial, legal and operations management; public company management, accounting and SEC regulations. Mr. Silverman specializes in establishing and streamlining back-office policies and procedures and implementing sound financial management and internal controls necessary for enterprise growth and scalability. Mr. Silverman is currently a partner and CFO of VC Capital Holdings, a diversified PE firm with portfolio investments in hospitality, healthcare and construction and engineering. Mr. Silverman has orchestrated investor exits for multiple companies, including direct participation in taking 7 companies public. He has also assisted in raising over $35 million for client companies, both public and private. He has a bachelor’s degree in finance from George Washington University and a Master’s degree in accounting from NOVA Southeastern University. We believe Mr. Silverman would be a qualified independent director due to his public company experience.

Vick Bathija has worked on many complex engagements ranging from audits, tax and consulting. He began his career at Holtz Rubenstein, now known as Baker Tilly. He was in the audit/tax department where he grew into a senior role overseeing mid cap companies from an audit and tax standpoint. After over 2 years at Ernst & Young, he started his own practice, Commerce CPA, LLC. He has advised and service several hundred clients ranging from startups to established companies. He has consulted and conducted audits for companies looking to raise money in accordance with SEC regulations. He received a BBA in Accounting and a Masters in Taxation from Hofstra University. We believe Mr. Bathija would be a qualified independent director due to his accounting and GAAP reporting expertise.

Guofu Zhang has served as Chief Financial Officer of AGM Group Holdings Inc. (Nasdaq: AGMH) since the inception of the company. He was a senior accounting consultant at China Customer Relations Centers, Inc. (Nasdaq: CCRC) from 2013 to 2015. Mr. Zhang earned his bachelor’s degree in accounting from Renmin University of China. He is experienced in financial analysis, auditing, and accounting internal control. He also has experience with IPOs when he helped both AGMH and CCRC list on NASDAQ in April 2018 and December 2015, respectively. We believe Mr. Zhang would be a qualified independent director due to his public company accounting experience.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Certain Legal Proceedings

To our knowledge, no director, nominee for director or executive officer of the Company has been a party in any legal proceeding material to an evaluation of his ability or integrity during the past ten years.

Code of Ethics

The company has not adopted a Code of Ethics applicable to its Principal Executive Officer and Principal Financial Officer.

Corporate Governance

The business and affairs of the company are managed under the direction of our board. In addition to the contact information in this prospectus, each stockholder will be given specific information on how he/she can direct communications to the officers and directors of the corporation at our annual stockholders meetings. All communications from stockholders are relayed to the members of the board of directors.

Board Committees

We plan to establish three committees under the board of directors: an audit committee, a compensation committee and a nominating and corporate governance committee. We have adopted a charter for each of the three committees. Copy of our committee charters are to be posted on our corporate investor relations website prior to our listing on the Nasdaq Capital Market.

Each committee’s members and functions are described below.

Audit Committee. Our Audit Committee will consist of Vick Bathija, Scott Silverman and Guofu Zhang. Mr. Bathija will be the chairman of our audit committee. We have determined that these directors satisfy the “independence” requirements of NASDAQ Rule 5605 and Rule 10A-3 under the Securities Exchange Act of 1934. Our board of directors has determined that Mr. Bathija qualifies as an audit committee financial expert and has the accounting or financial management expertise as required under Item 407(d)(5)(ii) and (iii) of Regulation S-K. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our Compensation Committee will consist of Vick Bathija, Scott Silverman and Guofu Zhang. Mr. Zhang will be the chairman of our audit committee. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the shareholders for determination with respect to the compensation of our directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nomination Committee. Our Nomination Committee will consist of Vick Bathija, Scott Silverman and Guofu Zhang. Mr. Silverman will be the chairman of our audit committee. The nomination committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nomination committee will be responsible for, among other things:

●	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

●	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

●	advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Board Leadership Structure and Role in Risk Oversight

Our Board is primarily responsible for overseeing our risk management processes. The Board receives and reviews periodic reports from management, auditors, legal counsel and others, as considered appropriate regarding our company’s assessment of risks. The Board focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our company are consistent with the Board’s appetite for risk. While the Board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board leadership structure supports this approach.

Executive Compensation.

The following summary compensation table sets forth the compensation earned by our named executive officers for the years ended December 31, 2020 and 2019.

Summary Compensation Table

	Fiscal	Salary	Bonus	Stock Awards	All Other Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)
Lirong Wang	2020	17,266	0	0	0	17,266
Chief Executive Officer and Chairman of the Board	2019	17,450	0	0	0	17,450
Shaw Cheng “David” Chong*	2020	0	0	140,000	0	140,000
Chief Financial Officer	2019	0	0	0	0	0
Nunissait Tjandra*	2020	48,547	0	0	0	48,547
Director	2019	0	0	0	0	0
Vick Bathija*	2020	0	0	0	0	0
Independent Director Nominee	2019	0	0	0	0	0
Scott Silverman*	2020	0	0	0	0	0
Independent Director Nominee	2019	0	0	0	0	0
Guofu Zhang*	2020	0	0	0	0	0
Independent Director Nominee	2019	0	0	0	0	0

*	Appointed during fiscal year 2020.

Compensation of Directors

We have entered into director offer letters with each of our independent director nominees. Upon Company’s listing on the Nasdaq Stock Market, we plan to pay our independent director nominee Vick Bathija with an annual cash compensation of $40,000, our independent director nominee Scott Silverman with an annual cash compensation of $30,000 and our independent director nominee Guofu Zhang with an annual cash compensation of $20,000. In addition, for each year of service upon our listing on Nasdaq Capital Market, we will issue to Mr. Bathija, Mr. Silverman and Mr. Zhang stock option for up to 40,000, 30,000 and 20,000 shares, respectively, exercisable at an exercise price of $4.00 for three years from the date of issuance. We will also reimburse all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity. For the years ended December 31, 2018 and 2019, we did not have any non-employee directors.

Employment Agreements

As Company’s Chief Financial Officer, Mr. Chong will be provided with the following compensation: (a) Company shall issue 50,000 of restricted common stock upon the commencement of his employment, with an annual compensation in cash of $100,000, payable monthly; (b) additional 50,000 common stock upon Company’s successful listing on a national exchange; and (c) during the executive’s term, the Company will reimburse for all reasonable out-of-pocket travel expenses incurred by the executive in attending any in-person meetings, provided that the executive complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses.

Option Grants

We had no outstanding equity awards as of the end of fiscal years ended December 31, 2020 and 2019.

Option Exercises and Fiscal Year-End Option Value Table

There were no stock options exercised during fiscal years ended December 31, 2020 and 2019 by the executive officers.

Outstanding Equity Awards at Fiscal Year-End Table

We had no outstanding equity awards as of the end of fiscal years ended December 31, 2020 and 2019.

Long-Term Incentive Plans and Awards

There were no awards made to a named executive officer in fiscal 2020 and 2019 under any long-term incentive plan.

PRINCIPAL SHAREHOLDERS

The following table provides information as to shares of common stock beneficially owned as of the date of this prospectus, by:

●	each director;

●	each named executive officer;

●	each person known by us to beneficially own at least 5% of our common stock; and

●	all directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, Company believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned by them.

Unless otherwise indicated, the address of each beneficial owner listed below is 1958 Qianming East Road, Fengjing, Jinshan District, Shanghai, China.

Name of Beneficial Owners	# of Common Stock	% (1)	# of Preferred Stock (2)	%	% of Total Voting Power
Lirong Wang	11,612,911	30.03%	19,000,000	100%	88.17%
Shaw Cheng “David” Chong	173,698	*	0	0	*
Nunissait Tjandra	310,831	*	0	0	*
All officers and directors as a group (3 persons)	12,097,440	31.28%	19,000,000	100%	88.38%
Other 5% shareholders:
Huinuo Wang	2,000,000	5.17%	0	0	*
Yuqing Qian	2,000,000	5.17%	0	0	*

*	less than 1%.

(1)

Applicable percentages are based on an aggregate of 38,669,867 shares outstanding, including (i) 38,502,954 shares issued and outstanding, (ii) 133,530 shares issuable upon conversion of certain convertible notes and (iii) 33,383 shares issuable upon exercise of warrants.

(2)	Each share of Series A Preferred Stock is entitled to voting power equal to ten shares of common stock.

RELATED PARTY TRANSACTIONS

Related Party Transactions for the Three Months Ended March 31, 2021

Due from related parties

The due from related parties balance of $1,136,675 represents the receivable from Mr. Lirong Wang, the CEO and Chairman of the Company, which includes a payable balance of $508,814 and receivable balance of $1,645,489.

The payable balance of $508,814 represents the amount paid to the Company by Mr. Lirong Wang. For the three months ended March 31, 2021, the Company borrowed $320,604 from Mr. Lirong Wang, and repaid $257,451.

The receivable balance of $1,645,489 related to the sold land use right and fixed assets for the repayment of debts to Shanghai Zhongta Construction and Engineering Co., Ltd. The Company has not received the repayment amount as of March 31, 2021, and recorded as receivable from Mr. Lirong Wang.

Due to related parties

Outstanding balance due to Ms. Xueying Sheng and Mr. Guohua Lin below are advances to the Company as working capital. These advances are due on demand, non-interest bearing, and unsecured, unless further disclosed.

	March 31,	December 31,
	2021	2020	Relationship
Ms. Xueying Sheng	98,938	97,587	Controller/Accounting Manager of the Company
Mr. Guohua Lin	53,981	55,783	Senior management / One of the Company’s shareholders
Total	152,919	153,370

For the three months ended March 31, 2021, the Company borrowed $3,061 from Mr. Guohua Lin, and repaid $4,863. For the three months ended March 31, 2020, the Company borrowed $4,992 from Mr. Guohua Lin, and repaid $157.

For the three months ended March 31, 2021, the Company borrowed $3,439 from Ms. Xueying Sheng and repaid $2,088. For the three months ended March 31, 2020, the Company borrowed $0 from Ms. Xueying Sheng and repaid $1,146.

Related Party Transactions for the Years Ended December 31, 2020 and 2019

Due from related parties

The amount due from related parties balance of $1,155,429 represents the receivable from Mr. Lirong Wang, the CEO and Chairman of the Company, which includes payable balance of $445,661 and receivable balance of $1,601,090.

The payable balance of $445,661 represents the amount paid to the Company by Mr. Lirong Wang. For the year ended December 31, 2020, the Company borrowed $2,748,129 from Mr. Lirong Wang, and repaid $3,164,170.

The receivable balance of $1,601,090 related to the sold Land use right and Fixed assets for the repayment of debts to Agricultural Bank of China. The Company has not received the repayment amount as of December 31, 2020, and recorded as receivable from Mr. Lirong Wang.

Due to related parties

Outstanding balance due to Ms. Xueying Sheng and Mr. Guohua Lin below are advances to the Company as working capital. These advances are due on demand, non-interest bearing, and unsecured, unless further disclosed.

	December 31,	December 31,
	2020	2019	Relationship
Mr. Lirong Wang	-	861,702	The CEO and Chairman / Actual controlling person
Ms. Xueying Sheng	97,587	73,474	Controller/Accounting Manager of the Company
Mr. Guohua Lin	55,783	74,149	Senior management / One of the Company’s shareholders
Total	153,370	1,009,325

For the year ended December 31, 2019, the Company borrowed $3,950,414 from Mr. Lirong Wang, and repaid $4,272,035.

For the year ended December 31, 2020, the Company borrowed $53,694 from Mr. Guohua Lin, and repaid $29,581.  For the year ended December 31, 2019, the Company borrowed $237,041 from Mr. Guohua Lin, and repaid $165,455.

For the year ended December 31, 2020, the Company borrowed $71,158 from Ms. Xueying Sheng and repaid $89,524. For the year ended December 31, 2019, the Company borrowed $49,070 from Ms. Xueying Sheng and repaid $115,316.

DESCRIPTION OF SECURITIES

Authorized Stock

The Company has authorized 500,000,000 common shares with a par value of $0.0001 per share.  Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

On April 5, 2019, the Company filed a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada to reflect the creation of Blank Check Preferred Stock. As a result, the capital stock of the Company consisted of 500,000,000 shares of common stock, $0.0001 par value, and 100,000,000 shares of blank check preferred stock after the filling.

On October 30, 2019, 30,000,000 shares were designated to be Series A Preferred Stock out of the 100,000,000 shares of blank check preferred stock.

Common Share Issuances

On June 29, 2018, the outstanding amount $326,348 due to Mr. Wang, CEO and Chairman of the Company, were converted into 43,200 shares of Common Shares at $ 7.55 per share.

On June 29, 2018 the Company issued 298,518 common shares of the Company at $7.55 for proceeds of $2,255,111 to Mr. Wang, CEO and Chairman of the Company.

On April 4, 2019, the Company’s Board of Directors and majority shareholder approved a 5 to 1 reverse stock split of all of the issued and outstanding shares of the Company’s common stock (the “Reverse Stock Split”). No fractional shares of Common Stock will be issued as a result of the reverse stock split. The Stock Split does not affect the par value or the number of authorized shares of common stock of the Company.

On April 16, 2019, the Company filed a Certificate of Change to our Articles of Incorporation with the Secretary of State of the State of Nevada to reflect the Reverse stock Split. The reverse stock split took effect on May 7, 2019. The common shares outstanding have been retroactively restated to reflect the reverse stock split.

On October 10, 2019 and November 1, 2019, the Company issued a total of 19,000,000 shares of Series A Preferred Stock to Mr. Wang, the CEO and Chairman of the Company, in exchange for 19,000,000 shares of common stock beneficially owned by him. Following the transaction, 19,000,000 shares of common stock were cancelled and returned to treasury.

On June 19, 2020, Muliang Agritech Inc. entered into a Share Exchange Agreement with Viagoo Pte Ltd. (“Viagoo”) and all the shareholders of Viagoo for the acquisition of 100% equity interest of Viagoo.

Pursuant to the Share Exchange Agreement, Muliang shall purchase from Viagoo Shareholders all of Viagoo Shareholder’s right, title and interest in and to the Viagoo’s capital stock. The aggregate purchase price for the Shares shall be US$2,830,800, payable in 1,011,000 shares of the Company’s restricted common stock, valued at $2.80 per share.

On June 28, 2020, the Company issued 50,000 of restricted common stock as the compensation for Shaw Cheng “David” Chong, the new Chief Financial Officer of the Company.

As of the date of this report, there were 38,402,954 shares of common stock outstanding.

Blank Check Preferred Stock

On April 4, 2019, the Company’s Board of Directors and majority shareholder approved creation of one hundred million (100,000,000) shares of Blank Check Preferred Stock, $0.0001 par value. To the fullest extent permitted by the laws of the State of Nevada, as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of preferred stock of the Company. The Company may issue the shares of stock for such consideration as may be fixed by the Board of Directors.

On April 5, 2019, the Company filed a Certificate of Amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada to authorize the creation of Blank Check Preferred Stock.

On October 30, 2019, 30,000,000 shares were designated to be Series A Preferred Stock out of the 100,000,000 shares of blank check preferred stock.

Series A Preferred Stock

On October 30, 2019, the Company’s Board of Directors and majority shareholder approved to designate 30,000,000 shares as Series A Preferred Stock out of the 100,000,000 shares of blank check preferred stock, which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be set forth in the discussion below under the “Series A Preferred Stock”. A certificate of designation for the Series A Preferred Stock was filed with the Secretary of the State of the State of Nevada on October 30, 2019.

The holders of Series A Preferred Stock shall not be entitled to receive dividends of any kind.

The Series A Preferred Stock shall not be subject to conversion into Common Stock or other equity authorized to be issued by the Corporation.

The holders of the issued and outstanding shares of Series A Preferred Stock shall have voting rights equal to ten (10) shares of Common Stock for each share of Series A Preferred Stock.

On November 1, 2019, the Company issued a total of 19,000,000 shares of Series A Preferred Stock to Mr. Wang, the CEO and Chairman of the Company, in exchange for 19,000,000 shares of common stock beneficially owned by him. Following the transaction, 19,000,000 shares of common stock were cancelled and returned to treasury.

As of the filling date, there were 19,000,000 shares of Series A Preferred Stock issued outstanding.

Convertible Notes and Warrants

On February 16, 2021, we sold to a non-U.S. investor a $14,960 convertible note that may be converted into 5,342 shares of our common stock at a price of $2.80 per share. In conjunction with the convertible note, we issued to the investor 1,336 warrants that can be exercised for three years to our common stock at an exercise price of $4.80.

On May 20, 2021, we sold to a non-U.S. investor a $231,839 (or RMB 1,5000,000) convertible note that may be converted into 68,188 shares of our common stock at a price of $3.40 per share. In conjunction with the convertible note, we issued to the investor 17,047 warrants that can be exercised for three years to our common stock at an exercise price of $4.80.

On June 24, 2021, we sold to a non-U.S. investor a $204,000 (or SGD 271,320) convertible note that may be converted into 60,000 shares of our common stock at a price of $3.40 per share. In conjunction with the convertible note, we issued to the investor 15,000 warrants that can be exercised for three years to our common stock at an exercise price of $4.80.

Transfer Agent and Registrar

The Transfer Agent for our common stock is West Coast Stock Transfer Co., located at 721 N. Vulcan Ave., Suite 205, Encinitas, CA 92024.

MARKET PRICE AND DIVIDENDS ON OUR COMMON STOCK AND
RELATED STOCKHOLDER MATTERS

Our common stock is currently quoted on OTCQB under the symbol “MULG’”, however, there has been no established public trading market for our common stock. As of September 23, 2020, the last reported sale price of our shares of common stock on the OTC Markets was US$7.00 per share with very limited trading volume. we have 38,402,954 shares of common stock issued and outstanding as of the date hereof.

Holders of Capital Stock

As of the date of this prospectus, we had 1,033 holders of our common stock.

Stock Option Grants

We do not have a stock option plan in place and have not granted any stock options at this time.

Dividends

To date, we have not declared or paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors has the discretion to declare and pay dividends in the future.

Payment of dividends in the future will depend upon our earnings, capital requirements, and any other factors that our Board of Directors deems relevant.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was little to no trading activity in our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Immediately prior to the offering, there are 38,402,954 shares of common stock outstanding. Upon the completion of the offering, we will have an aggregate of 48,402,954 shares of common stock outstanding immediately assuming no exercise of the over-allotment option by the Underwriter.

All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement. The remaining shares of common stock, representing approximately % or % of our outstanding shares, following the firm commitment offering, respectively, will be held by our existing shareholders. Many of these shares are “restricted securities” as that phrase is defined in Rule 144 under the Securities Act. Subject to certain contractual restrictions, including the lock-up agreements described below, holders of restricted shares will be entitled to sell those shares in the public market pursuant to an effective registration statement under the Securities Act or if they qualify for an exemption from registration under Rule 144. Sales of these shares in the public market after the restrictions under the lock-up agreements lapse, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions. As a result of lock-up agreements described below, and the provisions of Rules 144 under the Securities Act, the restricted securities will be available for sale in the public market.

We, all of our directors and officers and certain shareholders have agreed with the underwriter, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our shares of common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180-days after the date of this prospectus without the prior written consent of the underwriter. This consent may be given at any time without public notice. Upon expiration of the lock-up period, these shares will be available for sale in the public market, subject in some cases to applicable volume limitations under Rule 144.

We also agreed to register shares underlying the Underwriter’s Warrants. Once exercised, of which there can be no guarantee, subject to the relative lock up period described elsewhere in this prospectus, those shares shall be freely tradable without restriction or further registration under the Securities Act.

Rule 144

Some of our stockholders will be forced to hold their shares of our common stock for at least a six-month period before they are eligible to sell those shares, and even after that six-month period, sales may not be made under Rule 144 promulgated under the Securities Act unless we and such stockholders are in compliance with other requirements of Rule 144.

In general, Rule 144 provides that (i) any of our non-affiliates that has held restricted common stock for at least six months is thereafter entitled to sell its restricted stock freely and without restriction, provided that we remain compliant and current with our SEC reporting obligations, and (ii) any of our affiliates, which includes our directors, executive officers and other person in control of us, that has held restricted common stock for at least six months is thereafter entitled to sell its restricted stock subject to the following restrictions: (a) we are compliant and current with our SEC reporting obligations, (b) certain manner of sale provisions are satisfied, (c) a Form 144 is filed with the SEC, and (d) certain volume limitations are satisfied, which limit the sale of shares within any three-month period to a number of shares that does not exceed the greater of 1% of the total number of outstanding shares. A person who has ceased to be an affiliate at least three months immediately preceding the sale and who has owned such shares of common stock for at least one year is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Summary of Shares Available for Future Sale

The following table summarizes the total shares potentially available for future sale. To the extent we sell a number of shares of common stock under the firm commitment offering, the below tables will be adjusted proportionately as to numbers of shares available for sale and dates on which such shares may be sold (as to currently outstanding shares).

Firm Commitment Offering Shares	Date Available for Sale
Currently Outstanding Shares of Common Stock Subject to Lock-up Agreement: (1)	After 180-day from the date of effectiveness or commencement of sales of the public offering.

Shares Offered in this Offering:	After the completion of this offering, these shares will be freely tradable.

(1)	The number of shares of common stock outstanding as of the date of this prospectus.

UNDERWRITING

In connection with this offering, we will enter into an underwriting agreement with Boustead Securities, LLC, which we sometimes refer to herein as the Underwriter. The Underwriter has agreed to purchase from us, on a firm commitment basis, 10,000,000 number of shares, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus. The Underwriter may retain other brokers or dealers to act as sub-agents on its behalf in connection with this offering and may pay any sub-agent a solicitation fee with respect to any securities placed by it.

The Underwriter is committed to purchase all the common stocks offered by this prospectus if it purchases any shares. The Underwriter is not obligated to purchase the common shares covered by the underwriter’ over-allotment option. The Underwriter is offering the common stocks, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, and other conditions contained in the underwriting agreement, such as the receipt by the Underwriter of officer’s certificates and legal opinions. The Underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the Underwriter a 45-day option to purchase up to an aggregate of additional common stocks to purchase common shares (equal to 15% of the number of shares sold in the offering), in any combination thereof, at the public offering price per share, less underwriting discounts and commissions.

Fees, Commissions and Expense Reimbursement

The following table shows, for each of the total without over-allotment option and total with full over-allotment option offering amounts, the per share and total public offering price, underwriting fees and commissions to be paid to the Underwriter by us, and proceeds to us, before expenses and assuming a $4.00 per share offering price.

	Per Share	Total Without Over- Allotment Option	Total With Full Over- Allotment Option
Public Offering Price	$4.00	$40,000,000	$46,000,000
Underwriting fees and commissions	$0.32	$3,200,000	$3,680,000
Proceeds to Us, Before Expenses	$3.68	$36,800,000	$42,320,000

We and the Underwriter have agreed to pay commissions of seven and a half (6.5%) per share on the offering proceeds. We have agreed to pay to the Underwriter upon the consummation of the offering, a non-accountable expense allowance equal to one and a half percent (1.5%) of the gross proceeds of the offering. We have also agreed to pay the Underwriter reasonable out-of-pocket expenses including but not limited to, (i) reasonable travel and out-of-pocket expenses, including clearing charges; (ii) reasonable fees of legal counsel incurred by the Underwriter in connection with the offering. The total accountable expenses shall not exceed $95,000. Upon the earlier of the termination of this letter agreement or completion of the IPO, the Company agrees to pay promptly in cash any unreimbursed expenses that the Underwriter actually incurred as of such date. Notwithstanding any contained herein to the contrary, Boustead shall return to the Company any expenses previously paid, or advanced, but that which were not actually incurred, in accordance with FINRA Rule 5110(g)(4)(A).

Underwriter Warrants

We have also agreed to grant to the Underwriter a warrant covering a number of shares equal to 10% of the aggregate number of the Shares sold in the offering. The Underwriter warrants will be exercisable, in whole or in part, during a period commencing after 6 months of the closing of the offering and will expire on the five-year anniversary of the effective date of the registration statement. The Underwriter warrants will be exercisable at a price equal to 120% of the offering price and shall not be redeemable. We have registered the shares underlying the Underwriter warrants in the registration statement. The Underwriter warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement, of which this prospectus forms a part (in accordance with FINRA Rule 5110), except that they may be assigned, in whole or in part, to any successor, officer, manager, member or partner of the underwriter, and to members of the syndicate or selling group and their respective officers, managers, members or partners. The Underwriter warrants may be exercised as to all or a lesser number of shares, and will provide for cashless exercise. The Underwriter warrants shall further provide for adjustment in the number and price of such warrants (and the share of the common stock underlying such warrants) in the event of recapitalization, a merger or other structural transactions to prevent dilution.

Right of First Refusal

Pursuant to the underwriting agreement, we will provide the representative of the underwriters the right of first refusal for one year from the date of commencement of sales of this public offering to act as financial advisor or to act as joint financial advisor on at least equal economic terms on any public or private financing (debt or equity), merger, business combination, recapitalization or sale of some or all of the equity or assets of our company, whether undertaken in conjunction with another broker-dealer or on the Company’s own volition.

Price Stabilization

The Underwriter will be required to comply with the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of capital stock by the Underwriter acting as principal. Under these rules and regulations, the Underwriter:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price

The public offering price of the shares we are offering was determined by us in consultation with the Underwriter based on discussions with potential investors in light of the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the Offering and such other factors as were deemed relevant.

Indemnification

We have agreed to indemnify the underwriter against liabilities relating to the Offering arising under the Securities Act and the Exchange Act and to contribute to payments that the underwriter may be required to make for these liabilities.

Application for Nasdaq Market Listing

We have applied to have our common stocks approved for listing/quotation on the Nasdaq Capital Market under the symbol “MULG” We will not consummate and close this offering without a listing approval letter from the Nasdaq Capital Market. Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of shares in this firm commitment offering sufficient to satisfy applicable listing criteria, our common stocks will in fact be listed.

If our common stocks are listed on the Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Foreign Regulatory Restrictions on Purchase of our Shares

We have not taken any action to permit a public offering of our shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our shares and the distribution of this prospectus outside the United States.

Electronic Offer, Sale and Distribution of Common Stocks

A prospectus in electronic format may be made available on the websites maintained by the Underwriter. In addition, the common stock may be sold by the Underwriter to securities dealers who resell the common stock to online brokerage account holders. Other than the prospectus in electronic format, the information on the Underwriter’s website and any information contained in any other website maintained by the Underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Underwriter in its capacity as Underwriter and should not be relied upon by investors.

Lock-up Agreements

We, each of our directors and officers and holders of our common stock on a fully diluted basis immediately prior to the consummation of this offering have agreed or are otherwise contractually restricted for a period of 180 days after the date of this prospectus, without the prior written consent of the Underwriter not to directly or indirectly:

●	issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock;

●	in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, other than registration statements on Form S-8 filed with the SEC after the closing date of this offering; or

●	enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

There are no existing agreements between the Underwriter and any person who will execute a lock-up agreement in connection with this offering providing consent to the sale of shares prior to the expiration of the lock-up period. The lock up does not apply to the issuance of shares upon the exercise of rights to acquire shares of common stock pursuant to any existing stock option or the conversion of any of our preferred convertible stock.

Procedures and Requirements for Subscription

If you decide to subscribe for any shares in this offering, you must:

●	execute and deliver a subscription agreement; and

●	deliver the subscription price to the Company by cashier’s check or wire transfer of immediately available funds.

The subscription agreement requires you to disclose your name, address, social security number, telephone number, email address, number of shares you are purchasing, and the price you are paying for your shares.

Upon the Company’s acceptance of a subscription and receipt of full payment, and subject to the timing qualification set forth above, the Company shall countersign the subscription agreement and issue a stock certificate along with a copy of the subscription agreement.

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within three (3) business days after we receive them.

Offer Restrictions outside the United States

Other than in the United States, no action has been taken by us or the Underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia. This prospectus is not a product disclosure statement, prospectus or other type of disclosure document for the purposes of Corporations Act 2001 (Commonwealth of Australia) (the “Act”) and does not purport to include the information required of a product disclosure statement, prospectus or other disclosure document under Chapter 6D.2 of the Act. No product disclosure statement, prospectus, disclosure document, offering material or advertisement in relation to the offer of the shares has been or will be lodged with the Australian Securities and Investments Commission or the Australian Securities Exchange.

Accordingly, (1) the offer of the shares under this prospectus may only be made to persons: (i) to whom it is lawful to offer the shares without disclosure to investors under Chapter 6D.2 of the Act under one or more exemptions set out in Section 708 of the Act, and (ii) who are “wholesale clients” as that term is defined in section 761G of the Act, (2) this prospectus may only be made available in Australia to persons as set forth in clause (1) above, and (3) by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (1) above, and the offeree agrees not to sell or offer for sale any of the shares sold to the offeree within 12 months after their issue except as otherwise permitted under the Act.

Canada. The shares may not be offered, sold or distributed, directly or indirectly, in any province or territory of Canada other than the provinces of Ontario and Quebec or to or for the benefit of any resident of any province or territory of Canada other than the provinces of Ontario and Quebec, and only on a basis that is pursuant to an exemption from the requirement to file a prospectus in such province, and only through a dealer duly registered under the applicable securities laws of such province or in accordance with an exemption from the applicable registered dealer requirements.

Cayman Islands. This prospectus does not constitute a public offer of the shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any shares to any member of the public in the Cayman Islands.

European Economic Area. In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, or a Relevant Member State, from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of the shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and the competent authority in that Relevant Member State has been notified, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the shares to the public in that Relevant Member State at any time,

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

●	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive; or

●	in any other circumstances that do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of the above provision, the expression “an offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong. The shares may not be offered or sold by means of this document or any other document other than (i) in circumstances that do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) or the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Malaysia

The shares have not been and may not be approved by the securities commission Malaysia, or SC, and this document has not been and will not be registered as a prospectus with the SC under the Malaysian capital markets and services act of 2007, or CMSA. Accordingly, no securities or offer for subscription or purchase of securities or invitation to subscribe for or purchase securities are being made to any person in or from within Malaysia under this document except to persons falling within any of paragraphs 2(g)(i) to (xi) of schedule 5 of the CMSA and distributed only by a holder of a capital markets services license who carries on the business of dealing in securities and subject to the issuer having lodged this prospectus with the SC within seven days from the date of the distribution of this prospectus in Malaysia. The distribution in Malaysia of this document is subject to Malaysian laws. Save as aforementioned, no action has been taken in Malaysia under its securities laws in respect of this document. This document does not constitute and may not be used for the purpose of a public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the approval of the SC or the registration of a prospectus with the SC under the CMSA.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Singapore

The securities represented may not be offered or sold, nor may any document or other material in connect with such securities be distributed, either directly or indirectly, (i) to persons in Singapore other than under circumstances in which such offer or sale does not constitute an offer or sale of such securities to the public in Singapore or (ii) to the public or any member of the public in Singapore other than pursuant to, and in accordance with the conditions of, an exemption invoked under division 5a or part iv of the companies act, chapter 50 of Singapore and to persons to whom the securities may be offered or sold under such exemption.

United Kingdom. An offer of the shares may not be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or the FSMA, except to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances that do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) may only be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the company.

All applicable provisions of the FSMA with respect to anything done by the underwriter in relation to the shares must be complied with in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the common shares offered hereby will be passed upon for us by Ortoli Rosenstadt LLP. VCL Law LLP is acting as counsel to the Underwriter. Certain legal matters as to PRC law will be passed upon for us by Gaopeng & Partners PRC Lawyers. Ortoli Rosenstadt LLP may rely upon Gaopeng & Partners PRC Lawyers with respect to matters governed by PRC law.

The current address of Ortoli Rosenstadt LLP is 366 Madison Avenue, 3rd Floor, New York, NY 10017. The current address of Gaopeng & Partners PRC Lawyers is No. 107, Warwick Building, 8th Floor, Block A, Shigu Road, Nanjing, Jiangsu Province.

EXPERT

The consolidated financial statements for each of the years ended December 31, 2020 and 2019, as set forth in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of WWC, PC, an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The current address of WWC, PC is located is 2010 Pioneer Court, San Mateo, CA 94403.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus, as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock, was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on our corporate website at www.ccmus.com. The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at the SEC’s prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

Item 8.	Financial Statements and Supplementary Data

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2021 AND DECEMBER 31 2020

	March 31,	December 31,
	2021	2020

ASSETS
Current Assets:
Cash and cash equivalents	$1,208,454	$348,834
Accounts receivable, net	9,029,782	13,455,551
Due from related party	1,136,675	1,155,429
Inventories	165,516	147,271
Prepayment	325,300	513,491
Other receivables, net	10,664,536	10,686,077
Total Current Assets	22,530,263	26,306,653

Property, plant and equipment, net	6,131,848	6,266,743
Right of use assets	1,413,598	1,413,598
Intangible assets, net	4,535	16,198
Goodwill	696,267	709,705
Other assets and deposits	20,918	20,955
Deferred tax asset	615,868	454,848

Total Assets	$31,413,297	$35,188,700

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current portion of long-term debt	$4,563,377	$4,571,452
Accounts payable and accrued payables	5,764,380	10,025,369
Advances from customers	329,981	297,003
Income tax payable	528,481	529,416
Other payables	5,838,806	5,584,607
Due to related party	152,919	153,370
Total Current Liabilities	17,177,944	21,161,217

Long-term loans	1,420,663	1,425,475
Deferred tax liabilities	594	605
Total Liabilities	18,599,201	22,587,297

Stockholders’ Equity:
Series A Preferred Stock，$0.0001 par value, 30,000,000 shares authorized, 19,000,000 shares issued and outstanding as of March 31, 2021 and December 31, 2020.	1,900	1,900
Common stock, $0.0001 par value, 500,000,000 shares authorized, 38,502,954 shares issued and outstanding as of March 31, 2021 and December 31, 2020.	3,850	3,850
Additional paid in capital	19,933,793	19,933,793
Accumulated deficit	(8,336,197)	(8,596,332)
Accumulated other comprehensive loss	1,081,581	1,128,351
Stockholders’ Equity (Deficit) – Muliang Viagoo Technology, Inc. and Subsidiaries	12,684,927	12,471,562
Non-controlling interest	129,169	129,841
Total Stockholders’ Equity (Deficit)	12,814,096	12,601,403
Total Liabilities and Stockholders’ Equity	$31,413,297	$35,188,700

See accompanying notes to consolidated financial statements

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020

Revenues	$1,569,087	$838,947
Cost of goods sold	900,841	533,844
Gross profit (loss)	668,246	305,103

Operating expenses:
General and administrative expenses	328,692	457,046
Selling expenses	71,520	7,447
Total operating expenses	400,212	464,493

Income (Loss) from operations	268,034	(159,390)

Other income (expense):
Interest expense	(16,838)	(98,623)
Rental income, net	-	2,617
Other income (expense), net	9,308	(1,333)
Total other income (expense)	(7,530)	(97,339)

Income (Loss) before income taxes	260,504	(256,729)

Income taxes	-	-

Net income (loss)	260,504	(256,729)

Net income (loss) attributable to non-controlling interest	369	(1,820)
Net income (loss) attributable to Muliang Viagoo Technology, Inc. common stockholders	260,135	(254,909)

Other comprehensive income (loss):
Unrealized foreign currency translation adjustment	(47,810)	(172,844)

Total Comprehensive income (loss)	212,694	(429,573)
Total comprehensive income attributable to non-controlling interests	(672)	(2,492)
Total comprehensive (income) loss attributable to Muliang Viagoo Technology, Inc. common stockholders	$213,366	$(427,081)

Earnings per common share
Basic and diluted	0.01	(0.01)

Weighted average common shares outstanding
Basic	38,502,954	37,341,954
Diluted	38,502,954	37,341,954

See accompanying notes to consolidated financial statements

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(Unaudited)

	Series A Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Non-controlling
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Interest	Total

Balance, December 31, 2019	19,000,000	$1,900	37,341,954	$3,734	19,398,854	(9,571,836)	233,288	123,914	10,189,854
Net income	-	-	-	-	-	(254,909)	-	(1,820)	(256,729)
Foreign currency translation adjustment	-	-	-	-	-	-	(172,172)	(672)	(172,844)
Balance, March 31, 2020	19,000,000	$1,900	37,341,954	$3,734	19,398,854	(9,826,745)	61,116	121,422	9,760,281
Issuance of common stock	-	-	1,161,000	116	534,939	-	-	-	535,055
Net income	-	-	-	-	-	1,230,413	-	6,223	1,236,636
Foreign currency translation adjustment	-	-	-	-	-	-	1,067,235	2,196	1,069,431
Balance, December 31, 2020	19,000,000	1,900	38,502,954	3,850	19,933,793	(8,596,332)	1,128,351	129,841	12,601,403
Net income	-	-	-	-	-	260,135	-	369	260,504
Foreign currency translation adjustment	-	-	-	-	-	-	(46,769)	(1,041)	(47,810)
Balance, March 31, 2021	19,000,000	1,900	38,502,954	3,850	19,933,793	(8,336,197)	1,081,582	129,169	12,814,097

See accompanying notes to consolidated financial statements

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

	For Three Months Ended March 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$260,504	$(256,729)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	132,737	187,836
Deferred income tax assets	(161,964)	-
Changes in assets and liabilities:
Accounts receivable	4,404,317	1,006,497
Inventories	(18,521)	13,371
Prepayment	187,446	84,977
Other receivables	2,669	5,186
Accounts payable and accrued payables	(4,290,253)	(381,133)
Advances from customers	33,531	60,246
Other payables	354,191	75,491
Net cash provided by operating activities	904,657	795,742

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used in investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment to related party	-	(779,010)
Repayment of short-term loans	(36,426)	(113,580)
Proceeds of loan from shareholder , net of repayments	16,547	-
Net cash used in financing activities	(19,879)	(892,590)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(25,158)	(953)

NET INCREASE (DECREASE) IN CASH	859,620	(97,801)
CASH, BEGINNING OF PERIOD	348,834	103,868
CASH, END OF PERIOD	$1,208,454	$6,067

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Cash paid for interest expense, net of capitalized interest	$152,236	$16,407
Cash paid for income tax	$-	$-

See accompanying notes to consolidated financial statements

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Muliang Viagoo Technology, Inc (“Muliang Viagoo”), formerly known as M & A Holding Corporation., Mullan Agritech Inc. and Muliang Agritech Inc. was incorporated under the laws of the State of Nevada on November 5, 2014. Muliang Viagoo’s core business activities of developing, manufacturing, and selling organic fertilizers and bio-organic fertilizers for use in agricultural industry are conducted through several indirectly owned subsidiaries in China.

On June 9, 2016, M & A Holding Corporation filed a Certificate of Amendment to its Articles of Incorporation (the “Amendment”) with the Secretary of State of the State of Nevada, changing its name from “M & A Holding Corporation,” to “Mullan Agritech, Inc.”

On July 11, 2016, the Financial Industry Regulatory Authority (FINRA) effected in the marketplace the change of the corporate name from “M & A Holding Corporation,” to “Mullan Agritech, Inc.”, and effective on such date.

On April 4, 2019, the Company changed its corporate name from “Mullan Agritech Inc.” to “Muliang Agritech Inc.” The name change took effect on May 7, 2019. In connection with the name change, our stock symbol changed to “MULG”.

On June 26, 2020, Muliang Agritech, Inc. filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of the State of the State of Nevada, changing its name from “Muliang Agritech, Inc.” to “Muliang Viagoo Technology, Inc.”. The Company will trade under the new name upon approval by FINRA.

History

Shanghai Muliang Industry Co., Ltd. (referred to herein as “Muliang Industry”) was incorporated in PRC on December 7, 2006 as a limited liability company, owned 95% by Lirong Wang and 5% by Zongfang Wang. Muliang Industry through its own operations and its subsidiaries is engaged in the business of developing, manufacturing, and selling organic fertilizers and bio-organic fertilizers for use in the agricultural industry.

On May 27, 2013, Muliang Industry entered into and consummated an equity purchase agreement whereby it acquired 99% of the outstanding equity of Weihai Fukang Bio-Fertilizer Co., Ltd. (“Fukang”), a corporation organized under the laws of the People’s Republic of China. Fukang was incorporated in Weihai City, Shandong Province on January 6, 2009. Fukang is focused on the distribution of organic fertilizers and the development of new bio-organic fertilizers. As a result of the completion of the transaction, Fukang became a 99% owned subsidiary of Muliang Industry, with the remaining 1% equity interest owned by Mr. Hui Song.

On July 11, 2013, Muliang Industry established a wholly owned subsidiary, Shanghai Muliang Agritech Development Co., Ltd. (“Agritech Development”) in Shanghai, China. On November 6, 2013, Muliang Industry sold 40% of the outstanding equity of Agritech Development to Mr. Jianping Zhang for consideration of approximately $65,000 or RMB 400,000. Agritech Development does not currently conduct any operations.

On July 17, 2013, Muliang Industry entered into an equity purchase agreement to acquire 100% of the outstanding equity of Shanghai Zongbao Environmental Construction Co., Ltd. (“Shanghai Zongbao”) with consideration of approximately $3.2 million or RMB 20 million, effectively becoming the wholly-owned subsidiary of Muliang Industry. Shanghai Zongbao was incorporated in Shanghai on January 25, 2008. Shanghai Zongbao processes and distributes organic fertilizers. Shanghai Zongbao wholly owns Shanghai Zongbao Environmental Construction Co., Ltd. Cangzhou Branch (“Zongbao Cangzhou”).

On August 21, 2014, Muliang Agricultural Limited (“Muliang HK”) was incorporated in Hong Kong as an investment holding company.

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS (CONTINUED)

January 27, 2015, Muliang HK incorporated a wholly foreign-owned enterprise, Shanghai Mufeng Investment Consulting Co., Ltd (“Shanghai Mufeng”), in the People’s Republic of China (“PRC”).

On July 8, 2015, Muliang Viagoo entered into certain stock purchase agreement with Muliang HK, pursuant to which Muliang Viagoo, for a consideration of $5,000, acquired 100% interest in Muliang HK and its wholly-owned subsidiary Shanghai Mufeng. Both Muliang HK and Shanghai Mufeng are controlled by the Company’s sole officer and director, Lirong Wang.

On July 23, 2015, Muliang Industry established a wholly owned subsidiary, Shanghai Muliang Agricultural Sales Co., Ltd. (“Muliang Sales”) in Shanghai, China.

On September 3, 2015, Muliang Viagoo effected a split of its outstanding common stock resulting in an aggregate of 150,525,000 shares outstanding of which 120,000,000 were owned by Chenxi Shi, the founder of Muliang Viagoo and its sole officer and director. The remaining 30,525,000 were held by a total of 39 investors.

On January 11, 2016, Muliang Viagoo issued 129,475,000 shares of its common stock to Lirong Wang for an aggregate consideration of $64,737.50. On the same date, Chenxi Shi, the sole officer and director of Muliang Viagoo on that date, transferred 120,000,000 shares of common stock of the Company held by him to Lirong Wang for $800 pursuant to a transfer agreement.

On February 10, 2016, Shanghai Mufeng entered into a set of contractual agreements known as Variable Interest Entity (“VIE”) Agreements, including (1) Exclusive Technical Consulting and Service Agreement, (2) Equity Pledge Agreement, and (3) Call Option Cooperation Agreement, with Muliang Industry, and its Principal Shareholders. As a result of the Stock Purchase Agreement and the set of VIE Agreements, Shanghai Muliang Industry Co., Ltd., along with its consolidated subsidiaries, became entities controlled by Muliang Viagoo, whereby Muliang Viagoo would derive all substantial economic benefit generated by Muliang Industry and its subsidiaries.

As a result, Muliang Viagoo has a direct wholly-owned subsidiary, Muliang HK and an indirectly wholly owned subsidiary Shanghai Mufeng. Through its VIE Agreements, Muliang Viagoo exercises control over Muliang Industry. Muliang Industry has two wholly-owned subsidiaries (Shanghai Zongbao and Muliang Sales), one 99% owned subsidiary (Fukang), one 60% owned subsidiary (Agritech Development), and one indirectly wholly owned subsidiary Zongbao Cangzhou.

On June 6, 2016, Muliang Industry established a wholly-owned subsidiary, namely, Muliang (Ningling) Bio-chemical Fertilizer Co. Ltd (“Ningling Fertilizer”) in Henan Province, the central plain of China. Ningling Fertilizer is setup for a new production line of bio-chemical fertilizer and has not begun any operation yet.

 On July 7, 2016, Muliang Industry established a subsidiary, namely, Zhonglian Huinong (Beijing) Technology Co., Ltd (“Zhonglian”) in Beijing City, China. Muliang Industry owns 65% shares of Zhonglian, and a third-party company, Zhongrui Huilian (Beijing) Technology Co., Ltd owns the other 35% shares. Zhonglian is to develop and operate an online agricultural products trading platform.

On October 27, 2016, Muliang Industry established a subsidiary, namely, Yunnan Muliang Animal Husbandry Development Co., Ltd (“Yunnan Muliang”) in Yunnan Province, China. Muliang Industry owns 55% shares of Yunnan Muliang, and a third-party company, Shuangbai County Development Investment Co., Ltd. owns the other 45% shares. Yunnan Muliang was setup for the sales development of West China.

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS (CONTINUED)

On October 12, 2017, the Company canceled the registration of Ningling with the administration authorities for Industry and Commerce. Ningling has historically been reported as a component of our operations and incurred $33,323 to loss before income taxes provisions for the year ended December 31, 2017. The termination does not constitute a strategic shift that will have a major effect on our operations or financial results and as such, the termination is not classified as discontinued operations in our consolidated financial statements.

On June 19, 2020, the Company entered into a Share Exchange Agreement with Viagoo Pte Ltd. and all the shareholders of Viagoo for the acquisition of 100% equity interest of Viagoo. Pursuant to the SEA, Muliang shall purchase from Viagoo Shareholders all of Viagoo Shareholder’s right, title and interest in and to the Viagoo’s capital stock. The aggregate purchase price for the Shares was US$2,830,800, paid in 1,011,000 shares of the Company’s restricted common stock, valued at $2.80 per share.

Muliang HK, Shanghai Mufeng, Muliang Industry, Shanghai Zongbao, Zongbao Cangzhou, Muliang Sales, Fukang, Agritech Development, Yunnan Muliang, Zhonglian, and Viagoo are referred to as subsidiaries. The Company and its consolidated subsidiaries are collectively referred to herein as the “Company”, “we” and “us”, unless specific reference is made to an entity.

On April 4, 2019, the Company’s Board of Directors and majority shareholder approved a 5 to 1 reverse stock split of all of the issued and outstanding shares of the Company’s common stock, the change of corporate name from “Mullan Agritech Inc.” to “Muliang Viagoo Inc.”, and the creation of one hundred million (100,000,000) shares of Blank Check Preferred Stock.

On April 5, 2019, we filed a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada to reflect the Name Change and to authorize the creation of Blank Check Preferred Stock. As a result, the capital stock of the Company consists of 500,000,000 shares of common stock, $0.0001 par value, and 100,000,000 shares of blank check preferred stock, $0.0001 par value. To the fullest extent permitted by the laws of the State of Nevada, as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of preferred stock of the Company. The Company may issue the shares of stock for such consideration as may be fixed by the Board of Directors.

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS (CONTINUED)

On April 16, 2019, we filed a Certificate of Change to our Articles of Incorporation with the Secretary of State of the State of Nevada to reflect the reverse stock split. Any fractional shares are to be rounded up to whole shares. The reverse stock split does not affect the par value or the number of authorized shares of common stock of the Company.

The reverse stock split and the name change took effect on May 7, 2019. In connection with the name change, our stock symbol changed to “MULG”.

On June 19, 2020, Muliang Agritech Inc. entered into a Share Exchange Agreement with Viagoo Pte Ltd. (“Viagoo”) and all the shareholders of Viagoo for the acquisition of 100% equity interest of Viagoo.

On June 26, 2020, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of the State of the State of Nevada, changing its name from “Muliang Agritech, Inc.” to “Muliang Viagoo Technology, Inc.”

Viagoo is a Singapore-based logistics sharing platform that enables shippers and carriers to share and optimize resources to lower cost and increase efficiency. From last mile delivery to cross border transportation, the platform provides digital transaction contracts for customers to source for service providers to deliver goods and services in a convenient manner. Viagoo partners with various Singapore agencies to promote the platform to support urban logistics need in Singapore, such as Enterprise Singapore, a government agency to support Singapore small and medium businesses, and Singapore Logistics Association.

Pursuant to the SEA, Muliang shall purchase from Viagoo Shareholders all of Viagoo Shareholder’s right, title and interest in and to the Viagoo’s capital stock. The aggregate purchase price for the Shares was US$2,830,800, paid in 1,011,000 shares of the Company’s restricted common stock, valued at $2.80 per share. The Company recognized $673,278 in goodwill as result of this transaction.

Management determined that the results of operations of Viagoo from June 19, 2020 to June 30, 2020 were not material to the Company’s consolidated results of operations, and as a result has excluded them from the Company’s consolidated results of operations and cash flows for the six months end June 30, 2020.

Muliang Agritech, Muliang HK, Shanghai Mufeng, Muliang Industry, Shanghai Zongbao, Zongbao Cangzhou, Muliang Sales, Fukang, Agritech Development, Yunnan Muliang, Zhonglian, and Viagoo are referred to as subsidiaries. The Company and its consolidated subsidiaries are collectively referred to herein as the “Company”, “we” and “us”, unless specific reference is made to an entity.

The consolidated financial statements were prepared assuming that the Company has controlled Muliang HK and its intermediary holding companies, operating subsidiaries, and variable interest entities: Shanghai Mufeng, Muliang Industry, Shanghai Zongbao, Zongbao Cangzhou, Muliang Sales, Fukang, Heilongjiang, and Agritech Development, from the first period presented. The transactions detailed above have been accounted for as reverse takeover transaction and a recapitalization of the Company; accordingly, the Company (the legal acquirer) is considered the accounting acquiree and Muliang HK (the legal acquiree) is considered the accounting acquirer. No goodwill has been recorded for these transactions. As a result of this transaction, the Company is deemed to be a continuation of the business of Muliang HK, Shanghai Mufeng, and Muliang Industry.

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS (CONTINUED)

Liquidity and Going Concern

As reflected in the accompanying consolidated financial statements, we had net income of $260,504 and net loss of $256,729 for the three months ended March 31, 2021 and 2020, respectively. Our cash balances as of March 31, 2021 and December 31, 2020 were $1,208,454 and $348,834, respectively. We had current liabilities of $17,177,944 and $21,161,217 at March 31, 2021 and December 31, 2020, which would be due within the next 12 months. In addition, we had a net current assets (working capital) of $5,352,319 and $5,145,436 at March 31, 2021 and December 31, 2020, respectively.

According to the normal operation, the company does not have problems with business sustainability. But the new covid-19 pandemic from the beginning of 2020 has a great impact on the company’s operation. In 2020, the company’s sales had declined, and the recovery of accounts receivable was slow. As a result, we have taken the following measures :(1) while actively opening up new markets and new customers, we have increased the collection of accounts receivable and strive to control the turnover days of accounts receivable to be within 90 days at the middle of 2021;(2) in April 2021, the company will complete the disposal of Shanghai industrial land transfer transaction and pay off all loans.

Because the company is gradually recovering the accounts receivables affected by the Covid-19, and the sales are gradually returning to the normal level, the company’s current cash revenue and expenditure are normal, which did not affect the normal operation. Now after Covid-19, the company has no problems with business sustainability. IPO financing will be used for new investments to expand the operating scale and does not affect the existing operating scale.

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with US GAAP. The basis of accounting differs from that used in the statutory accounts of the Company, which are prepared in accordance with the accounting principles of the PRC (“PRC GAAP”). The differences between US GAAP and PRC GAAP have been adjusted in these consolidated financial statements. The Company’s functional currency is the Chinese Renminbi (“RMB”); however, the accompanying consolidated financial statements have been translated and presented in United States Dollars (“USD”).

Interim Financial Statements

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) applicable to interim financial information and the requirements of Form 10-Q and Rule 8-03 of Regulation S-X of the Securities and Exchange Commission. Accordingly, they do not include all of the information and disclosure required by accounting principles generally accepted in the United States of America for complete financial statements. Interim results are not necessarily indicative of results for a full year. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods have been included. These interim financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2020, as not all disclosures required by generally accepted accounting principles for annual financial statements are presented. The interim financial statements follow the same accounting policies and methods of computations as the audited financial statements for the year ended December 31, 2020.

Use of Estimates

The preparation of these financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of these financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ from these estimates. Significant estimates include the useful lives of property and equipment, land use rights, assumptions used in assessing collectability of receivables and impairment for long-term assets.

Principles of Consolidation

Muliang Viagoo consolidates the following entities, including wholly-owned subsidiaries, Muliang HK, Shanghai Mufeng, Viagoo, and its wholly controlled variable interest entities, Muliang Industry, and Zhongbao, 60% controlled Agritech Development, 99% controlled Fukang, 65% controlled Zhonglian, 80% controlled Yunnan Muliang and 51% controlled Heilongjiang. The 40% equity interest holder of Agritech Development, 1% equity interest holders in Fukang, 35% equity interest holders in Zhonglian, 20% interest in Yunnan Muliang and 49% equity interest in Heilongjiang are accounted as non-controlling interest in the Company’s consolidated financial statements.

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

 NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The variable interest entities consolidated for which the Company is deemed the primary beneficiary. All significant inter-company accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. The Company maintains cash with various financial institutions.

Accounts Receivable

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection.

Inventories

Inventories, consisting of raw materials, work in process and finished goods related to the Company’s products are stated at the lower of cost or market utilizing the weighted average method.

Property, Plant and Equipment

Plant and equipment are carried at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Included in property and equipment is construction-in-progress which consisted of factory improvements and machinery pending installation and includes the costs of construction, machinery and equipment, and any interest charges arising from borrowings used to finance these assets during the period of construction or installation of the assets. No provision for depreciation is made on construction-in-progress until such time as the relevant assets are completed and ready for their intended use.

Estimated useful lives of the Company’s assets are as follows:

Useful Life
Building	20 years
Operating equipment	5-10 years
Vehicle	3-5 years
Electronic equipment	3-20 years
Office equipment	3-20 years
Apple orchard	10 years

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The apple orchard includes rental of an apple farm, labor cost, fertilizers, apple seeds, apple seedlings and others. The costs to purchase and cultivate apple trees and the expenditures related to labor and materials to plant apple trees until they become commercially productive are capitalized, which require a two-year period. The estimated production life for apple tree is 10 years, and the costs are depreciated without a residual value. Expenses incurred maintaining apple trees during the growth cycle until seedling apple trees or grafted varieties are fruited are capitalized into inventory and included in Work in Process—apple orchard, a component of inventories.

Depreciation expenses pertaining to apple trees will be included in inventory costs for those apples to be sold and ultimately become a component of cost of goods sold. Similar to other assets, the failure of our apple trees to be serviceable over the entirety of their anticipated useful lives or to be sold at their anticipated residual value will negatively impact our operating results.

Intangible Assets

Included in the intangible assets are land use rights. According to the laws of the PRC, the government owns all the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Intangible assets are being amortized using the straight-line method over their lease terms or estimated useful life.

Estimated useful lives of the Company’s intangible assets are as follows:

Useful Life
Land use rights	50 years
Non-patented technology	10 years

The Company carries intangible assets at cost less accumulated amortization. In accordance with US GAAP, the Company examines the possibility of decreases in the value of intangible assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. The Company computes amortization using the straight-line method over estimated useful life of 50 years for the land use rights.

Impairment of Long-lived Assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company recorded no impairment charge for the three months ended March 31, 2021 and 2020.

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Advances from Customers

Advances from customers consist of prepayments from customers for merchandise that had not yet been shipped. The Company will recognize the deposits as revenue as customers take delivery of the goods and title to the assets is transferred to customers in accordance with the Company’s revenue recognition policy.

Non-controlling Interest

Non-controlling interests in the Company’s subsidiaries are recorded in accordance with the provisions of ASC 810 and are reported as a component of equity, separate from the parent’s equity. Purchase or sale of equity interests that do not result in a change of control are accounted for as equity transactions. Results of operations attributable to the non-controlling interest are included in our consolidated results of operations and, upon loss of control, the interest sold, as well as interest retained, if any, will be reported at fair value with any gain or loss recognized in earnings.

Revenue Recognition

On January 1, 2018, the Company adopted ASC 606 using the modified retrospective method. Results for the reporting period beginning after January 1, 2018 are presented under ASC 606, while prior period amounts have not been adjusted and continue to be reported in accordance with the Company’s historic accounting under Topic 605.

Management has determined that the adoption of ASC 606 did not impact the Company’s previously reported financial statements in any prior period nor did it result in a cumulative effect adjustment to opening retained earnings.

Revenue for sale of products is derived from contracts with customers, which primarily include the sale of fertilizer products and environmental protection equipment. The Company’s sales arrangements do not contain variable consideration. The Company recognizes revenue at a point in time based on management’s evaluation of when performance obligations under the terms of a contract with the customer are satisfied and control of the products has been transferred to the customer. For vast majority of the Company’s product sales, the performance obligations and control of the products transfer to the customer when products are delivered, and customer acceptance is made.

Revenue for logistics-related service is derived from Viagoo subsidiaries. Through an online service platform, the company provides the operation management service to support customers. For VTM service, revenue is charged to carriers based on certain percentage of the freight charges. For VES service, revenue is recognized based on monthly subscription by vehicles and by users. For system integration service, revenue is recognized over time based on the progress of project and annual maintenance service.

Pursuant to the guidance of ASC Topic 840, rent shall be reported as income by lessors over the lease term as it becomes receivable. The Company currently leased part of the building of the Shanghai new plant to third parties as warehouse. The Company recognizes building leasing revenue over the beneficial period described by the agreement, as the revenue is realized or realizable and earned.

Cost of Sales

Cost of sales consists primarily of raw materials, utility and supply costs consumed in the manufacturing process, manufacturing labor, depreciation expense and direct overhead expenses necessary to manufacture finished goods as well as warehousing and distribution costs such as inbound freight charges, shipping and handling costs, purchasing and receiving costs.

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NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

The Company accounts for income taxes under the provisions of Section 740-10-30 of the FASB Accounting Standards Codification, which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in its financial statements or tax returns.

The Company is subject to the Enterprise Income Tax law (“EIT”) of the People’s Republic of China. The Company’s operations in producing and selling fertilizers are subject to the 25% enterprise income tax.

Related Parties

Parties are related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions.

Accumulated Other Comprehensive Income (Loss)

Comprehensive income (loss) comprised of net income (loss) and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. The Company’s comprehensive income (loss) consist of net income (loss) and unrealized gains from foreign currency translation adjustments.

Foreign Currency Translation

The Company’s functional currency is the Chinese Renminbi (“RMB”); however, the accompanying consolidated financial statements have been translated and presented in United States Dollars (“USD”). Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income/loss. The translation adjustment for the three months ended March 31, 2021 and 2020 was loss of $47,810 and loss of $172,844, respectively. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

All of the Company’s revenue transactions are transacted in the functional currency. The Company does not enter into any material transaction in foreign currencies. Transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

For business in China, asset and liability accounts at March 31, 2021 and December 31, 2020 were translated at 6.5392 RMB to $1 USD and 6.5277 RMB to $1 USD, respectively, which were the exchange rates on the balance sheet dates. The average translation rates applied to the statements of income for the three months ended March 31, 2021 and 2020 were 6.5335 RMB and 7.0106 RMB to $1 USD, respectively.

For business in Singapore, asset and liability accounts at March 31, 2021 and December 31, 2020 was translated at 1.3472 SGD to $1 USD and 1.3217 SGD to $1 USD respectively. The average translation rates applied to the statements of income for the three months ended March 31, 2021 was 1.3355 SGD to $1 USD.

Earnings (Loss) per Share

Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted earnings per share gives effect to all dilutive potential of shares of common stock outstanding during the period including stock options or warrants, using the treasury stock method (by using the average stock price for the period to determine the number of shares assumed to be purchased from the exercise of stock options or warrants), and convertible debt or convertible preferred stock, using the if-converted method. Earnings per share excludes all potential dilutive shares of common stock if their effect is anti-dilutive. There were no potential dilutive securities at March 31, 2021 and December 31, 2020 and for the three months ended March 31, 2021 and 2020.

Fair Value of Financial Instruments

The Company adopted the guidance of ASC Topic 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 - Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 - Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable, inventories, advances to suppliers, prepaid expenses, short-term loans, accounts payable, accrued expenses, advances from customers, VAT and service taxes payable and income taxes payable approximate their fair market value based on the short-term maturity of these instruments.

ASC Topic 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The following table summarizes the carrying values of the Company’s financial instruments:

	March 31,	December 31,
	2021	2020
Current portion of long-term debt	$4,563,377	$4,571,452
Long-term loan	1,420,663	1,425,475
Total	$5,984,040	$5,996,927

Government Contribution Plan

Pursuant to the laws applicable to PRC law, the Company is required to participate in a government-mandated multi-employer defined contribution plan pursuant to which certain retirement, medical and other welfare benefits are provided to employees. Chinese labor regulations require the Company to pay to the local labor bureau a monthly contribution at a stated contribution rate based on the monthly basic compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; the Company has no further commitments beyond its monthly contribution.

Statutory Reserve

Pursuant to the laws applicable to the PRC, the Company must make appropriations from after-tax profit to the non-distributable “statutory surplus reserve fund”. Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). For foreign invested enterprises and joint ventures in the PRC, annual appropriations should be made to the “reserve fund”. For foreign invested enterprises, the annual appropriation for the “reserve fund” cannot be less than 10% of after-tax profits until the aggregated appropriations reach 50% of the registered capital (as determined under PRC GAAP at each year-end). If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset against the accumulate loss.

Segment Information

The standard, “Disclosures about Segments of an Enterprise and Related Information,” codified with ASC-280, requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. The Company believes that it operates in three business segments of which two are geographically located in China, and one in Singapore.

Recent Accounting Pronouncement

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 (ASU 2016-02) “Leases (Topic 842)”. ASU 2016-02 requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. ASU 2016-02 is effective for interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. For finance leases, a lessee is required to do the following:

●	Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position

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NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

●	Recognize interest on the lease liability separately from amortization of the right-of-use asset in the statement of comprehensive income

●	Classify repayments of the principal portion of the lease liability within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows.

For operating leases, a lessee is required to do the following:

●	Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position

●	Recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis

●	Classify all cash payments within operating activities in the statement of cash flows.

In July 2018, the FASB issued Accounting Standards Update No. 2018-11 (ASU 2018-11), which amends ASC 842 so that entities may elect not to recast their comparative periods in transition (the “Comparatives Under 840 Option”). ASU 2018-11 allows entities to change their date of initial application to the beginning of the period of adoption. In doing so, entities would:

●	Apply ASC 840 in the comparative periods.

●	Provide the disclosures required by ASC 840 for all periods that continue to be presented in accordance with ASC 840.

●	Recognize the effects of applying ASC 842 as a cumulative-effect adjustment to retained earnings for the period of adoption.

In addition, the FASB also issued a series of amendments to ASU 2016-02 that address the transition methods available and clarify the guidance for lessor costs and other aspects of the new lease standard.

The management has reviewed the accounting pronouncements and adopted the new standard on January 1, 2019 using the modified retrospective method of adoption.

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In December 2019, the FASB issued ASU 2019-12 - Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU provides an exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. This update also (1) requires an entity to recognize a franchise tax (or similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax, (2) requires an entity to evaluate when a step-up in the tax basis of goodwill should be considered part of the business combination in which goodwill was originally recognized for accounting purposes and when it should be considered a separate transaction, and (3) requires that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The standard is effective for the Company for fiscal years beginning after December 15, 2020, with early adoption permitted. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820), – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement,” which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. The amendments in this Update modify the disclosure requirements on fair value measurements based on the concepts in FASB Concepts Statement, Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the potential impacts of ASU 2018-13 on its consolidated financial statements.

The Company believes that there were no other accounting standards recently issued that had or are expected to have a material impact on our financial position or results of operations.

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	March 31,	December 31,
	2021	2020
Accounts receivable	$10,313,041	$14,763,516
Less: Allowance for doubtful accounts	(1,283,259)	(1,307,965)
Total, net	$9,029,782	$13,455,551

The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. After evaluating the collectability of individual receivable balances, the Company did not recognize bad debt allowance for the three months ended March 31, 2021 and 2020. The allowance balance as of March 31, 2021 was carried forward from prior period.

The novel coronavirus epidemic that began in the PRC at the beginning of 2020 has significantly impacted the operation of customers, resulting in delays in collecting outstanding receivables as of March 31, 2021. As of the date of this report, a majority of the Company’s customers have resumed normal operations.

NOTE 4 – INVENTORIES

Inventories consisted of the following:

	March 31,	December 31,
	2021	2020
Raw materials	$52,394	$48,524
Finished goods	125,900	111,547
Allowance	(12,778)	(12,800)
Total, net	$165,516	$147,271

The Company did not recognize loss from inventory impairment for the three months ended March 31, 2021 and 2020.

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5 – OTHER RECEIVABLE

The other receivable balance of $10,664,536 at March 31, 2021 mainly represents the receivable in escrow account administered by the court in the amount of $10,636,484 which is the consideration of the disposal of the land use right and the related building located in Shanghai City.

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at March 31, 2021 and December 31, 2020 consisted of:

	March 31,	December 31,
	2021	2020
Building	$2,944,267	$2,949,493
Operating equipment	2,753,443	2,758,704
Vehicle	86,674	86,828
Office equipment	26,805	26,783
Apple Orchard	1,041,377	1,041,377
Construction in progress	1,895,993	1,829,057
	8,748,559	8,692,242
Less: Accumulated depreciation	(2,616,711)	(2,425,499)
	$6,131,848	$6,266,743

For the three months ended March 31, 2021 and 2020, depreciation expense amounted to $105,258 and $169,420, respectively. Depreciation is not taken during the period of construction or equipment installation. Upon completion of the installation of manufacturing equipment or any construction in progress, construction in progress balances will be classified to their respective property and equipment category.

The construction in progress of $1,895,993 represents the investment of a black goat processing plant located in Shuangbai County, Chuxiong City, Yunnan Province, PRC.

NOTE 7 – RIGHT OF USE ASSETS

The total balance of $1,413,598 as of March 31, 2021 represents the net value of two industrial land use rights located in Weihai City, Shandong Province, and Chuxiong City, Yunnan Province. The total cost of land use rights is $1,552,612 and the accumulated amortization is $139,014.

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 8 – DEFERRED TAX ASSETS, NET

The components of the deferred tax assets are as follows:

	March 31,	December 31,
Deferred tax assets, non-current	2021	2020
Deficit carried-forward	$-	$20,600
Allowance	615,868	434,248
Deferred tax assets	615,868	454,848
Less: valuation allowance	-	-
Deferred tax assets, non-current	$615,868	$454,848

Deferred taxation is calculated under the liability method in respect of taxation effect arising from all timing differences, which are expected with reasonable probability to realize in the foreseeable future. The Company’s subsidiary registered in the PRC is subject to income taxes within the PRC at the applicable tax rate.

NOTE 9 – LOANS PAYABLE

As of March 31, 2021, current portion of long-term loans refers to $4,563,377 due to Agricultural Bank of China (“ABC”), which is collateralized with land use rights and guaranteed by Mr. Lirong Wang, the CEO.

The Company has been in “default” with the loan payable to ABC. The bank has taken legal action against the Company and on April 26, 2020, the bank has been awarded a judgment by the PRC courts for $5,609,770 (RMB 36,683,409). This amount has be settled in April 2021 upon completion of the auction sale of the collateralized land use right and related building in Shanghai city.

The loan agreement was entered into between Agricultural Bank of China (“ABC”) and one of our VIEs Shanghai Zongbao Environment Company Engineering Co., Ltd. (“Zongbao”) on October 29, 2014 (the “Loan Agreement”) for a total loan amount of RMB 45 Million (approximately US$6.43 million) at a floating interest rate of 20% premium to the base rate published by the People’s Bank of China for loans of the same tenure and same loan grade per annum (the “Loan”). The loan was given as part of a project financing for the construction of production facility and the development of our fertilizer business. Pursuant to the Loan Agreement, Zongbao was obligated to make repayments based on the following schedule:

●	RMB 2 million on August 25, 2016,

●	RMB 3 million on February 25, 2017,

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

●	RMB 5 million on August 25, 2017,

●	RMB 5 million on February 25, 2018,

●	RMB 8 million on August 25, 2018,

●	RMB 10 million on February 25, 2019,

●	RMB 12 million on September 25, 2019.

Zongbo repaid the loan as scheduled through September 30, 2017 (total RMB 10 Million). However, a local government policy was later implemented in the Industrial Park where the Company’s then newly-built facility is located. Because the Industrial Park shifted its focus to concentrate on businesses relating to food production, machinery and renewable energy, Company’s organic fertilizer business was not permitted. It is very common for China and large cities such as Shanghai to implement such sudden policy change to promote the development of industrial park characteristics. Because of this regulatory change and Company’s inability to satisfy the use of proceeds based on the new policy, Agricultural Bank of China initiated on the “default” of the Loan Agreement and commenced legal action against Zongbao and its guarantors on January 18, 2018 to demand early repayment of the remaining RMB 35 Million. In addition, as a condition of the loan, if the borrower fails to repay the principal of the loan within the time limit specified in the contract, the interest on the overdue loan will rise by 50%. If the borrower’s default causes the creditor to resort to litigation and other methods to realize the creditor’s rights, the lender’s attorney fees, travel expenses, and other enforcement fees shall be borne by the borrower.

The land and production facility of Zongbao was collateralized to secure the loan. In addition, the Loan Agreement was guaranteed personally by Mr. Lirong Wang (as the legal representative) and affiliated entities, Shanghai Muliang Industrial Co., Ltd., and Weihai Fukang Biological Fertilizer Co., Ltd. (“Weihai Fukang”). It is a common practice in China for the banks to demand a personal guarantee for these types of financing. See Note 16 for further information.

As of March 31, 2021, the amount of $278,322 represents the long-term loan owed to Ms. Hui Song. The amount owed to Ms. Hui Song is non-interest bearing, unsecured, and is expected to be due more than one year afterward.

Long-term loan and current portion of long-term loan consisted of the following:

	March 31,	December 31,
	2021	2020
Loan payable to Agricultural Bank of China, annual interest rate ranges from 6% to 7.2%	$4,563,377	$4,571,452
Loan payable to Rushan City Rural Credit Union, annual interest 8.7875%, due by July 18, 2022.	1,142,342	1,144,363
Long-term loans due to individuals and entities without interest	278,321	281,112
	5,984,040	5,996,927
Current portion of long-term loans payable	4,563,377	4,571,452
Total, net	$1,420,663	$1,425,475

As of March 31, 2021, the Company’s future loan obligations according to the terms of the loan agreement are as follows:

within 1 year	$4,563,377
1-2 years	1,420,664
3 years	-
Total	$5,984,041

The Company recognized interest expenses of $16,838 and $98,623 for the three months ended March 31, 2021 and 2020, respectively.

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 10 – STOCKHOLDERS EQUITY

Authorized Stock

The Company has authorized 500,000,000 common shares with a par value of $0.0001 per share. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

On April 5, 2019, the Company filed a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada to reflect the creation of Blank Check Preferred Stock. As a result, the capital stock of the Company consisted of 500,000,000 shares of common stock, $0.0001 par value, and 100,000,000 shares of blank check preferred stock after the filling.

On October 30, 2019, 30,000,000 shares were designated to be Series A Preferred Stock out of the 100,000,000 shares of blank check preferred stock.

Common Share Issuances

On June 29, 2018, the outstanding amount $326,348 due to Mr. Wang, CEO and Chairman of the Company, were converted into 43,200 shares of Common Shares at $ 7.55 per share.

On June 29, 2018 the Company issued 298,518 common shares of the Company at $7.55 for proceeds of $2,255,111 to Mr. Wang, CEO and Chairman of the Company.

On April 4, 2019, the Company’s Board of Directors and majority shareholder approved a 5 to 1 reverse stock split of all of the issued and outstanding shares of the Company’s common stock (the “Reverse Stock Split”). No fractional shares of Common Stock will be issued as a result of the reverse stock split. The Stock Split does not affect the par value or the number of authorized shares of common stock of the Company.

On April 16, 2019, the Company filed a Certificate of Change to our Articles of Incorporation with the Secretary of State of the State of Nevada to reflect the Reverse stock Split. The reverse stock split took effect on May 7, 2019 The common shares outstanding have been retroactively restated to reflect the reverse stock split.

On October 10, 2019 and November 1, 2019, the Company issued a total of 19,000,000 shares of Series A Preferred Stock to Mr. Wang, the CEO and Chairman of the Company, in exchange for 19,000,000 shares of common stock beneficially owned by him. Following the transaction, 19,000,000 shares of common stock were cancelled and returned to treasury.

On June 19, 2020, Muliang Viagoo Technology Inc. entered into a Share Exchange Agreement with Viagoo Pte Ltd. (“Viagoo”) and all the shareholders of Viagoo for the acquisition of 100% equity interest of Viagoo.

Pursuant to the Share Exchange Agreement, Muliang shall purchase from Viagoo Shareholders all of Viagoo Shareholder’s right, title and interest in and to the Viagoo’s capital stock. The aggregate purchase price for the Shares was US$2,830,800, paid in 1,011,000 shares of the Company’s restricted common stock, valued at $2.80 per share.

On June 28, 2020, the Company issued 50,000 of restricted common stock as the compensation for Shaw Cheng “David” Chong, the new Chief Financial Officer of the Company.

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 10 – STOCKHOLDERS EQUITY (CONTINUED)

On December 29, 2020, the Company issued 100,000 of restricted common stock to two investors for US$280,000 valued at $2.80 per share.

As of the date of this report, there were 38,502,954 shares of common stock outstanding.

Blank Check Preferred Stock

On April 4, 2019, the Company’s Board of Directors and majority shareholder approved creation of one hundred million (100,000,000) shares of Blank Check Preferred Stock, $0.0001 par value. To the fullest extent permitted by the laws of the State of Nevada, as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of preferred stock of the Company. The Company may issue the shares of stock for such consideration as may be fixed by the Board of Directors.

On April 5, 2019, the Company filed a Certificate of Amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada to authorize the creation of Blank Check Preferred Stock.

On October 30, 2019, 30,000,000 shares were designated to be Series A Preferred Stock out of the 100,000,000 shares of blank check preferred stock.

Series A Preferred Stock

On October 30, 2019, the Company’s Board of Directors and majority shareholder approved to designate 30,000,000 shares as Series A Preferred Stock out of the 100,000,000 shares of blank check preferred stock, which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be set forth in the discussion below under the “Series A Preferred Stock”. A certificate of designation for the Series A Preferred Stock was filed with the Secretary of the State of the State of Nevada on October 30, 2019.

The holders of Series A Preferred Stock shall not be entitled to receive dividends of any kind.

The Series A Preferred Stock shall not be subject to conversion into Common Stock or other equity authorized to be issued by the Corporation.

The holders of the issued and outstanding shares of Series A Preferred Stock shall have voting rights equal to ten (10) shares of Common Stock for each share of Series A Preferred Stock.

On November 1, 2019, the Company issued a total of 19,000,000 shares of Series A Preferred Stock to Mr. Wang, the CEO and Chairman of the Company, in exchange for 19,000,000 shares of common stock beneficially owned by him. Following the transaction, 19,000,000 shares of common stock were cancelled and returned to treasury.

As of the filling date, there were 19,000,000 shares of Series A Preferred Stock issued outstanding.

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 11 – RELATED PARTY TRANSACTIONS

*Due from related parties

The due from related parties balance of $1,136,675 represents the receivable from Mr. Lirong Wang, the CEO and Chairman of the Company, which includes payable balance of $508,814 and receivable balance of $1,645,489.

The payable balance of $508,814 represents the amount paid to the Company by Mr. Lirong Wang. For the three months ended March 31, 2021, the Company borrowed $320,604 from Mr. Lirong Wang, and repaid $257,451.

The receivable balance of $1,645,489 related to the sold Land use right and Fixed assets for the repayment of debts to Shanghai Zhongta Construction and Engineering Co., Ltd.. The Company has not received the repayment amount as of March 31, 2021, and recorded as receivable from Mr. Lirong Wang.

*Due to related parties

Outstanding balance due to Ms. Xueying Sheng and Mr. Guohua Lin below are advances to the Company as working capital. These advances are due on demand, non-interest bearing, and unsecured, unless further disclosed.

	March 31,	December 31,
	2021	2020	Relationship
Ms. Xueying Sheng	98,938	97,587	Controller/Accounting Manager of the Company
Mr. Guohua Lin	53,981	55,783	Senior management / One of the Company’s shareholders
Total	152,919	153,370

For the three months ended March 31, 2021, the Company borrowed $3,061 from Mr. Guohua Lin, and repaid $4,863. For the three months ended March 31, 2020, the Company borrowed $4,992 from Mr. Guohua Lin, and repaid $157.

For the three months ended March 31, 2021, the Company borrowed $3,439 from Ms. Xueying Sheng and repaid $2,088. For the three months ended March 31, 2020, the Company borrowed $0 from Ms. Xueying Sheng and repaid $1,146.

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 12 – CONCENTRATIONS

Customer Concentrations

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s revenues for the three months ended March 31, 2021 and 2020.

	For the three months ended
	March 31,
Customer	2021		2020
	Amount	%	Amount	%
A	507,094	36%	353,037	47%
B	602,904	43%	314,524	42%

Supplier Concentrations

The following table sets forth information as to each supplier that accounted for 10% or more of the Company’s purchase for the three months ended March 31, 2021 and 2020.

	For the three months ended
	March 31,
Suppliers	2021		2020
	Amount	%	Amount	%
A	511,150	69%	N/A	N/A
B	N/A	N/A	459,247	85%
C	134,063	18%	N/A	N/A

Credit Risks

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. Substantially all of the Company’s cash is maintained with state-owned banks within the PRC, and none of these deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. A significant portion of the Company’s sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk. At March 31, 2021 and December 31, 2020, the Company’s cash balances by geographic area were as follows:

	March 31, 2021		December 31, 2020
China	$1,029,785,	85%	$340,381	98%
Singapore	178,669	15%	8,453	2%
Total cash and cash equivalents	$1,208,454	100%	$348,834	100%

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 13 – INCOME TAXES

United States

Muliang Viagoo is established in the State of Nevada in the United States and is subject to Nevada State and US Federal tax laws. Muliang Viagoo has approximately $102,000 of unused net operating losses (“NOLs”) available for carrying forward to future years for U.S. federal income tax reporting purposes. The benefit from the carry forward of such NOLs will begin expiring during the year ended December 31, 2034. Because United States tax laws limit the time during which NOL carry forwards may be applied against future taxable income, the Company may be unable to take full advantage of its NOLs for federal income tax purposes should the Company generate taxable income. Further, the benefit from utilization of NOL carry forwards could be subject to limitations due to material ownership changes that could occur in the Company as it continues to raise additional capital. Based on such limitations, the Company has significant NOLs for which realization of tax benefits is uncertain.

On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (the “Act”) resulting in significant modifications to existing law. The Company has considered the accounting impact of the effects of the Act during the year ended December 31, 2018 including a reduction in the corporate tax rate from 34% to 21% among other changes.

Hong Kong

Muliang HK is established in Hong Kong and its income is subject to a 16.5% profit tax rate for income sourced within the Special Administrative Region. For the three months ended March 31, 2021 and 2020, Muliang HK did not earn any income derived in Hong Kong, and therefore was not subject to Hong Kong Profits Tax.

Singapore

Viagoo is incorporated in Singapore where tax is levied on profits at rate of 17.0%. Singapore uses a territorial tax system. Post-tax profit distributions (i.e. dividends) to shareholders are tax-free. Singapore does not tax on capital gains.

China, PRC

Shanghai Mufeng and its subsidiaries Muliang Industry, Zongbao, Zongbao Cangzhou, Muliang Sales, Fukang, Agritech Development, Zhongliang, Heilongjiang and Yunnan Muliang are established in China and its income is subject to income tax rate of 25%.

The reconciliation of effective income tax rate as follows:

	For the Three Months Ended
	March 31,	March 31,
	2021	2020
US Statutory income tax rate	21%	21%
Valuation allowance	(21)%	(21)%
Total	-	-

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 13 – INCOME TAXES (CONTINUED)

Accounting for Uncertainty in Income Taxes

The tax authority of the PRC government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises complete their relevant tax filings. Therefore, the Company’s PRC entities’ tax filings results are subject to change. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s PRC entities’ tax filings, which may lead to additional tax liabilities.

ASC 740 requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. The management evaluated the Company’s tax positions and concluded that no provision for uncertainty in income taxes was necessary as of March 31, 2021 and December 31, 2020.

The provision for income taxes consists of the following:

For the Three Months Ended March 31,
	2021	2020
Current	$-	$-
Deferred	-	-
Total	$-	$-

MULIANG VIAGOO TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 14 – BUSINESS SEGMENTS

The revenues and cost of goods sold from operation consist of the following:

	Revenues		Cost of Sales
	For the Three Months Ended		For the Three Months Ended
	March 31,	March 31,	March 31,	March 31,
	2021	2020	2021	2020
Fertilizer sales	$1,384,814	$754,120	$803,229	$448,264
Logistic	184,154	-	97,523	-
Agricultural products (food) sales	119	84,827	89	85,580
Total	$1,569,087	$838,947	$900,841	$533,844

NOTE 15 – SUBSEQUENT EVENTS

The Company sold its industrial land and buildings in Shanghai through an administratively organized private sale before the end of the fiscal year ended December 31, 2020. Through the sale, the Company has cleared all liens and legal claims attached to its subsidiary Zongbao and improve its cash position. The Company has completed the sale in April 2021.

The Company entered into certain term sheet with a non-U.S. investor pursuant to which the Company has agreed to issue to the investor a convertible note in the amount of RMB 1,500,000. The Company expects to enter into definitive agreements and close the offering with the investor during the quarter ended June 30, 2021.

The Company has evaluated subsequent events that have occurred after the balance sheet date but before the financial statements are issued. Based on this evaluation, the Company concluded that subsequent to March 31, 2021 but prior to May 17, 2021, the date the financial statements were available to be issued, there was no subsequent event that would require disclosure to or adjustment to the financial statements other than the ones disclosed above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Stockholders of
Muliang Viagoo Technology, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Muliang Viagoo Technology, Inc. (the Company) as of December 31, 2020 and 2019, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

We have served as the Company’s auditor since March 15, 2016.

San Mateo, CA

April 15, 2021

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2020	2019

ASSETS
Current Assets:
Cash and cash equivalents	$348,834	$103,868
Accounts receivable, net	13,455,551	7,706,262
Due from related party	1,155,429	-
Inventories	147,271	262,682
Prepayment	513,491	354,813
Other receivables, net	10,686,077	47,653
Total Current Assets	26,306,653	8,475,278

Property, plant and equipment, net	6,266,743	15,094,080
Right of use assets	1,413,598	3,099,564
Intangible assets, net	16,198	5,275
Goodwill	709,705	-
Other assets and deposits	20,955	40,021
Deferred tax asset	454,848	19,348

Total Assets	$35,188,700	$26,733,566

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current portion of long-term debt	$4,571,452	$5,373,859
Accounts payable and accrued payables	10,025,369	5,162,993
Advances from customers	297,003	250,158
Income tax payable	529,416	497,251
Other payables	5,584,607	2,394,832
Due to related party	153,370	1,009,325
Total Current Liabilities	21,161,217	14,688,418

Long-term loans	1,425,475	1,855,294
Deferred tax liabilities	605	-
Total Liabilities	22,587,297	16,543,712

Commitments and Contingencies

Stockholders’ Equity:
Series A Preferred Stock, $0.0001 par value, 30,000,000 shares authorized, 19,000,000 shares issued and outstanding as of December 31, 2020 and 2019.	1,900	1,900
Common stock, $0.0001 par value, 500,000,000 shares authorized, 38,502,954 and 37,341,954 shares issued and outstanding as of December 31, 2020 and 2019.	3,850	3,734
Additional paid in capital	19,933,793	19,398,854
Accumulated deficit	(8,596,332)	(9,571,836)
Accumulated other comprehensive income	1,128,351	233,288
Stockholders’ Equity – Muliang Viagoo Technology Inc. and Subsidiaries	12,471,562	10,065,940
Noncontrolling interest	129,841	123,914
Total Stockholders’ Equity	12,601,403	10,189,854
Total Liabilities and Stockholders’ Equity	$35,188,700	$26,733,566

See accompanying notes to consolidated financial statements

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For Year Ended December 31,
	2020	2019

Revenues	$11,008,532	$12,882,250
Cost of goods sold	6,248,757	7,546,180
Gross profit	4,759,775	5,336,070

Operating expenses:
General and administrative expenses	2,677,054	1,557,906
Selling expenses	464,942	698,071
Total operating expenses	3,141,996	2,255,977

Income from operations	1,617,779	3,080,093

Other income (expense):
Interest expense	(700,030)	(452,470)
Subsidy income	-	143,187
Rental income, net	6,276	60,940
Other income (expense), net	(339,097)	(120,915)
Total other expenses	(1,032,851)	(369,258)

Income before income taxes	584,928	2,710,835

Income taxes	(394,979)	505,456

Net income	979,907	2,205,379

Net income attributable to non-controlling interest	4,403	3,814
Net income attributable to Muliang Viagoo Technology, Inc. common stockholders	975,504	2,201,565

Other comprehensive income (loss):
Unrealized foreign currency translation adjustment	896,587	(111,336)

Total Comprehensive income	1,876,494	2,094,043
Total comprehensive income attributable to non-controlling interests	5,927	3,377
Total comprehensive income attributable to Muliang Viagoo Technology, Inc. common stockholders	$1,870,567	$2,090,666

Earnings per common share
Basic and diluted	0.03	0.04

Weighted average common shares outstanding
Basic	37,908,242	52,073,278
Diluted	37,908,242	52,073,278

See accompanying notes to consolidated financial statements

MULIANG VIAGOO TECHNOLOGY INC.AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Series A Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Non-controlling
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Interest	Total

Balance, December 31, 2018	-	$-	56,341,718	$5,634	19,398,854	(11,773,401)	344,187	120,537	8,095,811
Common stock transferred to Series A Preferred Stock	19,000,000	1,900	(19,000,000)	(1,900)	-	-	-	-	-
Rounded shares adjustment	-	-	236	-	-	-	-	-	-
Net income	-	-	-	-	-	2,201,565	-	3,814	2,205,379
Foreign currency translation adjustment	-	-	-	-	-	-	(110,899)	(437)	(111,336)
Balance, December 31, 2019	19,000,000	$1,900	37,341,954	$3,734	19,398,854	(9,571,836)	233,288	123,914	10,189,854
Issuance of common stock	-	-	1,161,000	116	534,939	-	-	-	535,055
Net income	-	-	-	-	-	975,504	-	4,403	979,907
Foreign currency translation adjustment	-	-	-	-	-	-	895,063	1,524	896,587
Balance, December 31, 2020	19,000,000	1,900	38,502,954	3,850	19,933,793	(8,596,332)	1,128,351	129,841	12,601,403

See accompanying notes to consolidated financial statements

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For Year Ended December 31,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$979,907		$2,205,379
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	965,296		1,066,196
Bad debt expense	1,175,424		61,934
Employment cost settled by issuing common stock	140,000		-
Deferred income tax assets	429,232		433,374
Changes in assets and liabilities:
Accounts receivable	(6,013,323)		(3,744,204)
Inventories	125,255		180,382
Prepayment	(27,893)		1,161,433
Other receivables	18,885		54,342
Accounts payable and accrued payables	4,193,548		745,653
Account payable – related party	-		(115,853)
Advances from customers	29,008		41,543
Income tax payable	-		72,082
Other payables	(207,549)		1,596,839
Net cash provided by operating activities	1,807,790		3,759,100

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in construction in progress	(75,346)		(1,318,129)
Net cash used in investing activities	(75,346)		(1,318,129)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuing common stock	280,000		-
Proceeds from (Repayment to) third party individual	-		307,833
Repayment to related party	(845,807)		(2,434,949)
Repayment of short-term loans	(802,440)		(149,885)
Net cash used in financing activities	(1,368,247)		(2,277,001)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(119,231)		(72,880)

NET INCREASE IN CASH	244,966		91,090
CASH, BEGINNING OF PERIOD	103,868		12,778
CASH, END OF PERIOD	348,834		103,868
	-
SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Cash paid for interest expense, net of capitalized interest	$(85,181)		$(1,321,947)
Cash paid for income tax	$-		$-

NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Disposal of Fixed assets for debt settlement without cash flow	$12,087,691	$
Long term loan transfer to current portion of long-term debt	1,082,588		(1,321,947)
Debt transferred to related party from third parties	2,318,796		-
Acquisition of subsidiary by issuing common stock	$2,830,800		$-

See accompanying notes to consolidated financial statements

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Muliang Viagoo Technology, Inc (“Muliang Viagoo”), formerly known as M & A Holding Corporation., Mullan Agritech Inc. and Muliang Agritech Inc. was incorporated under the laws of the State of Nevada on November 5, 2014. Muliang Viagoo’s core business activities of developing, manufacturing, and selling organic fertilizers and bio-organic fertilizers for use in agricultural industry are conducted through several indirectly owned subsidiaries in China.

On June 9, 2016, M & A Holding Corporation filed a Certificate of Amendment to its Articles of Incorporation (the “Amendment”) with the Secretary of State of the State of Nevada, changing its name from “M & A Holding Corporation,” to “Mullan Agritech, Inc.”

On July 11, 2016, the Financial Industry Regulatory Authority (FINRA) effected in the marketplace the change of the corporate name from “M & A Holding Corporation,” to “Mullan Agritech, Inc.”, and effective on such date.

On April 4, 2019, the Company changed its corporate name from “Mullan Agritech Inc.” to “Muliang Agritech Inc.” The name change took effect on May 7, 2019. In connection with the name change, our stock symbol changed to “MULG”.

On June 26, 2020, Muliang Agritech, Inc. filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of the State of the State of Nevada, changing its name from “Muliang Agritech, Inc.” to “Muliang Viagoo Technology, Inc.”. The Company will trade under the new name upon approval by FINRA.

History

Shanghai Muliang Industry Co., Ltd. (referred to herein as “Muliang Industry”) was incorporated in PRC on December 7, 2006 as a limited liability company, owned 95% by Lirong Wang and 5% by Zongfang Wang. Muliang Industry through its own operations and its subsidiaries is engaged in the business of developing, manufacturing and selling organic fertilizers and bio-organic fertilizers for use in the agricultural industry.

On May 27, 2013, Muliang Industry entered into and consummated an equity purchase agreement whereby it acquired 99% of the outstanding equity of Weihai Fukang Bio-Fertilizer Co., Ltd. (“Fukang”), a corporation organized under the laws of the People’s Republic of China. Fukang was incorporated in Weihai City, Shandong Province on January 6, 2009. Fukang is focused on the distribution of organic fertilizers and the development of new bio-organic fertilizers. As a result of the completion of the transaction, Fukang became a 99% owned subsidiary of Muliang Industry, with the remaining 1% equity interest owned by Mr. Hui Song.

On July 11, 2013, Muliang Industry established a wholly owned subsidiary, Shanghai Muliang Viagoo Development Co., Ltd. (“Agritech Development”) in Shanghai, China. On November 6, 2013, Muliang Industry sold 40% of the outstanding equity of Agritech Development to Mr. Jianping Zhang for consideration of approximately $65,000 or RMB 400,000. Agritech Development does not currently conduct any operations.

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS (CONTINUED)

On July 17, 2013, Muliang Industry entered into an equity purchase agreement to acquire 100% of the outstanding equity of Shanghai Zongbao Environmental Construction Co., Ltd. (“Shanghai Zongbao”) with consideration of approximately $3.2 million or RMB 20 million, effectively becoming the wholly-owned subsidiary of Muliang Industry. Shanghai Zongbao was incorporated in Shanghai on January 25, 2008. Shanghai Zongbao processes and distributes organic fertilizers. Shanghai Zongbao wholly owns Shanghai Zongbao Environmental Construction Co., Ltd. Cangzhou Branch (“Zongbao Cangzhou”).

On August 21, 2014, Muliang Agricultural Limited (“Muliang HK”) was incorporated in Hong Kong as an investment holding company.

On January 27, 2015, Muliang HK incorporated a wholly foreign-owned enterprise, Shanghai Mufeng Investment Consulting Co., Ltd (“Shanghai Mufeng”), in China.

On July 8, 2015, Muliang Viagoo entered into certain stock purchase agreement with Muliang HK, pursuant to which Muliang Viagoo, for a consideration of $5,000, acquired 100% interest in Muliang HK and its wholly-owned subsidiary Shanghai Mufeng. Both Muliang HK and Shanghai Mufeng are controlled by the Company’s sole officer and director, Lirong Wang.

On July 23, 2015, Muliang Industry established a wholly owned subsidiary, Shanghai Muliang Agricultural Sales Co., Ltd. (“Muliang Sales”) in Shanghai, China.

On September 3, 2015, Muliang Viagoo effected a split of its outstanding common stock resulting in an aggregate of 150,525,000 shares outstanding of which 120,000,000 were owned by Chenxi Shi, the founder of Muliang Viagoo and its sole officer and director. The remaining 30,525,000 were held by a total of 39 investors.

On January 11, 2016, Muliang Viagoo issued 129,475,000 shares of its common stock to Lirong Wang for an aggregate consideration of $64,737.50. On the same date, Chenxi Shi, the sole officer and director of Muliang Viagoo on that date, transferred 120,000,000 shares of common stock of the Company held by him to Lirong Wang for $800 pursuant to a transfer agreement.

On February 10, 2016, Shanghai Mufeng entered into a set of contractual agreements known as Variable Interest Entity (“VIE”) Agreements, including (1) Exclusive Technical Consulting and Service Agreement, (2) Equity Pledge Agreement, and (3) Call Option Cooperation Agreement, with Muliang Industry, and its Principal Shareholders. As a result of the Stock Purchase Agreement and the set of VIE Agreements, Shanghai Muliang Industry Co., Ltd., along with its consolidated subsidiaries, became entities controlled by Muliang Viagoo, whereby Muliang Viagoo would derive all substantial economic benefit generated by Muliang Industry and its subsidiaries.

As a result, Muliang Viagoo has a direct wholly-owned subsidiary, Muliang HK and an indirectly wholly owned subsidiary Shanghai Mufeng. Through its VIE Agreements, Muliang Viagoo exercises control over Muliang Industry. Muliang Industry has two wholly-owned subsidiaries (Shanghai Zongbao and Muliang Sales), one 99% owned subsidiary (Fukang), one 60% owned subsidiary (Agritech Development), and one indirectly wholly owned subsidiary Zongbao Cangzhou.

On June 6, 2016, Muliang Industry established a wholly-owned subsidiary, namely, Muliang (Ningling) Bio-chemical Fertilizer Co. Ltd (“Ningling Fertilizer”) in Henan Province, the central plain of China. Ningling Fertilizer is setup for a new production line of bio-chemical fertilizer and has not begun any operation yet.

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS (CONTINUED)

On July 7, 2016, Muliang Industry established a subsidiary, namely, Zhonglian Huinong (Beijing) Technology Co., Ltd (“Zhonglian”) in Beijing City, China. Muliang Industry owns 65% shares of Zhonglian, and a third-party company, Zhongrui Huilian (Beijing) Technology Co., Ltd owns the other 35% shares. Zhonglian is to develop and operate an online agricultural products trading platform.

On October 27, 2016, Muliang Industry established a subsidiary, namely, Yunnan Muliang Animal Husbandry Development Co., Ltd (“Yunnan Muliang”) in Yunnan Province, China. Muliang Industry owns 55% shares of Yunnan Muliang, and a third-party company, Shuangbai County Development Investment Co., Ltd. owns the other 45% shares. Yunnan Muliang was setup for the sales development of West China.

On October 12, 2017, the Company canceled the registration of Ningling with the administration authorities for Industry and Commerce. Ningling has historically been reported as a component of our operations and incurred $33,323 to loss before income taxes provisions for the year ended December 31, 2017. The termination does not constitute a strategic shift that will have a major effect on our operations or financial results and as such, the termination is not classified as discontinued operations in our consolidated financial statements.

On June 19, 2020, the Company entered into a Share Exchange Agreement with Viagoo Pte Ltd. and all the shareholders of Viagoo for the acquisition of 100% equity interest of Viagoo. Pursuant to the SEA, Muliang shall purchase from Viagoo Shareholders all of Viagoo Shareholder’s right, title and interest in and to the Viagoo’s capital stock. The aggregate purchase price for the Shares was US$2,830,800, paid in 1,011,000 shares of the Company’s restricted common stock, valued at $2.80 per share.

Muliang HK, Shanghai Mufeng, Muliang Industry, Shanghai Zongbao, Zongbao Cangzhou, Muliang Sales, Fukang, Agritech Development, Yunnan Muliang, Zhonglian, and Viagoo are referred to as subsidiaries. The Company and its consolidated subsidiaries are collectively referred to herein as the “Company”, “we” and “us”, unless specific reference is made to an entity.

On April 4, 2019, the Company’s Board of Directors and majority shareholder approved a 5 to 1 reverse stock split of all of the issued and outstanding shares of the Company’s common stock, the change of corporate name from “Mullan Agritech Inc.” to “Muliang Viagoo Inc.”, and the creation of one hundred million (100,000,000) shares of Blank Check Preferred Stock.

On April 5, 2019, we filed a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada to reflect the Name Change and to authorize the creation of Blank Check Preferred Stock. As a result, the capital stock of the Company consists of 500,000,000 shares of common stock, $0.0001 par value, and 100,000,000 shares of blank check preferred stock, $0.0001 par value. To the fullest extent permitted by the laws of the State of Nevada, as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of preferred stock of the Company. The Company may issue the shares of stock for such consideration as may be fixed by the Board of Directors.

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS (CONTINUED)

On April 16, 2019, we filed a Certificate of Change to our Articles of Incorporation with the Secretary of State of the State of Nevada to reflect the reverse stock split. Any fractional shares are to be rounded up to whole shares. The reverse stock split does not affect the par value or the number of authorized shares of common stock of the Company.

The reverse stock split and the name change took effect on May 7, 2019.

On June 19, 2020, Muliang Agritech Inc. entered into a Share Exchange Agreement with Viagoo Pte Ltd. (“Viagoo”) and all the shareholders of Viagoo for the acquisition of 100% equity interest of Viagoo.

On June 26, 2020, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of the State of the State of Nevada, changing its name from “Muliang Agritech, Inc.” to “Muliang Viagoo Technology, Inc.”. In connection with the name change, our stock symbol changed to “MULG”.

Viagoo is a Singapore-based logistics sharing platform that enables shippers and carriers to share and optimize resources to lower cost and increase efficiency. From last mile delivery to cross border transportation, the platform provides digital transaction contracts for customers to source for service providers to deliver goods and services in a convenient manner. Viagoo partners with various Singapore agencies to promote the platform to support urban logistics need in Singapore, such as Enterprise Singapore, a government agency to support Singapore small and medium businesses, and Singapore Logistics Association.

Pursuant to the SEA, Muliang shall purchase from Viagoo Shareholders all of Viagoo Shareholder’s right, title and interest in and to the Viagoo’s capital stock. The aggregate purchase price for the Shares was US$2,830,800, paid in 1,011,000 shares of the Company’s restricted common stock, valued at $2.80 per share. The Company recognized $673,278 in goodwill as result of this transaction.

Management determined that the results of operations of Viagoo from June 19, 2020 to June 30, 2020 were not material to the Company’s consolidated results of operations, and as a result has excluded them from the Company’s consolidated results of operations and cash flows for the year end December 31, 2020.

Muliang Agritech, Muliang HK, Shanghai Mufeng, Muliang Industry, Shanghai Zongbao, Zongbao Cangzhou, Muliang Sales, Fukang, Agritech Development, Yunnan Muliang, Zhonglian, and Viagoo are referred to as subsidiaries. The Company and its consolidated subsidiaries are collectively referred to herein as the “Company”, “we” and “us”, unless specific reference is made to an entity.

The consolidated financial statements were prepared assuming that the Company has controlled Muliang HK and its intermediary holding companies, operating subsidiaries, and variable interest entities: Shanghai Mufeng, Muliang Industry, Shanghai Zongbao, Zongbao Cangzhou, Muliang Sales, Fukang, Heilongjiang, and Agritech Development, from the first period presented. The transactions detailed above have been accounted for as reverse takeover transaction and a recapitalization of the Company; accordingly, the Company (the legal acquirer) is considered the accounting acquiree and Muliang HK (the legal acquiree) is considered the accounting acquirer. No goodwill has been recorded for these transactions. As a result of this transaction, the Company is deemed to be a continuation of the business of Muliang HK, Shanghai Mufeng, and Muliang Industry.

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS (CONTINUED)

Liquidity and Going Concern

As reflected in the accompanying consolidated financial statements, we had net accumulated deficit of $8,596,332 and $9,571,836 as of December 31, 2020 and December 31, 2019, respectively. Our cash balances as of December 31, 2020 and December 31, 2019 were $348,834 and $103,868, respectively. We had current liabilities of $21,161,217 and $14,688,418 as of December 31, 2020 and December 31, 2019, which would be due within the next 12 months. In addition, we had a working capital of $4,001,073 and working capital deficit of $6,213,140 as of December 31, 2020 and December 31, 2019, respectively.

In August, 2020, the land use right and building of this factory was listed on Taobao’s online auction platform for sale by the Shanghai Jinshan People’s Court. While the sale has not closed due to COVID-caused court backlog, the court provided a distribution plan of sale proceeds to all involved parties on March 15, 2021. The buyer’s full purchase amount has been escrowed with the court since August 2020. The court has indicated to the Company that it is expected to complete the sale by April 2021, subject to administrative clearance from various departments within the court. The assets are to be sold to the highest bidder for RMB 74.52 Million (US$11.42 million), and the buyer’s funds have been placed in escrow administered by the court.

Based on the distribution plan provided by the court, after deducting related court expenses, ABC shall be entitled to RMB 36 Million (full principal amount and accrued interest of the loan), Shanghai Zhongta Construction Engineering Co., Ltd. Shall be entitled to RMB 27.6 Million (as amount due for the construction of the production facility) and Zongbao shall receive the remaining RMB 5.2 Million. The sale of the assets will improve the company’s liquidity but at the same time have no impact on Company’s operation as the facility has not been in use as our production plant. As a result of the improved liquidity since last fiscal year, the Company has resolved the going concern issue.

The assets are expected to be sold to Yigang (Shanghai) Technology Development Co., Ltd. We had no prior relationship with the company. They were the highest bidder in the court sale.

The assets (land and building) have been appraised for RMB 97.64 Million (US$14.96 million), more than the sale price of RMB 74.52 Million (US$11.42 million).

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with US GAAP. The basis of accounting differs from that used in the statutory accounts of the Company, which are prepared in accordance with the accounting principles of the PRC (“PRC GAAP”). The differences between US GAAP and PRC GAAP have been adjusted in these consolidated financial statements. The Company’s functional currency is the Chinese Renminbi (“RMB”); however, the accompanying consolidated financial statements have been translated and presented in United States Dollars (“USD”).

Use of Estimates

The preparation of these financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of these financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ from these estimates. Significant estimates include the useful lives of property and equipment, land use rights, assumptions used in assessing collectability of receivables and impairment for long-term assets.

Principles of Consolidation

Muliang Viagoo consolidates the following entities, including wholly-owned subsidiaries, Muliang HK, Shanghai Mufeng, Viagoo, and its wholly controlled variable interest entities, Muliang Industry, and Zhongbao, 60% controlled Agritech Development, 99% controlled Fukang, 65% controlled Zhonglian, 80% controlled Yunnan Muliang and 51% controlled Heilongjiang. The 40% equity interest holder of Agritech Development, 1% equity interest holders in Fukang, 35% equity interest holders in Zhonglian, 20% interest in Yunnan Muliang and 49% equity interest in Heilongjiang are accounted as non-controlling interest in the Company’s consolidated financial statements.

The variable interest entities consolidated for which the Company is deemed the primary beneficiary. All significant inter-company accounts and transactions have been eliminated in consolidation.

Control by Principal Stockholders

The Company’s directors and executive officers and their affiliates or related parties own, beneficially and in the aggregate, the majority of the voting power of the outstanding shares of our common stock. Accordingly, if our directors and executive officers and their affiliates or related parties vote their shares uniformly, they would have the ability to control the approval of most corporate actions, including increasing our authorized capital stock and the dissolution or merger of our company or the sale of our assets.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. The Company maintains cash with various financial institutions.

Accounts Receivable

Accounts receivable is presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection.

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventories

Inventories, consisting of raw materials, work in process, and finished goods related to the Company’s products are stated at the lower of cost or market utilizing the weighted average method.

Property, Plant and Equipment

Plant and equipment are carried at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Included in property and equipment is construction-in-progress which consisted of factory improvements and machinery pending installation and includes the costs of construction, machinery and equipment, and any interest charges arising from borrowings used to finance these assets during the period of construction or installation of the assets. No provision for depreciation is made on construction-in-progress until such time as the relevant assets are completed and ready for their intended use.

Estimated useful lives of the Company’s assets are as follows:

Useful Life
Building	20 years
Operating equipment	5-10 years
Vehicle	3-5 years
Electronic equipment	3-20 years
Office equipment	3-20 years
Apple orchard	10 years

The apple orchard includes rental for an apple farm, labor cost, fertilizers, apple seeds, apple seedlings and others. The costs to purchase and cultivate apple trees and the expenditures related to labor and materials to plant apple trees until they become commercially productive are capitalized, which require a two-year period. The estimated production life for apple tree is ten years, and the costs are depreciated without a residual value. Expenses incurred maintaining apple trees during the growth cycle until seedling apple trees or grafted varieties are fruited are capitalized into inventory and included in Work In Process—apple orchard, a component of inventories.

Depreciation expenses pertaining to apple trees will be included in inventory costs for those apples to be sold and ultimately become a component of cost of goods sold. Similar to other assets, the failure of our apple trees to be serviceable over the entirety of their anticipated useful lives or to be sold at their anticipated residual value will negatively impact our operating results.

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Intangible Assets

Included in the intangible assets are land use rights and non-patented technology. According to the laws of the PRC, the government owns all the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Useful life for non-patented technology refers to the period during which economic benefits can be generated. Intangible assets are being amortized using the straight-line method over their lease terms or estimated useful life.

Estimated useful lives of the Company’s intangible assets are as follows:

Useful Life
Land use rights	50 years
Non-patented technology	10 years

The Company carries intangible assets at cost less accumulated amortization. In accordance with US GAAP, the Company examines the possibility of decreases in the value of intangible assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. The Company computes amortization using the straight-line method over estimated useful life of 50 years for the land use rights.

Impairment of Long-lived Assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company recorded no impairment charge for the years ended December 31, 2020 and 2019.

Advances from Customers

Advances from customers consist of prepayments from customers for merchandise that had not yet been shipped. The Company will recognize the deposits as revenue as customers take delivery of the goods and title to the assets is transferred to customers in accordance with the Company’s revenue recognition policy.

Non-controlling Interest

Non-controlling interests in the Company’s subsidiaries are recorded in accordance with the provisions of ASC 810 and are reported as a component of equity, separate from the parent’s equity. Purchase or sale of equity interests that do not result in a change of control are accounted for as equity transactions. Results of operations attributable to the non-controlling interest are included in our consolidated results of operations and, upon loss of control, the interest sold, as well as interest retained, if any, will be reported at fair value with any gain or loss recognized in earnings.

Revenue Recognition

On January 1, 2018, the Company adopted ASC 606 using the modified retrospective method. Results for the reporting period beginning after January 1, 2018 are presented under ASC 606, while prior period amounts have not been adjusted and continue to be reported in accordance with the Company’s historic accounting under Topic 605.

Management has determined that the adoption of ASC 606 did not impact the Company’s previously reported financial statements in any prior period nor did it result in a cumulative effect adjustment to opening retained earnings.

Revenue for sale of products is derived from contracts with customers, which primarily include the sale of fertilizer products and environmental protection equipment. The Company’s sales arrangements do not contain variable consideration. The Company recognizes revenue at a point in time based on management’s evaluation of when performance obligations under the terms of a contract with the customer are satisfied and control of the products has been transferred to the customer. For vast majority of the Company’s product sales, the performance obligations and control of the products transfer to the customer when products are delivered, and customer acceptance is made.

Revenue for logistics-related service is derived from Viagoo subsidiaries. Through an online service platform, the company provides the operation management service to support customers. For VTM service, revenue is charged to carriers based on certain percentage of the freight charges. For VES service, revenue is recognized based on monthly subscription by vehicles and by users. For system integration service, revenue is recognized over time based on the progress of project and annual maintenance service.

Pursuant to the guidance of ASC Topic 840, rent shall be reported as income by lessors over the lease term as it becomes receivable. The Company currently leased part of the building of the Shanghai new plant to third parties as warehouse. The Company recognizes building leasing revenue over the beneficial period described by the agreement, as the revenue is realized or realizable and earned.

The Company recognized rental income from leasing a portion of its manufacturing facility located in Shanghai to third parties. For the years ended December 31, 2020 and 2019, rental income of $54,277 and $194,663 were recognized as other income.

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cost of Sales

Cost of goods sold consists primarily of raw materials, utility and supply costs consumed in the manufacturing process, manufacturing labor, depreciation expense and direct overhead expenses necessary to manufacture finished goods as well as warehousing and distribution costs such as inbound freight charges, shipping and handling costs, purchasing and receiving costs.

Income Taxes

The Company accounts for income taxes under the provisions of Section 740-10-30 of the FASB Accounting Standards Codification, which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in its financial statements or tax returns.

The Company is subject to the Enterprise Income Tax law (“EIT”) of the People’s Republic of China. The Company’s operations in producing and selling fertilizers are subject to the 25% enterprise income tax.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions.

Accumulated Other Comprehensive Income (Loss)

Comprehensive income (loss) comprised of net income (loss) and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. The Company’s comprehensive income (loss) consist of net income (loss) and unrealized gains from foreign currency translation adjustments.

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreign Currency Translation

The Company’s functional currency is the Chinese Renminbi (“RMB”); however, the accompanying consolidated financial statements have been translated and presented in United States Dollars (“USD”). Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income/loss. The translation adjustment for the years ended December 31, 2020 and 2019 was gain of $909,436 and loss of $111,336, respectively. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

All of the Company’s revenue transactions are transacted in the functional currency. The Company does not enter into any material transaction in foreign currencies. Transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

For business in China, asset and liability accounts at December 31, 2020 and 2019 were translated at 6.5277 RMB to $1 USD and 6.9499 RMB to $1 USD, respectively, which were the exchange rates on the balance sheet dates. The average translation rates applied to the statements of income for the years ended December 31, 2020 and 2019 were 6.9001 RMB and 6.9053 RMB to $1 USD, respectively.

For business in Singapore, asset and liability accounts at December 31, 2020 was translated at 1.3217 SGD to $1 USD. The average translation rates applied to the statements of income for the years ended December 31, 2020 was 1.3792 SGD to $1 USD.

Earnings (Loss) per Share

Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted earnings per share gives effect to all dilutive potential of shares of common stock outstanding during the period including stock options or warrants, using the treasury stock method (by using the average stock price for the period to determine the number of shares assumed to be purchased from the exercise of stock options or warrants), and convertible debt or convertible preferred stock, using the if-converted method. Earnings per share excludes all potential dilutive shares of common stock if their effect is anti-dilutive. There were no potential dilutive securities at December 31, 2020 and 2019.

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments

The Company adopted the guidance of ASC Topic 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable, inventories, advances to suppliers, prepaid expenses, short-term loans, accounts payable, accrued expenses, advances from customers, VAT and service taxes payable and income taxes payable approximate their fair market value based on the short-term maturity of these instruments.

ASC Topic 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

The following table summarizes the carrying values of the Company’s financial instruments:

	December 31, 2020	December 31, 2019

Current portion of long-term loan	$4,571,452	$5,373,859
Long-term loan	1,425,475	1,855,294
	$5,996,927	$7,229,153

Government Contribution Plan

Pursuant to the laws applicable to PRC law, the Company is required to participate in a government-mandated multi-employer defined contribution plan pursuant to which certain retirement, medical and other welfare benefits are provided to employees. Chinese labor regulations require the Company to pay to the local labor bureau a monthly contribution at a stated contribution rate based on the monthly basic compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; the Company has no further commitments beyond its monthly contribution.

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Statutory Reserve

Pursuant to the laws applicable to the PRC, the Company must make appropriations from after-tax profit to the non-distributable “statutory surplus reserve fund”. Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). For foreign invested enterprises and joint ventures in the PRC, annual appropriations should be made to the “reserve fund”. For foreign invested enterprises, the annual appropriation for the “reserve fund” cannot be less than 10% of after-tax profits until the aggregated appropriations reach 50% of the registered capital (as determined under PRC GAAP at each year-end). If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset against the accumulate loss.

Segment Information

The standard, “Disclosures about Segments of an Enterprise and Related Information,” codified with ASC-280, requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. The Company believes that it operates in two business segments and in one geographical segment (China), as all of the Company’s current operations are carried in China.

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncement

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 (ASU 2016-02) “Leases (Topic 842)”. ASU 2016-02 requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. ASU 2016-02 is effective for interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. For finance leases, a lessee is required to do the following:

●	Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position

●	Recognize interest on the lease liability separately from amortization of the right-of-use asset in the statement of comprehensive income

●	Classify repayments of the principal portion of the lease liability within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows.

For operating leases, a lessee is required to do the following:

●	Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position

●	Recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis

●	Classify all cash payments within operating activities in the statement of cash flows.

In July 2018, the FASB issued Accounting Standards Update No. 2018-11 (ASU 2018-11), which amends ASC 842 so that entities may elect not to recast their comparative periods in transition (the “Comparatives Under 840 Option”). ASU 2018-11 allows entities to change their date of initial application to the beginning of the period of adoption. In doing so, entities would:

●	Apply ASC 840 in the comparative periods.

●	Provide the disclosures required by ASC 840 for all periods that continue to be presented in accordance with ASC 840.

●	Recognize the effects of applying ASC 842 as a cumulative-effect adjustment to retained earnings for the period of adoption.

In addition, the FASB also issued a series of amendments to ASU 2016-02 that address the transition methods available and clarify the guidance for lessor costs and other aspects of the new lease standard.

The management has reviewed the accounting pronouncements and adopted the new standard on January 1, 2019 using the modified retrospective method of adoption.

In December 2019, the FASB issued ASU 2019-12 - Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU provides an exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. This update also (1) requires an entity to recognize a franchise tax (or similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax, (2) requires an entity to evaluate when a step-up in the tax basis of goodwill should be considered part of the business combination in which goodwill was originally recognized for accounting purposes and when it should be considered a separate transaction, and (3) requires that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The standard is effective for the Company for fiscal years beginning after December 15, 2020, with early adoption permitted. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820), – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement,” which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. The amendments in this Update modify the disclosure requirements on fair value measurements based on the concepts in FASB Concepts Statement, Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the potential impacts of ASU 2018-13 on its consolidated financial statements.

The Company believes that there were no other accounting standards recently issued that had or are expected to have a material impact on our financial position or results of operations.

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	December 31, 2020	December 31, 2019

Accounts receivable	$14,763,516	$8,047,929
Less: Allowance for doubtful accounts	(1,307,965)	(341,667)
Total, net	$13,455,551	$7,706,262

The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. After evaluating the collectability of individual receivable balances, the Company recognized bad debt allowance of $1,307,965 and $341,667 for the years ended December 31, 2020 and 2019.

The novel coronavirus epidemic that began in the PRC at the beginning of 2020 has significantly impacted the operation of customers, resulting in delays in collecting outstanding receivables as of December 31, 2020. As of the date of this report, a majority of the Company’s customers have resumed normal operations.

As of the filing date, a balance of $6,158,418 account receivable out of the total balance as of December 31, 2020 has been collected.

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – INVENTORIES

Inventories consisted of the following:

	December 31, 2020	December 31, 2019

Raw materials	$48,524	$116,907
Finished goods	111,547	157,798
Allowance	(12,800)	(12,023)
Total, net	$147,271	$262,682

NOTE 5 – PREPAYMENT

The prepayment balance of $513,491 as of December 31, 2020 represents the advances paid to suppliers for the purchase of raw materials to be delivered in the next operating period.

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at December 31, 2020 and 2019 consisted of:

	December 31,	December 31,
	2020	2019
Building	$2,949,493	$12,715,941
Operating equipment	2,758,704	2,785,557
Vehicle	86,828	81,552
Office equipment	26,783	20,762
Apple Orchard	1,041,377	789,344
Construction in progress	1,829,057	1,709,144
	8,692,242	18,102,300
Less: Accumulated depreciation	(2,425,499)	(3,008,220)
	$6,266,743	$15,094,080

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT (CONTINUED)

For the years ended December 31, 2020 and 2019, depreciation expense amounted to $785,893 and $991,408, respectively. Depreciation is not taken during the period of construction or equipment installation. Upon completion of the installation of manufacturing equipment or any construction in progress, construction in progress balances will be classified to their respective property and equipment category.

The construction in progress of $1,829,057 represents the investment of a black goat processing plant located in Shuangbai County, Chuxiong City, Yunnan Province, PRC.

NOTE 7 – RIGHT OF USE ASSETS

The total cost of $1,413,598 as of December 31, 2020 represents the two industrial land use rights located in Weihai City, Shandong Province, and Chuxiong City, Yunnan Province.

The total cost of $3,099,564 as of December 31, 2019 represents the three industrial land use rights located in Shanghai city, Weihai City, Shandong Province, and Chuxiong City, Yunnan Province.

The land use right located in Shanghai city, with a book net value of $1,808,882, and the related building are to be sold to the highest bidder for RMB 74.52 Million (US$11.42 million), and the funds from Yigang (Shanghai) Technology Development Co., Ltd., the buyer, have been placed in escrow administered by the court. Please refer to Note 9.

NOTE 8 – DEFERRED TAX ASSETS, NET

The components of the deferred tax assets are as follows:

	December 31,	December 31,
Deferred tax assets, non-current	2020	2019
Deficit carried-forward	$20,600	$19,348
Allowance	434,248	-
Deferred tax assets	454,848	19,348
Less: valuation allowance	-	-
Deferred tax assets, non-current	$454,848	$19,348

Deferred taxation is calculated under the liability method in respect of taxation effect arising from all timing differences, which are expected with reasonable probability to realize in the foreseeable future. The Company’s subsidiary registered in the PRC is subject to income taxes within the PRC at the applicable tax rate.

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – LOANS

As of December 31, 2020, current portion of long-term loans refers to $4,571,452 due to Agricultural Bank of China (“ABC”), which is collateralized with land use rights and guaranteed by Mr. Lirong Wang, the CEO.

The Company has been in “default” with the loan payable to ABC. The bank has taken legal action against the Company and on April 26, 2020, the bank has been awarded a judgment by the PRC courts for $4,359,925 (RMB 30,301,044). This amount is expected to be fully settled in April 2021 upon completion of the auction sale of the collateralized land use right and related building in Shanghai city.

The loan agreement was entered into between Agricultural Bank of China (“ABC”) and one of our VIEs Shanghai Zongbao Environment Company Engineering Co., Ltd. (“Zongbao”) on October 29, 2014 (the “Loan Agreement”) for a total loan amount of RMB 45 Million (approximately US$6.43 million) at a floating interest rate of 20% premium to the base rate published by the People’s Bank of China for loans of the same tenure and same loan grade per annum (the “Loan”). The loan was given as part of a project financing for the construction of production facility and the development of our fertilizer business. Pursuant to the Loan Agreement, Zongbao was obligated to make repayments based on the following schedule:

●	RMB 2 million on August 25, 2016,

●	RMB 3 million on February 25, 2017,

●	RMB 5 million on August 25, 2017,

●	RMB 5 million on February 25, 2018,

●	RMB 8 million on August 25, 2018,

●	RMB 10 million on February 25, 2019,

●	RMB 12 million on September 25, 2019.

Zongbao repaid the loan as scheduled through September 30, 2017 (total RMB 10 Million). However, a local government policy was later implemented in the Industrial Park where the Company’s then newly-built facility is located. Because the Industrial Park shifted its focus to concentrate on businesses relating to food production, machinery and renewable energy, Company’s organic fertilizer business was not permitted. It is very common for China and large cities such as Shanghai to implement such sudden policy change to promote the development of industrial park characteristics. Because of this regulatory change and Company’s inability to satisfy the use of proceeds based on the new policy, Agricultural Bank of China initiated on the “default” of the Loan Agreement and commenced legal action against Zongbao and its guarantors on January 18, 2018 to demand early repayment of the remaining RMB 35 Million. In addition, as a condition of the loan, if the borrower fails to repay the principal of the loan within the time limit specified in the contract, the interest on the overdue loan will rise by 50%. If the borrower’s default causes the creditor to resort to litigation and other methods to realize the creditor’s rights, the lender’s attorney fees, travel expenses, and other enforcement fees shall be borne by the borrower.

The land and production facility of Zongbao was collateralized to secure the loan. In addition, the Loan Agreement was guaranteed personally by Mr. Lirong Wang (as the legal representative) and affiliated entities, Shanghai Muliang Industrial Co., Ltd., and Weihai Fukang Biological Fertilizer Co., Ltd. (“Weihai Fukang”). It is a common practice in China for the banks to demand a personal guarantee for these types of financing. See Note 16 for further information.

As of December 31, 2020, the amount of $281,112 represents the long-term loan owed to Ms. Hui Song. The amount owed to Ms. Hui Song is non-interest bearing, unsecured, and due after December 31, 2020.

Long-term loan and current portion of long-term loan consisted of the following:

	December 31,	December 31,
	2020	2019
Loan payable to Agricultural Bank of China, annual interest rate ranges from 6% to 7.2%	$4,571,452	$4,294,707
Loan payable to Rushan City Rural Credit Union, annual interest 8.7875%, due by July 18, 2022.	1,144,363	1,079,152
Long-term loans and interest payable to individuals and entities without interest	281,112	1,855,294
	5,996,927	7,229,153
Less: Current portion of long-term loans payable	4,571,452	5,373,859
Total, net	$1,425,475	$1,855,294

As of December 31, 2020, the Company’s future loan obligations according to the terms of the loan agreement are as follows:

Year 1	$4,571,452
Year 2	1,425,475
Total	$5,996,927

The Company recognized interest expenses of $700,030 and $452,470 for the years ended December 31, 2020 and 2019, respectively.

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – STOCKHOLDERS EQUITY

Authorized Stock

The Company has authorized 500,000,000 common shares with a par value of $0.0001 per share. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

On April 5, 2019, the Company filed a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada to reflect the creation of Blank Check Preferred Stock. As a result, the capital stock of the Company consisted of 500,000,000 shares of common stock, $0.0001 par value, and 100,000,000 shares of blank check preferred stock after the filling.

On October 30, 2019, 30,000,000 shares were designated to be Series A Preferred Stock out of the 100,000,000 shares of blank check preferred stock.

Common Share Issuances

On June 29, 2018, the outstanding amount $326,348 due to Mr. Wang, CEO and Chairman of the Company, were converted into 43,200 shares of Common Shares at $ 7.55 per share.

On June 29, 2018 the Company issued 298,518 common shares of the Company at $7.55 for proceeds of $2,255,111 to Mr. Wang, CEO and Chairman of the Company.

On April 4, 2019, the Company’s Board of Directors and majority shareholder approved a 5 to 1 reverse stock split of all of the issued and outstanding shares of the Company’s common stock (the “Reverse Stock Split”). No fractional shares of Common Stock will be issued as a result of the reverse stock split. The Stock Split does not affect the par value or the number of authorized shares of common stock of the Company.

On April 16, 2019, the Company filed a Certificate of Change to our Articles of Incorporation with the Secretary of State of the State of Nevada to reflect the Reverse stock Split. The reverse stock split took effect on May 7, 2019 The common shares outstanding have been retroactively restated to reflect the reverse stock split.

On October 10, 2019 and November 1, 2019, the Company issued a total of 19,000,000 shares of Series A Preferred Stock to Mr. Wang, the CEO and Chairman of the Company, in exchange for 19,000,000 shares of common stock beneficially owned by him. Following the transaction, 19,000,000 shares of common stock were cancelled and returned to treasury.

On June 19, 2020, Muliang Viagoo Technology Inc. entered into a Share Exchange Agreement with Viagoo Pte Ltd. (“Viagoo”) and all the shareholders of Viagoo for the acquisition of 100% equity interest of Viagoo.

Pursuant to the Share Exchange Agreement, Muliang shall purchase from Viagoo Shareholders all of Viagoo Shareholder’s right, title and interest in and to the Viagoo’s capital stock. The aggregate purchase price for the Shares was US$2,830,800, paid in 1,011,000 shares of the Company’s restricted common stock, valued at $2.80 per share.

On June 28, 2020, the Company issued 50,000 of restricted common stock as the compensation for Shaw Cheng “David” Chong, the new Chief Financial Officer of the Company.

On December 29, 2020, the Company issued 100,000 of restricted common stock to two investors for US$280,000 valued at $2.80 per share.

As of the date of this report, there were 38,502,954 shares of common stock outstanding.

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – STOCKHOLDERS EQUITY (CONTINUED)

Blank Check Preferred Stock

On April 4, 2019, the Company’s Board of Directors and majority shareholder approved creation of one hundred million (100,000,000) shares of Blank Check Preferred Stock, $0.0001 par value. To the fullest extent permitted by the laws of the State of Nevada, as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of preferred stock of the Company. The Company may issue the shares of stock for such consideration as may be fixed by the Board of Directors.

On April 5, 2019, the Company filed a Certificate of Amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada to authorize the creation of Blank Check Preferred Stock.

On October 30, 2019, 30,000,000 shares were designated to be Series A Preferred Stock out of the 100,000,000 shares of blank check preferred stock.

Series A Preferred Stock

On October 30, 2019, the Company’s Board of Directors and majority shareholder approved to designate 30,000,000 shares as Series A Preferred Stock out of the 100,000,000 shares of blank check preferred stock, which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be set forth in the discussion below under the “Series A Preferred Stock”. A certificate of designation for the Series A Preferred Stock was filed with the Secretary of the State of the State of Nevada on October 30, 2019.

The holders of Series A Preferred Stock shall not be entitled to receive dividends of any kind.

The Series A Preferred Stock shall not be subject to conversion into Common Stock or other equity authorized to be issued by the Corporation.

The holders of the issued and outstanding shares of Series A Preferred Stock shall have voting rights equal to ten (10) shares of Common Stock for each share of Series A Preferred Stock.

On November 1, 2019, the Company issued a total of 19,000,000 shares of Series A Preferred Stock to Mr. Wang, the CEO and Chairman of the Company, in exchange for 19,000,000 shares of common stock beneficially owned by him. Following the transaction, 19,000,000 shares of common stock were cancelled and returned to treasury.

As of the filling date, there were 19,000,000 shares of Series A Preferred Stock issued outstanding.

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – RELATED PARTY TRANSACTIONS

*Due from related parties

The due from related parties balance of $1,155,429 represents the receivable from Mr. Lirong Wang, the CEO and Chairman of the Company, which includes payable balance of $445,661 and receivable balance of $1,601,090.

The payable balance of $445,661 represents the amount paid to the Company by Mr. Lirong Wang. For the year ended December 31, 2020, the Company borrowed $2,748,129 from Mr. Lirong Wang, and repaid $3,164,170.

The receivable balance of $1,601,090 related to the sold land use right and fixed assets for the repayment of debts to Agricultural Bank of China. The Company has not received the repayment amount as of December 31, 2020, and recorded as receivable from Mr. Lirong Wang.

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – RELATED PARTY TRANSACTIONS (CONTINUED)

*Due to related parties

Outstanding balance due to Ms. Xueying Sheng and Mr. Guohua Lin below are advances to the Company as working capital. These advances are due on demand, non-interest bearing, and unsecured, unless further disclosed.

	December 31,	December 31,
	2020	2019	Relationship
Mr. Lirong Wang	-	861,702	The CEO and Chairman / Actual controlling person
Ms. Xueying Sheng	97,587	73,474	Controller/Accounting Manager of the Company
Mr. Guohua Lin	55,783	74,149	Senior management / One of the Company’s shareholders
Total	153,370	1,009,325

For the year ended December 31, 2019, the Company borrowed $3,950,414 from Mr. Lirong Wang, and repaid $4,272,035.

For the year ended December 31, 2020, the Company borrowed $53,694 from Mr. Guohua Lin, and repaid $29,581.  For the year ended December 31, 2019, the Company borrowed $237,041 from Mr. Guohua Lin, and repaid $165,455.

For the year ended December 31, 2020, the Company borrowed $71,158 from Ms. Xueying Sheng and repaid $89,524. For the year ended December 31, 2019, the Company borrowed $49,070 from Ms. Xueying Sheng and repaid $115,316.

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – CONCENTRATIONS

Customers Concentrations

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s revenues for the years ended December 31, 2020 and 2019.

	For the year ended
	December 31,
Customer	2020		2019
	Amount	%	Amount	%
Guangzhou Lvxing Organic Agricultural Products Co., Ltd	4,053,136	38%	3,026,072	23%
Huizhou Siji Green Agricultural Products Co., Ltd	N/A	N/A	2,297,573	18%
Guangzhou Xianshangge Trading Co., Ltd	4,255,503	40%	N/A	N/A

Suppliers Concentrations

The following table sets forth information as to each supplier that accounted for 10% or more of the Company’s purchase for the years ended December 31, 2020 and 2019.

	For the year ended
	December 31,
Suppliers	2020		2019
	Amount	%	Amount	%
A	2,618,036	35%	3,357,250	54%
B	N/A	N/A	1,649,276	26%
C	N/A	N/A	616,587	10%
D	725,566	10%	N/A	N/A

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – CONCENTRATIONS (CONTINUED)

Credit Risks

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. Substantially all of the Company’s cash is maintained with state-owned banks within the PRC, and none of these deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. A significant portion of the Company’s sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk. At December 31, 2020 and 2019, the Company’s cash balances by geographic area were as follows:

	December 31,			December 31,
	2020			2019
United States	$			$-	0%
China		340,381	98%	103,868	100%
Singapore		8,453	2%
Total cash and cash equivalents		$348,834	100%	$103,868	100%

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – INCOME TAXES

United States

Muliang Viagoo is established in the State of Nevada in the United States and is subject to Nevada State and US Federal tax laws. Muliang Viagoo has approximately $102,000 of unused net operating losses (“NOLs”) available for carrying forward to future years for U.S. federal income tax reporting purposes. The benefit from the carry forward of such NOLs will begin expiring during the year ended December 31, 2034. Because United States tax laws limit the time during which NOL carry forwards may be applied against future taxable income, the Company may be unable to take full advantage of its NOLs for federal income tax purposes should the Company generate taxable income. Further, the benefit from utilization of NOL carry forwards could be subject to limitations due to material ownership changes that could occur in the Company as it continues to raise additional capital. Based on such limitations, the Company has significant NOLs for which realization of tax benefits is uncertain.

On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (the “Act”) resulting in significant modifications to existing law. The Company has considered the accounting impact of the effects of the Act during the year ended December 31, 2018 including a reduction in the corporate tax rate from 34% to 21% among other changes.

Hong Kong

Muliang HK is established in Hong Kong and its income is subject to a 16.5% profit tax rate for income sourced within the Special Administrative Region. For the years ended December 31, 2020 and 2019, Muliang HK did not earn any income derived in Hong Kong, and therefore was not subject to Hong Kong Profits Tax.

Singapore

Viagoo is incorporated in Singapore where tax is levied on profits at rate of 17.0%. Singapore uses a territorial tax system. Post-tax profit distributions (i.e. dividends) to shareholders are tax-free. Singapore does not tax on capital gains.

China, PRC

Shanghai Mufeng and its subsidiaries Muliang Industry, Zongbao, Zongbao Cangzhou, Muliang Sales, Fukang, Agritech Development, Zhonglian, Heilongjiang and Yunnan Muliang are established in China and its income is subject to income tax rate of 25%.

The reconciliation of effective income tax rate as follows:

	For the Years Ended
	December 31,	December 31,
	2020	2019
US Statutory income tax rate	21.00%	21.00%
PRC income tax adjustment	4.00%	4.00%
Valuation allowance	(73.38)%	0.00%
Effect of expenses not deductible for tax purpose	0.00%	0.00%
Effect of income tax exemptions and reliefs	0.00%	0.00%
Others	(19.14)%	(6.35%
Total	(67.53)%	18.65%

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – INCOME TAXES (CONTINUED)

The provision for income taxes consists of the following:

	For the Years Ended December 31,
	2020	2019
Current	$34,253	$72,082
Deferred	(429,232)	433,374
Total	$(394,979)	$505,456

Accounting for Uncertainty in Income Taxes

The tax authority of the PRC government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises complete their relevant tax filings. Therefore, the Company’s PRC entities’ tax filings results are subject to change. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s PRC entities’ tax filings, which may lead to additional tax liabilities.

ASC 740 requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. The management evaluated the Company’s tax positions and concluded that no provision for uncertainty in income taxes was necessary as of December 31, 2020 and 2019.

MULIANG VIAGOO TECHNOLOGY INC. AND SUBSIDIARIES

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – BUSINESS SEGMENTS

The revenues and cost of goods sold from operation consist of the following:

	Revenues		Cost of Sales
	For the Years Ended		For the Years Ended
	December 31,	December 31,	December 31,	December 31,
	2020	2019	2020	2019
Fertilizer	$10,548,324	$12,178,231	$5,994,087	$6,742,300
Logistic	378,853	-	133,905	-
Agricultural products (food) sales	81,355	704,019	120,765	803,880
Total	$11,008,532	$12,882,250	$6,248,757	$7,546,180

NOTE 15 – COMMITMENTS AND CONTINGENCIES

Shanghai Aoke Chemicals Co., Ltd., an entity commonly controlled by the Company’s CEO, Mr. Lirong Wang, (“Shanghai Aoke”) placed with Shanghai Nai Sheng Kalan Industrial Co., Ltd. (“Shanghai Nai Sheng”) an equipment procurement order of RMB 25 million (approximately US$3.84M) in 2013. Due to a product defect issue at the fault of Shanghai Nai Sheng, Shanghai Aoke suspended payments to Shanghai Nai Sheng, and RMB 2.94 million remains to be paid to Shanghai Nai Sheng as of September 2017, guaranteed by Shanghai Zongbao, a subsidiary of the Company. In August 2020, Shanghai Nai Sheng commenced a legal proceeding against Shanghai Aoke in the Jinshan District People’s Court for the payment of the balance of the purchase order, concurrently enjoining Zongbao as the guarantor. When Shanghai Nai Sheng eventually brought the legal action against Shanghai Aoke, the total amount owed had been reduced from RMB 2.94 million to RMB 1.21 Million (approximately US$184,000) based on payments made between September 2017 and August 2020. The reduced figure was confirmed by all parties in a court mediation on December 3, 2020, and a settlement was reached pursuant to which all amounts due shall be paid by June 30, 2021. As of the date this report is available for issue, the balance remained to be payable, for which Shanghai Zongbao is a guarantor, amounts to $184,599.

NOTE 16 – SUBSEQUENT EVENTS

As our factory area in Jinshan District, Shanghai City is too close to the urban area to produce straw organic fertilizer, some factory buildings, office buildings and spare land in Jinshan District, Shanghai City, have been leased to third parties. We expect to sell our industrial land and office space in Shanghai through an administratively organized private sale by the end of the fiscal year ended December 31, 2020. Through the sale, we expect to clear all liens and legal claims attached to our subsidiary Zongbao and improve our cash position.

Currently, we have two civil proceedings, including: (1) default over a loan agreement between Shanghai Zongbao and Agricultural Bank of China Jinshan Sub-branch, the judgment for which has become effective since January 14th, 2019; and (2) default over a construction contract between Shanghai Zongbao and Shanghai Zhongta Construction and Engineering Co., Ltd., as to which both parties reached a mediation agreement through the mediation procedure held by the court. The cause for both cases is that the established project of organic fertilizer production could not be continued due to the change of business focus of the industrial park in which the company is located to food, machinery and new energy industries. This caused defaults with both aforementioned parties. The relevant land and production building were mortgaged under to Agricultural Bank of China, and Shanghai Zongbao and Shanghai Zhongta Construction and Engineering Co., Ltd ., with the understanding that the value of the assets will be sufficient to cover the debts under these two cases. We expect the outstanding defaults will be satisfied by a disposition of the mortgaged asset. Both the Agriculture Bank of China (“ABC”) and Shanghai Zongbao agreed to allow Shanghai Jinshan People’s Court to list the asset on Taobao’s online auction platform for sale. On August 5, 2020, the sale price achieved after competitive biddings was RMB74,515,000 (approximately $10.8 million). The net proceedings from this auction after deducting administrative costs and tax is approximately RMB69,554,095 (approximately $10.6 million). This amount has been included under other receivable as of December 31, 2020. Subsequently, we have entered into a settlement agreement with ABC for the settlement of the remaining loan balance in the amount of RMB29,900,000 (approximately $4.3 million). We plan to repay ABC and the amount owed to the contractor (RMB24,800,000) with the sales proceeds and expect to receive the remaining balance of RMB19,815,000 (approximately $3 million).

The assets are undergoing a court-arranged sale since August 2020. While the transaction has yet to complete due to COVID-caused court backlog, the court provided a distribution plan of sale proceeds to all involved parties on March 15, 2021. The buyer’s full purchase amount has been escrowed with the court since August 2020. The court has indicated to the Company that it is expected to complete the sale by April 2021, subject to administrative clearance from various departments within the court.

The assets are expected to be sold to Yigang (Shanghai) Technology Development Co., Ltd. (“Yigang”). The Company had no prior relationship with Yigang. Yigang was the highest bidder in the court sale.

The Company has evaluated subsequent events that have occurred after the balance sheet date but before the financial statements are issued. Based on this evaluation, the Company concluded that subsequent to December 31, 2020 but prior to April 15, 2021, the date the financial statements were available to be issued, there was no subsequent event that would require disclosure to or adjustment to the financial statements other than the ones disclosed above.

11,500,000 Shares of Common Stock

Muliang Viagoo Technology, Inc.

PROSPECTUS

           , 2021

Through and including              , 2021 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below is an itemization of the total expenses, excluding underwriter’ discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$8,000
Nasdaq Listing Fee	$50,000
FINRA	$4,000
Legal Fees and Expenses	$150,000
Accounting Fees and Expenses	$200,000
Printing and Engraving Expenses	$30,000
Miscellaneous Expenses	$10,000
Total	$577,000

All amounts are estimates other than the SEC’s registration fee. We are paying all expenses of the offering listed above.

Item 14. Indemnification of Directors and Officers.

To the fullest extent permitted by the laws of the State of Nevada, our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his/her position, if he/she acted in good faith and in a manner he/she reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he/she is to be indemnified, we must indemnify him/her against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

For the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S promulgated under the Securities Act regarding sales by an issuer in offshore transactions, Regulation D under the Securities Act, Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

We completed a 5-for-1 reverse stock split on May 7, 2019. All share and per share information in this Item 15 has been adjusted to reflect this reverse stock split.

On June 29, 2018, the outstanding amount $326,348 due to Mr. Wang, CEO and Chairman of the Company, were converted into 43,200 shares of common stock at $7.55 per share. The transaction was not registered under the Securities Act in reliance on an exemption from registration set forth in Section 4(2) of the Securities Act promulgated thereunder.

On June 29, 2018, the Company issued 298,518 shares of common stock of the Company at $7.55 per share, to Mr. Wang, CEO and Chairman of the Company, for aggregate proceeds of $2,255,111. The transaction was not registered under the Securities Act in reliance on an exemption from registration set forth in Section 4(2) of the Securities Act promulgated thereunder.

On October 10, 2019 and November 11, 2019, the Company issued 19,000,000 shares of Series A Preferred Stock to Mr. Wang, the CEO and Chairman of the Company, in exchange for 19,000,000 shares of common stock beneficially owned by him. Following the transaction, 19,000,000 shares of common stock were cancelled and returned to treasury.

On June 19, 2020, Muliang Agritech Inc. entered into a Share Exchange Agreement with Viagoo Pte Ltd. (“Viagoo”) and all the shareholders of Viagoo for the acquisition of 100% equity interest of Viagoo. The transaction was not registered under the Securities Act in reliance on an exemption from registration set forth in Section 4(2) of the Securities Act promulgated thereunder.

Pursuant to the Share Exchange Agreement, Muliang shall purchase from Viagoo Shareholders all of Viagoo Shareholder’s right, title and interest in and to the Viagoo’s capital stock. The aggregate purchase price for the Shares shall be US$2,830,800, payable in 1,011,000 shares of the Company’s restricted common stock, valued at $2.80 per share.

On June 28, 2020, the Company issued 50,000 of restricted common stock as the compensation for Shaw Cheng “David” Chong, the new Chief Financial Officer of the Company. The transaction was not registered under the Securities Act in reliance on an exemption from registration set forth in Section 4(2) of the Securities Act promulgated thereunder.

On December 29, 2020, we sold through a Regulation S offering a total of 100,000 shares of common stock to two non-U.S. investors, at a price of $2.80 per share for an aggregate purchase price of $280,000. The transaction was not registered under the Securities Act in reliance on an exemption from registration set forth in Regulation S promulgated hereunder as a transaction by the Company not involving any public offering. The securities were sold in an offshore transaction by a foreign issuer, to foreign investors, not using any directed selling efforts in the United States. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

On February 16, 2021, we sold to a non-U.S. investor a $14,960 convertible note that may be converted into 5,342 shares of our common stock at a price of $2.80 per share. In conjunction with the convertible note, we issued to the investor 1,336 warrants that can be exercised for three years to our common stock at an exercise price of $4.80. The transaction was not registered under the Securities Act in reliance on an exemption from registration set forth in Regulation S promulgated hereunder as a transaction by the Company not involving any public offering. The securities were sold in an offshore transaction by a foreign issuer, to foreign investors, not using any directed selling efforts in the United States. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

On May 20, 2021, we sold to a non-U.S. investor a $231,839 (or RMB 1,5000,000) convertible note that may be converted into 68,188 shares of our common stock at a price of $3.40 per share. In conjunction with the convertible note, we issued to the investor 17,047 warrants that can be exercised for three years to our common stock at an exercise price of $4.80. The transaction was not registered under the Securities Act in reliance on an exemption from registration set forth in Regulation S promulgated hereunder as a transaction by the Company not involving any public offering. The securities were sold in an offshore transaction by a foreign issuer, to foreign investors, not using any directed selling efforts in the United States. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

On June 24, 2021, we sold to a non-U.S. investor a $204,000 (or SGD 271,320) convertible note that may be converted into 60,000 shares of our common stock at a price of $3.40 per share. In conjunction with the convertible note, we issued to the investor 15,000 warrants that can be exercised for three years to our common stock at an exercise price of $4.80. The transaction was not registered under the Securities Act in reliance on an exemption from registration set forth in Regulation S promulgated hereunder as a transaction by the Company not involving any public offering. The securities were sold in an offshore transaction by a foreign issuer, to foreign investors, not using any directed selling efforts in the United States. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

Item 16. Exhibits.

Exhibit Number	Description
1.1†	Underwriting Agreement
3.1 (1)	Certificate of Incorporation
3.2 (2)	Certificate of Amendment filed with the Secretary of the State of Nevada on April 5, 2019
3.3 (2)	Certificate of Change filed with the Secretary of the State of Nevada on April 16, 2019
3.3 (3)	Certificate of Designation filed with the Secretary of the State of Nevada on October 30, 2019
3.4 (4)	Certificate of Amendment filed with the Secretary of the State of Nevada on June 26, 2020
3.5 (1)	Bylaws
4.1†	Specimen Common Stock Certificate
4.2†	Form of Warrant (included in the Exhibit 1.1 Underwriting Agreement)
5.1†	Opinion of Ortoli Rosenstadt LLP, as to the validity of the common stock
8.1†	Opinion of Gaopeng & Partners PRC Lawyers regarding certain PRC tax matters (included in Exhibit 99.4)
10.1 (3)	Exchange Agreement, dated October 10, 2019
10.2 (3)	Amended and Restated Preferred Stock Exchange Agreement, dated November 11, 2019
10.3 (5)	Director Offer Letter between the Company and Vick Bathija dated March 19, 2020
10.4 (5)	Director Offer Letter between the Company and Scott Silverman dated March 19, 2020
10.5 (5)	Director Offer Letter between the Company and Guofu Zhang dated March 19, 2020
10.6 (7)	Share Exchange Agreement between the Company and Viagoo Pte Ltd. dated June 19, 2020
10.7 (7)	Earnout Agreement among the Company, Viagoo Pte Ltd. and Shareholders of Viagoo Pte Ltd. dated June 19, 2020
10.8 (7)	Employment Agreement between the Company and David Chong Shaw Cheng dated June 19, 2020
10.9†	Employment Agreement between the Company and Lirong Wang dated September 25, 2020
14.1 (5)	Code of Business Conduct and Ethics of the Company
21.1 (6)	List of Subsidiaries
23.1†	Consent of WWC, PC
23.2†	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.1).
23.3†	Consent of Gaopeng & Partners PRC Lawyers (included in Exhibit 99.4)
99.1 (5)	Audit Committee Charter
99.2 (5)	Compensation Committee Charter
99.3 (5)	Nominating Committee Charter
99.4†	Opinion of Gaopeng & Partners PRC Lawyers, regarding certain PRC law matters and the validity of the VIE Agreements

(1)	Incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on January 5, 2015.
(2)	Incorporated by reference to the Annual Report on Form 8-K filed with the SEC on May 10, 2019.
(3)	Incorporated by reference to the Quarterly Report on Form 10-Q filed with the SEC on November 14, 2019.
(4)	Incorporated by reference to the Current Report on Form 8-K filed with the SEC on July 7, 2020.
(5)	Incorporated by reference to the Current Report on Form 8-K filed with the SEC on March 27, 2020.
(6)	Incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on December 9, 2020.
(7)	Incorporated by reference to the Current Report on Form 8-K filed with the SEC on June 25, 2020.
†	Filed herewith.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)	The undersigned Registrant hereby undertakes:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shanghai, China on July 1, 2021.

Muliang Viagoo Technology, Inc.

By:	/s/ LirongWang
LirongWang
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Shaw Cheng “David” Chong
Shaw Cheng “David” Chong
Chief Financial Officer
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date
/s/ Lirong Wang	Chairman of the Board & Chief Executive Officer	July 1, 2021
Lirong Wang	(Principal Executive Officer)

	Title	Date
/s/ Shaw Cheng “David” Chong	Chief Financial Officer	July 1, 2021
Shaw Cheng “David” Chong	(Principal Accounting Officer)

	Title	Date
/s/ Nunissait Tjandra	Director	July 1, 2021
Nunissait Tjandra